Exhibit 10.11

188 SPEAR STREET

SAN FRANCISCO, CALIFORNIA

OFFICE LEASE

188 SPEAR STREET LLC,

a Delaware limited liability company,

Landlord

and

NEW RELIC, INC.,

a Delaware corporation,

Tenant

DATED AS OF: July 13, 2012

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44.	No Offer	35
45.	Real Estate Brokers	36
46.	Consents and Approvals	36
47.	Reserved Rights	36
48.	Financial Statements	36
49.	Deleted	37
50.	Nondisclosure of Lease Terms	37
51.	Hazardous Substance Disclosure	37
52.	Signage Rights; Directories	37
53.	Parking	38
54,	Transportation Management	39
55.	Renovation of the Real Property and Other Improvements	39
56.	Quiet Enjoyment	39
57.	No Discrimination	39
58.	Right of First Offer	39
59.	Renewal Option	41
60.	Roof-Deck Access	43
61.	Condition Precedent	43

EXHIBITS:

A - Outline of Premises

B - Rules and Regulations

C - Form of Commencement Date Letter

D - Form of Letter of Credit

E — Roof Access Corridor

F — Form of Stock Warrant

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LEASE

THIS LEASE is made as of the 13th day of July, 2012, between 188 SPEAR STREET LLC, a Delaware limited liability company (“Landlord”), and NEW RELIC, INC., a Delaware corporation (“Tenant”).

1. Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, on the terms and conditions set forth herein, the space outlined on the attached Exhibit A (the “Premises”). The Premises are located on the floor(s) specified in Paragraph 2 below of the building (the “Building”) located at 188 Spear Street, San Francisco, California. The Building, its garage, the parcel(s) of land (the “Land”) on which the Building and garage are located and the other improvements on the Land (including the walkways and landscaping) are referred to herein as the “Real Property.”

Tenant’s lease of the Premises shall include the right to use, in common with others and subject to the other provisions of this Lease, the public lobbies, entrances, stairs, elevators and other public portions of the Building, as well as the common areas of the other portions of the Real Property that are pertinent to Tenant’s occupancy and use of the Premises. Tenant shall comply with all recorded covenants, conditions and restrictions currently or hereinafter affecting the Real Property and agrees that this Lease shall be subject and subordinate thereto. All of the windows and outside walls of the Premises and any space in the Premises used for shafts, stacks, pipes, conduits. ducts, electrical equipment or other utilities or Building facilities are reserved solely to Landlord and Landlord shall have rights of access through the Premises for the purpose of operating, maintaining and repairing the same.

2. Certain Basic Lease Terms. As used herein, the following terms shall have the meaning specified below:

a.	Floor(s) on which the Premises are located: All of the rentable area on the 10th, 11th and 12th floors of the Building. The Premises are designated as Suites 1000, 1100 and 1200, respectively. For all purposes of this Lease, Landlord and Tenant agree that the Premises shall be deemed to contain the rentable square footage set forth below:

Floor	Suite Number		Rentable Square Footage
10th	1000		18,363
11th	1100		18,363
12th	1200		18,174

		Total RSF:	54,900

b.	Lease term: Approximately seven (7) years and six (6) months, commencing on the date Landlord delivers the Premises to Tenant in Delivery Condition (as defined in Paragraph 4.a. below)(the “Commencement Date”), and ending on the last day of the eighty-fourth (84th) full calendar month following the Rent Commencement Date (as defined below) (the “Expiration Date”).

c.	Monthly Rent: The respective sums set forth below:

Period	Monthly Rent
First Rent Year	$173.550.75	***	(36,537 RSF only)
Second Rent Year	$268,598.25		(54,900 RSF)
Third Rent Year	$276,650.25		“ “
Fourth Rent Year	$284,976.75		“ “
Fifth Rent Year	$293,486.25		“ “
Sixth Rent Year	$302,316.00		“ “
Seventh Rent Year	$311,374.50		“ “

The “First Rent Year” is the period commencing on the Rent Commencement Date and ending on the last day of the twelfth (12th) full calendar month thereafter. Each period of twelve (12) calendar months thereafter shall constitute a “Rent Year.” The “Rent Commencement Date” is the earlier of (i) the date six (6) months following the Commencement Date and (ii) the date on which Tenant commences business in any portion of the Premises.

***	Notwithstanding anything to the contrary above, Tenant’s Monthly Rent is fully abated during the first two (2) months of the First Rent Year.

Further, notwithstanding anything to the contrary set forth above, if the Initial Alterations (as defined in Paragraph 4.c.i. below) are not Substantially Completed (as defined in Paragraph 4.c.iii. below) on or before the Rent Commencement Date solely due to Force Majeure (as defined in Paragraph 3.b. below) and/or Landlord Delay(s) (as defined in Paragraph 4.e. below), then the Rent Commencement Date shall be extended by the length in the delay in Substantial Completion that resulted from such Force Majeure and/or Landlord Delay(s); provided, however, that the extension of the Rent Commencement Date on account of Force Majeure shall not exceed a total of four (4) months.

d.	Security: Letter of Credit in the initial amount of Three Million Eight Hundred Thousand Dollars ($3,800,000.00), subject to increases and decreases in accordance with Paragraph 6 below.

e.	Tenant’s Share: 26.69%, which percentage is calculated by dividing the 54,900 rentable square feet of the Premises by the 205.688 rentable square feet of the Building.

f.	Base Year: The calendar year 2013. Base Tax Year: The fiscal tax year ending June 30. 2013.

g.	Initially contemplated use of Premises: Computer software. The permitted uses of the Premises are set forth in Paragraph 8.a. below.

h.	Real estate broker(s): Shorenstein Management, Inc. and Cresa.

3. Term; Delivery of Possession of Premises.

a. Term. The term of this Lease shall commence on the Commencement Date (as defined in Paragraph 2.b.) and, unless sooner terminated pursuant to the terms hereof or at law, shall expire on the Expiration Date (as defined in Paragraph 2.b.). Upon either party’s request, Landlord and Tenant shall execute a letter in substantially the form of Exhibit C attached hereto confirming the Commencement Date, Rent Commencement Date and the Expiration Date.

b. Delivery of Possession. Landlord shall deliver the Premises to Tenant in Delivery Condition (as defined in Paragraph 4.a. below). The date that Landlord delivers the Premises to Tenant in Delivery Condition is, as provided in Paragraph 2.b. above, the Commencement Date and such date is also sometimes referred to in this Lease as the “Delivery Date.” The parties presently estimate that the Delivery Date will be on or about August 1, 2012. Notwithstanding the foregoing, except as otherwise expressly provided below, in the event of any delay in the delivery of the Premises to Tenant in Delivery Condition due to Force Majeure (as defined below) or other causes, this Lease shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom, but Landlord shall continue to use commercially reasonable efforts to deliver the Premises to Tenant in Delivery Condition as soon as reasonably possible after August 1, 2012. Further. notwithstanding the foregoing, if Landlord has not delivered the Premises to Tenant in Delivery Condition on or before October 1, 2012 (the “Termination Trigger Date”)(which Termination Trigger Date shall be extended by the length of any delay in the delivery of possession of the Premises to Tenant in Delivery Condition that results from a delay caused by Tenant or Force Majeure; provided that extensions of the Termination Trigger Date on account of Force Majeure shall not exceed a. total of three (3) months), Tenant, as Tenant’s sole remedy, may notify Landlord in writing that Tenant elects to terminate this Lease effective as of the date thirty (30) days following the date of such written notice, and, if Landlord does not deliver possession of the Premises to Tenant in Delivery Condition on or before the end of’ such thirty (30) day period, this Lease shall terminate.

The term “Force Majeure” as used hereinafter in this Lease as a single term shall mean strikes, lockout, labor disputes, shortages of material or labor, fire or other casualty, acts of God or any other cause beyond the commercially reasonable control of the party whose performance under this Lease is hindered by the Force Majeure event, but shall in no event include inability to perform due to economic reasons.

4. Premises “As Is”.

a. Premises As-Is. Landlord shall deliver the Premises to Tenant in broom-clean condition, with Landlord’s Work (as described in Paragraph 4.b. below) Substantially Completed (as hereinafter defined) and otherwise in its “as is” state and condition (such condition being referred to in this Lease as “Delivery Condition”).

Landlord’s Work shall be deemed “Substantially Completed” when Landlord’s Work has been completed, subject only to the correction or completion of “Landlord Punch List” items, which items shall be limited to minor items of incomplete or defective work or materials or mechanical maladjustments that are of such a nature that the tack of completion does not materially interfere with or impair Tenant’s ability to commence and complete the Initial Alterations and, upon Substantial Completion of the Initial Alterations, to obtain a certificate of occupancy or equivalent. Promptly following Landlord’s written notice to Tenant that Landlord’s Work has been Substantially Completed, Landlord and Tenant (and/or their representatives) shall conduct a walk-through of the entire Premises to determine whether Landlord’s Work has been Substantially Completed and shall agree upon the list of Landlord Punch List items (if any). If Substantial Completion has not occurred, Landlord shall cause the remaining work to be completed as soon as commercially reasonably possible. Landlord shall cause the Landlord Punch List items to be completed or corrected within thirty (30) days following completion of the Punch List, or as soon as reasonably possible thereafter.

b. Landlord’s Work. Landlord shall, at Landlord’s sole cost and without application of the Alterations Allowance or Additional Allowance (as defined in Paragraphs 4.d.i. and ii. below, respectively), cause the following work to be completed or in place (“Landlord’s Work”):

1.	The main HVAC loop shall be installed on each floor and ready for distribution. (HVAC distribution within the Premises shall be performed by Tenant as a part of the Initial Alterations, at Tenant’s expense, although the Alterations Allowance and Additional Allowance may be applied to such costs.)

2.	The fire sprinkler main loop shall be installed on each floor in compliance with core and shell code requirements.

3.	Provide a California Title 24 compliant path of travel to and from each floor of the Premises at the time of delivery.

4.	Electrical panels installed on each floor shall have a minimum supply of (i) 4 watts per square foot for connected load and (i) I watt per square foot for Building standard lighting, per California Title 24.

5.	All floors of the Premises will have new Building standard restrooms that meet the California Title 24 requirements at the time of delivery.

6.	Condenser water loop stubbed to each floor for supplemental HVAC.

In addition to the above, following Substantial Completion of the Initial Alterations, Landlord shall, at Landlord’s cost and without application of the Alterations Allowance or Additional Allowance, install Building standard window coverings throughout the Premises. Paragraph 10.b. below sets forth Landlord’s maintenance obligations during the Lease term (as the same may be extended) with regard to the Base Building and Building Systems (as those terms are defined in such Paragraph 10.b.).

c. Initial Alterations; Plans.

i. Initial Alterations. Promptly following the Delivery Date (as defined in Paragraph 3.b. above), Tenant shall commence construction of the alterations and improvements Tenant desires to make in the Premises prior to Tenant’s initial occupancy (the “Initial Alterations”). The construction of the Initial Alterations shall be governed by Paragraph 9 below, except that, with regard to the Initial Alterations only, the Alteration Operations Fee provided for in Paragraph 9.a. below shall be a fixed amount of Fifty Four Thousand Nine Hundred Dollars ($54,900.00), which amount shall also constitute payment for access, elevator usage during Business Hours, use of loading docks during Business Hours and utilities for the construction of the Initial Alterations. The general contractor selected by Tenant to construct the Initial Alterations, and reasonably approved by Landlord pursuant to Paragraph 9.a. below, is referred to hereinafter as “Tenant’s Contractor.”

In no event shall Tenant or Tenant’s Contractor be given access to the Premises for commencement of construction of the Initial Alterations until the plans therefor have been approved by Landlord and Tenant pursuant to the terms hereof, and Tenant has delivered to Landlord the insurance certificates required by Landlord in connection with the work and required under Paragraph 15 below. If Landlord is prepared to deliver the Premises to Tenant in Delivery Condition, but Tenant is not given access to the Premises for the purposes of constructing the Initial Alterations because the conditions of the immediately preceding sentence have not been satisfied, then for purposes of Paragraphs 2.b. and 3.b. above, Landlord shall be deemed to have delivered the Premises to Tenant in Delivery Condition on the date that Landlord was prepared to so deliver the Premises to Tenant, notwithstanding the fact that Tenant and Tenant’s Contractor are not permitted to commence construction until the aforementioned conditions are satisfied.

ii. Plans; Change Orders. The provisions of Paragraph 9.a. below shall apply to the plans and specifications for the Initial Alterations and Landlord’s review and approval thereof. As a supplement to, but without limitation of the foregoing, Landlord shall advise Tenant in writing within ten (10) Business Days after Landlord’s receipt from Tenant of space plans or construction drawings for the Initial Alterations (or revisions to such plans or drawings previously reviewed by Landlord) if the submitted documents are approved or are unsatisfactory or incomplete in any respect (Landlord’s approval not to be unreasonably withheld or conditioned). If applicable, Tenant shall submit revised drawings to Landlord for approval, and Landlord shall respond thereto, in accordance with the foregoing. This process will continue until the subject plans are fully approved in writing by Landlord. Failure by Landlord to provide its written approval or comments on submitted plans or drawings within the required ten (10) Business Day period shall constitute a Landlord Delay (as defined more fully in Paragraph 4.e. below). The final coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings, in form sufficient for Tenant’s Contractor to obtain subcontractors’ bids on the work and to obtain all applicable permits for the work, as approved in writing by Landlord and Tenant, are referred to hereinafter as the “Construction Drawings.”

lf, after approval of the Construction Documents, Tenant desires to make modifications to the Construction Drawings, Tenant shall submit the applicable plan revisions to Landlord and Landlord will approve or disapprove of the proposed revisions in writing (Landlord’s approval not to be unreasonably withheld or conditioned) within ten (10) Business Days following delivery of the same to Landlord.

iii. Substantial Completion. The Initial Alterations shall be deemed “Substantially Completed” when the initial Alterations have been completed in accordance with the Construction Drawings, subject only to the correction or completion of “punch list” items, which items shall be limited to minor items of incomplete or defective work or materials or mechanical maladjustments that are of such a nature that the lack of completion does not materially interfere with or impair Tenant’s use of the Premises for Tenant’s business.

d. Alterations Allowance; Additional Allowance.

i. Alterations Allowance. Notwithstanding anything to the contrary in Paragraph 9 below, Landlord shall contribute toward the cost of the design, construction and installation of the Initial Alterations (including, without limitation, Tenant’s Contractor’s fee and the Alteration Operations Fee) an amount not to exceed Two Million Eight Hundred Eighty Two Thousand Two Hundred Fifty Dollars ($2,882,250.00) (the “Alterations Allowance-); provided, however that not more than Three Hundred Eighty Four Thousand Three Hundred Dollars ($384,300.00) of the Alterations Allowance may be applied to Tenant’s reasonable space planning, consultant, architectural and engineering costs for the design of the Initial Alterations. No portion of the Alterations Allowance may be applied to the cost of equipment, trade fixtures, moving expenses. furniture, signage or free rent, but the Alterations Allowance may be applied to the cost of network cabling. Further, Tenant shall not be entitled to receive all or any portion of the Alterations if Tenant is in default under the Lease at the time Tenant requests such disbursement; provided, however, that if Landlord did not make a disbursement because Tenant was then in default under this Lease, Landlord shall make the disbursement at such time as the default is cured, provided that all other conditions for the disbursement hereunder have been met and the default is cured within the Allowance Availability Period (as defined below). Notwithstanding anything to the contrary in this Paragraph 4.d.i., the Alterations Allowance shall be available for disbursement pursuant to the terms hereof only for the first twelve (12) months following the Commencement Date (the “Allowance Availability Period”). If any portion of the Alterations Allowance has not been utilized (and Tenant has not submitted to Landlord invoices evidencing such costs) prior to the end of the Allowance Availability Period, such unused portion shall be forfeited by Tenant.

Tenant acknowledges that the Alterations Allowance is to be applied to Initial Alterations covering the entire Premises outlined in Exhibit A. The foregoing shall not be deemed to require Tenant to improve all portions of the Premises in the same manner or to the same level of finish, but all portions of the Premises shall be improved in a reasonable manner appropriate for office space, including electrical, FIVAC, lighting floor covering and wall covering consistent with the balance of the Premises (such improvements are sometimes referred to hereinafter as the “Minimum Improvement Standards”). If Tenant does not elect to improve the entire Premises with the Minimum Improvement Standards, then the Alterations Allowance shall be adjusted on a pro-rata per rentable square foot basis to reflect the number of square feet actually being improved with such Minimum Improvement Standards.

ii. Additional Allowance. If the cost of the design and construction of the Initial Alterations exceeds the Alterations Allowance provided for above, then Landlord will, at Tenant’s request, contribute toward such excess sum an amount not to exceed Two Hundred Seventy Four Thousand Five Hundred Dollars ($274,500.00) (the “Additional Allowance”); provided, however, that the Additional Allowance will not be available for disbursement during any period that Tenant is in default under the Lease (provided, however, that if Landlord did not make a disbursement because Tenant was then in default under this Lease, Landlord shall make the disbursement at such time as the default is cured, provided that all other conditions for the disbursement hereunder have been met) or after the expiration of the Allowance Availability Period (as defined above). Upon the completion of the initial Alterations and the determination of the actual amount of the Additional Allowance that was disbursed by Landlord (the “Amortization Amount”), Landlord and Tenant shall enter into an amendment to the Lease which increases the Monthly Rent set forth in this Lease by a sum sufficient to fully amortize the Amortization Amount over the period commencing on the Rent Commencement Date and ending on the Expiration Date, which amortization shall be on a straight line basis at an interest rate of eight percent (8%) per annum. Such amendment shall also provide that, if the Lease terminates prior to the date that the Amortization Amount plus accrued interest is fully repaid to Landlord, then concurrently with such termination of the Lease the then unpaid portion of the Amortization Amount, plus all accrued but unpaid interest, shall be immediately payable in full.

iii. Disbursement of Alterations Allowance and Additional Allowance. Landlord shall disburse the Alterations Allowance (and the Additional Allowance, if applicable) directly to Tenant’s Contractor and/or to the applicable subcontractors, as Tenant shalt request. Landlord’s disbursements shall be on a monthly basis and shall be made within thirty (30) days after Landlord’s receipt of (A) invoices of Tenant’s Contractor to be furnished to Landlord by Tenant covering work actually performed, construction in place and materials delivered to the site (as may be applicable) describing in reasonable detail such work, construction and/or materials, (B) conditional lien waivers executed by Tenant’s Contractor, subcontractors or suppliers, as applicable, for their portion of the work covered by the requested disbursement, and (C) unconditional lien waivers executed by Tenant’s Contractor and the persons and entities performing the work or supplying the materials covered by Landlord’s previous disbursements for the work or materials covered by such previous disbursements (all such waivers to be in the forms prescribed by the applicable provisions of the California Civil Code). No payment will be made for materials or supplies not located in the Premises. Landlord may withhold the amount of any and all retentions provided for in original contracts or subcontracts until expiration of the applicable lien periods or Landlord’s receipt of unconditional lien waivers and full releases upon final payment (in the form prescribed by the applicable provisions of the California Civil Code) from Tenant’s Contractor and all subcontractors and suppliers involved in the Initial Alterations.

Tenant shall pay for all costs of the construction of the Initial Alterations in excess of the Alterations Allowance and, if applicable, the Additional Allowance (the “Excess Cost”). Based on the estimated cost of the construction of the Initial Alterations, as shown on the budget for the construction of the Initial Alterations (as reasonably approved by Landlord and Tenant) (the -Estimated Costs”), the prorata share of the Estimated Costs payable by Landlord and Tenant shall be determined and an appropriate percentage share established for each (a “Share of Costs”). Tenant and Landlord shall fund the cost of the construction (including the applicable portion of the applicable fees) as the same is performed, in accordance with their respective Share of Costs for the construction, with such payments being made directly to Tenant’s Contractor and/or the applicable subcontractors. At such time as the Alterations Allowance and, if applicable, the Additional Allowance, has been entirely disbursed, Tenant shall pay the remaining Excess Cost, if any, directly to Tenant’s Contractor and/or the applicable subcontractors. Tenant shall furnish to Landlord copies of receipted invoices for all payments made directly by Tenant for the costs of the Initial Alterations and such waivers of lien rights as Landlord may reasonably require.

Notwithstanding anything to the contrary above, Landlord shall retain the Alteration Operations Fee from the Alterations Allowance.

c. Landlord Delay. A delay in the Substantial Completion of the Initial Alterations caused solely by any of the following shall constitute a “Landlord Delay:” (i) Landlord’s failure to comply with any time requirements expressly set forth in Paragraph 4.c.i. above, or (ii) Landlord’s unreasonable interference with the completion of Initial Alterations; provided, however, that no Landlord Delay as described in clause (ii) above will be deemed to have occurred unless and until Tenant has notified Landlord of the event which Tenant claims constitutes a Landlord Delay and Landlord has failed to cure such event within five (5) Business Days thereafter.

f. Resolution of Construction Related Disputes. In the event of a disagreement between Landlord and Tenant regarding if or when the Premises were delivered in Delivery Condition, the date of Substantial Completion of the Initial Alterations, or the occurrence of an instance of Force Majeure, Landlord Delay, or any other issues regarding the commencement, completion or delays in the performance of Landlord’s Work or the Initial Alterations or regarding disbursements of the Alterations Allowance or Additional Allowance, then if such disagreement is not resolved within thirty (30) days, either party may require that such disagreement be submitted by the parties to a dispute resolution procedure mutually and reasonably agreed to by the parties, which may be JAMS or another reputable dispute resolution group or may be a mutually agreed upon expert acting independently, provided that any expert retained in connection with the resolution of a dispute regarding completion of Landlord’s Work shall be an independent general contractor with not less than fifteen (15) years’ experience in construction projects such as the construction of Landlord’s Work and any expert retained in connection with the Substantial Completion of the Initial Alterations, shall be an independent architect with not less than fifteen (15) years’ experience as an architect for projects such as, or similar to, the Initial Alterations. The parties shall agree upon the dispute resolution procedure and expert(s) within fifteen (15) days following the date that the parties have agreed to resolve such disagreement pursuant to this Paragraph 4.f. The decision reached through the dispute resolution procedure shall be binding on the parties. Each party shall bear one-half (1/2) of the cost of the dispute resolution procedure.

5. Monthly Rent.

a. Commencing as of the Rent Commencement Date, and continuing thereafter on or before the first day of each calendar month during the term hereof, Tenant shall pay to Landlord, as monthly rent for the Premises, the Monthly Rent specified in Paragraph 2 above. if Tenant’s obligation to pay Monthly Rent hereunder commences on a day other than the first day of a calendar month, or if the term of this Lease terminates on a day other than the last day of a calendar month, then the Monthly Rent payable for such partial month shall be appropriately prorated on the basis of a thirty (30)-day month. Monthly Rent and the Additional Rent.specified in Paragraph 7 shall be paid by Tenant to Landlord, in advance, without deduction, offset, prior notice or demand, in immediately available funds of lawful money of the United States of America, or by good check as described below, to the lockbox location designated by Landlord, or to such other person or at such other place as Landlord may from time to time designate in writing. Payments made by check must be drawn either on a California financial institution or on a financial institution that is a member of the federal reserve system. Notwithstanding the foregoing, Tenant shall pay to Landlord together with Tenant’s execution of this Lease an amount equal to the Monthly Rent payable for the first full calendar month of the Lease term after Tenant’s obligation to pay Monthly Rent shall have commenced hereunder, which amount shall be applied to the Monthly Rent first due and payable hereunder.

b. All amounts payable by Tenant to Landlord under this Lease, or otherwise payable in connection with Tenant’s occupancy of the Premises, in addition to the Monthly Rent hereunder and Additional Rent under Paragraph 7, shall constitute rent owed by Tenant to Landlord hereunder.

c. Any rent not paid by Tenant to Landlord within five (5) Business Days following written notice to Tenant that such sum is past due shall bear interest from the date due to the date of payment by Tenant at an annual rate of interest (the “Interest Rate”) equal to the lesser of (i) twelve percent (12%) per annum or (ii) the maximum annual interest rate allowed by law on such due date for business loans (not primarily for personal, family or household purposes) not exempt from the usury law; except that Landlord shall only be required to give two (2) such notices in any calendar year, and after two (2) such notices are given, any failure by Tenant in such calendar year to pay Monthly Rent, Additional Rent or any other amount due hereunder on the date due will subject Tenant to the default interest at the Interest Rate, without the requirement of notice from Landlord of such failure. Failure by Tenant to pay rent when due (subject to the notice and cure period, if applicable), including any interest accrued under this subparagraph, shall constitute an Event of Default (as defined in Paragraph 25 below) giving rise to all the remedies afforded Landlord under this Lease and at law for nonpayment of rent.

d. No security or guaranty which may now or hereafter be furnished to Landlord for the payment of rent due hereunder or for the performance by Tenant of the other terms of this Lease shall in any way be a bar or defense to any of Landlord’s remedies under this Lease or at law.

6. Security Deposit.

a. Upon execution of this Lease, Tenant shall deliver to Landlord, as security for the performance of Tenant’s covenants and obligations under this Lease, an original irrevocable standby letter of credit (the “Letter of Credit”) in the amount of Three Million Eight Hundred Thousand Dollars ($3,800,000.00), naming Landlord as beneficiary, which Landlord may draw upon to cure any Event of Default (or any breach under this Lease where there exist circumstances under which Landlord is enjoined or otherwise prevented by operation of law from giving to Tenant a written notice which would be necessary for such failure of performance to constitute an Event of Default), or to compensate Landlord for any damage Landlord incurs as a result of Tenant’s failure to perform any of its obligations hereunder. Any such draw on the Letter of Credit shall not constitute a waiver of any other rights of Landlord with respect to such default or failure to perform. The Letter of Credit shall be issued by Silicon Valley Bank or another major commercial bank reasonably acceptable to Landlord, with a San Francisco, California, service and claim point for the Letter of Credit, have an expiration date not earlier than the sixtieth (60th) day after the Expiration Date (or, in the alternative, have a term of not less than one (1) year and be automatically renewable for an additional one (1) year period unless notice of non-renewal is given by the issuer to Landlord not later than sixty (60) days prior to the expiration thereof) and shall provide that Landlord may make partial and multiple draws thereunder, up to the face amount thereof. If, at any period while the Letter of Credit is required to be in effect hereunder, the financial condition of the issuing bank materially deteriorates from the financial condition as of the date of Landlord’s initial approval of the bank (as evidenced by a material drop in Standard & Poor’s financial services rating for such bank), then Landlord may, by written notice to Tenant, require that Tenant replace the Letter of Credit with a Letter of Credit issued by a major commercial bank then reasonably acceptable to Landlord. In addition, the Letter of Credit shall provide that, in the event of Landlord’s assignment or other transfer of its interest in this Lease, the Letter of Credit shall be freely transferable by Landlord, without charge to Landlord (transfer fees shall be the responsibility of Tenant) and without recourse. to the assignee or transferee of such interest and the bank shall confirm the same to Landlord and such assignee or transferee. The Letter of Credit shall provide for payment to Landlord upon the issuer’s receipt of a sight draft from Landlord together with a statement by Landlord that the requested sum is due and payable from Tenant to Landlord in accordance with the provisions of this Lease, shall be in the form attached hereto as Exhibit D, and otherwise be in form and content satisfactory to Landlord. If the Letter of Credit has an expiration date earlier than sixty (60) days after the Expiration Date, then throughout the term hereof (including any renewal or extension of the term) Tenant shall provide evidence of renewal of the Letter of Credit to Landlord at least sixty (60) days prior to the date the Letter of Credit expires. If Landlord draws on the Letter of Credit pursuant to the terms hereof, Tenant shall immediately replenish the Letter of Credit or provide Landlord with an additional letter of credit conforming to the requirements of this paragraph so that the amount available to Landlord from the Letter of Credit(s) provided hereunder is the amount specified in Paragraph 2.d. above (as the same may have been increased pursuant to the final grammatical paragraph of this Paragraph 6.a. or reduced pursuant to Paragraph 6.b. below). Tenant’s failure to deliver any replacement, additional or extension of the Letter of Credit, or evidence of renewal of the Letter of Credit, within the time specified under this Lease shall entitle Landlord to draw upon the entire balance of the Letter of Credit then in effect. If Landlord liquidates the Letter of Credit as provided in the preceding sentence, Landlord shall hold the funds received from the Letter of Credit as security for Tenant’s performance under this Lease, this Paragraph 6 shall be deemed a security agreement for such purposes and for purposes of Division 9 of the California Commercial Code, Landlord shall be deemed to hold a perfected, first priority security interest in such funds, and Tenant does hereby authorize Landlord to file such financing statements or other instruments as Landlord shall deem advisable to further evidence and/or perfect such security interest. Landlord shall not be required to segregate such security deposit from its other funds and no interest shall accrue or be payable to Tenant with respect thereto. No holder of a Superior Interest (as defined in Paragraph 21 below), nor any purchaser at any judicial or private foreclosure sale of the Real Property or any portion thereof, shall be responsible to Tenant for such security deposit unless and only to the extent such holder or purchaser shall have actually received the same. If Tenant is not in default at the expiration or termination of this Lease, within sixty (60) days thereafter Landlord shall return to Tenant the Letter of Credit or the balance of the security deposit then held by Landlord, as applicable; provided, however, that in no event shall any such return be construed as an admission by Landlord that Tenant has performed all of its covenants and obligations hereunder. Tenant hereby unconditionally and irrevocably waives the benefits and protections of California Civil Code Section 1950.7 (except that subsection (b) of Section 1950.7 shall remain applicable), and, without limitation of the scope of such waiver, acknowledges that Landlord may use all or any part of the funds from the Letter of Credit to. compensate Landlord for damages resulting from termination of this Lease and the tenancy created hereunder (including, without limitation, damages recoverable under California Civil Code Section 1951.2).

Notwithstanding the above, if the First Offer Space is added to the Premises pursuant to Paragraph 58 below, the amount of the Letter of Credit required hereunder shall, effective as of the Lease commencement date as to the First Offer Space, be increased so that, based on the new total rentable square footage of the Premises with the subject First Offer Space added thereto, the amount of the Letter of Credit is the same amount per rentable square foot of the Premises that was in effect on the date immediately prior to the date the subject First Offer Space was added to the Premises.

b. Notwithstanding anything to the contrary in Paragraph 6.a. above, if at any time during the term hereof (including the renewal term provided for in Paragraph 59 below, if exercised), any of the following conditions apply (as reasonably determined by Landlord), the amount of the Letter of Credit then in effect hereunder may be reduced by One Million Dollars ($1,000,000.00):

i.	Tenant has a positive net cash flow for a twelve (12) month period, combined with a minimum of One Hundred Million Dollars ($100,000,000.00) of net revenue during such twelve (12) month period, or

ii,	Tenant has an initial public offering that raises not less than Seventy-Five Million Dollars ($75,000,000.00) in cash, net of offering costs and debt repayment, if any; or

iii.	Tenant is wholly acquired by a reputable, creditworthy company with at least One Hundred Million Dollars ($100,000,000.00) in cash on hand that assumes or guaranties in writing in full Tenant’s obligations under this Lease.

Tenant shall provide Landlord with the information (in form reasonably acceptable to Landlord) reasonably required for Landlord to determine whether any of the conditions set forth in items i. through iii. above have been satisfied.

Notwithstanding anything to the contrary above in this Paragraph 6.b., if, as of the date Tenant otherwise qualified for the reduction in the Letter of Credit, a breach by Tenant of any provision of this Lease has occurred and is continuing, the required amount of the Letter of Credit shall not be reduced and shall not thereafter reduce until the breach is cured and a period of six (6) months thereafter follows during which Tenant is not in breach of this Lease beyond any applicable notice and cure period.

c. if the amount of the Letter of Credit is required to be increased under the final paragraph of Paragraph 6.a. above, or Tenant is entitled to reduce the amount of the Letter of Credit under Paragraph 6.b. above, Tenant shall contact the issuing bank to arrange for the required modification in the amount of the Letter of Credit and, upon Tenant’s request, Landlord shall cooperate with Tenant to complete the paperwork required to replace or amend the then existing Letter of Credit to reflect such modified amount of the Letter of Credit.

7. Additional Rent: Increases in Operating Expenses and Tax Expenses.

a. Operating Expenses. Tenant shall pay to Landlord, at the times hereinafter set forth, Tenant’s Share, as specified in Paragraph 2.e. above, of any increase in the Operating Expenses (as defined below) incurred by Landlord in each calendar year subsequent to the Base Year specified in Paragraph 2.f. above, over the Operating Expenses incurred by Landlord during the Base Year. The amounts payable under this Paragraph 7.a. and Paragraph 7.b. below are termed “Additional Rent” herein.

The term “Operating Expenses” shall mean the total costs and expenses incurred by Landlord in connection with the management, operation, maintenance, repair and ownership of the Real Property, including, without limitation, the following costs: (1) salaries, wages, bonuses and other compensation (including hospitalization, medical, surgical, retirement plan. pension plan, union dues, life insurance, including group life insurance, welfare and other fringe benefits, and vacation, holidays and other paid absence benefits) relating to employees of Landlord or its agents engaged in the operation, repair, or maintenance of the Real Property; (2) payroll, social security, workers’ compensation, unemployment and similar taxes with respect to such employees of Landlord or its agents, and the cost of providing disability or other benefits imposed by law or otherwise, with respect to such employees; (3) the cost of uniforms (including the cleaning, replacement and pressing thereof) provided to such employees; (4) premiums and other charges incurred by Landlord with respect to fire, other casualty, rent and liability insurance, any other insurance as is deemed necessary or advisable in the reasonable judgment of Landlord, or any insurance required by the holder of any Superior Interest (as defined in Paragraph 21 below), and, after the Base Year, costs of repairing an insured casualty to the extent of the deductible amount under the applicable insurance policy; provided, however, that (A) any earthquake -insurance deductible paid by Landlord shall not, for purposes of this Paragraph 7.a., exceed five percent (5%) of the insurable value of the Real Property, and, if Landlord’s payment for an earthquake or terrorism insurance deductible exceeds Three Hundred Fifty Thousand Dollars ($350,000.00), the entire amount of the deductible shall be amortized over the following periods and only the annual amortized portion will be included in Operating Expenses for a given year during such periods: (i) a deductible payment from $350,001.00 up to $1,500,000.00 shall be amortized over five (5) years, (ii) a deductible payment between $1.500,001.00 and $2,000,000.00 shall be amortized over six (6) years and (iii) a deductible payment of $2,000,001.00 and above shall be amortized over a period of eight (8) years. and (B) for purposes of this item (4), no deductible for insurance other than earthquake or terrorism insurance shall exceed $250,000.00; (5) water charges and sewer rents or fees; (6) license, permit and inspection fees; (7) sales, use and excise taxes on goods and services purchased by Landlord in connection with the operation, maintenance or repair of the Real Property and Building systems and equipment; (8) telephone, telegraph. postage, stationery supplies and other expenses incurred in connection with the operation, maintenance, or repair of the Real Property; (9) management fees; provided, however, such management fees shall not exceed three percent (3%) of gross revenues from the Real Property; (10) costs of repairs to and maintenance of the Real Property. including building systems and appurtenances thereto and normal repair and replacement of worn-out equipment, facilities and installations, but excluding the replacement of major building systems (except to the extent provided in (16) and (17) below); (11) fees and expenses for janitorial services (but excluding janitorial services to the premises of any tenant of the Building), window cleaning, guard, extermination, water treatment, rubbish removal, plumbing and other services and inspection or service contracts for elevator. electrical, mechanical, HVAC and other building equipment and systems or as may otherwise be necessary or proper for the operation, repair or maintenance of the ReaI Property; (12) costs of supplies, tools, materials, and equipment used in connection with the operation, maintenance or repair of the Real Property; (13) accounting. legal and other professional fees and expenses; (14) fees and expenses for painting the exterior or the public or common areas of the Building and the cost of maintaining the sidewalks, landscaping and other common areas of the Real Property; (15) costs and expenses for electricity, chilled water, air conditioning, water for heating, gas, fuel, steam, heat, lights, power and other energy related utilities required in connection with the operation, maintenance and repair of the Real Property, but excluding electricity provided to the premises of tenants of the Building and any other of the foregoing utilities to the extent provided to premises of tenants of the Building if Tenant pays directly for such utilities that are consumed in the Premises; (16) the cost of any capital improvements made by Landlord to the Real Property or capital assets acquired by Landlord after the Base Year in order to comply with any local, state or federal law, ordinance, rule, regulation, code or order of any governmental entity or insurance requirement (collectively, “Legal Requirement”) with which the Real Property was not required to comply during the Base Year, or to comply with any amendment or other change to the enactment or interpretation of any Legal Requirement from its enactment or interpretation during the Base Year; (17) the cost of any capital improvements made by Landlord to the Building or capital assets acquired by Landlord after the Base Year for (x) the protection of the health and safety of the occupants of the Real Property or (y) that are designed to reduce other Operating Expenses (“Cost-Saving Capital Expenditures-) (provided, however, that, with regard to Cost-Saving Capital Expenditures, the costs thereof may only be included in Operating Expenses if, at the time such costs were incurred, Landlord reasonably anticipated (and upon Tenant’s written request. Landlord shall deliver to Tenant a written statement and explanation of Landlord’s calculation of the anticipated savings) that the annual saving in Operating Expenses that would result from such expenditure would be equal to or exceed the annual amortized amount of the cost to be included in Operating Expenses pursuant to this Paragraph 7.a.); (18) the cost of furniture. draperies, carpeting, landscaping and other customary and ordinary items of personal property (excluding paintings, sculptures and other works of art) provided by Landlord For use in common areas of the Building or the Real Property or in the Building office (to the extent that such Building office is dedicated to the operation and management of the Real Property); provided, however, that leasing or rental costs of a rotating or other art program for the common areas of the Building or the Real Property shall be included in Operating Expenses; (19) any expenses and costs resulting from substitution of work, labor, material or services in lieu of any of the above itemizations; and (20) the fair market rent or rental value of the Building management office, but excluding any portions of the office that are dedicated to teasing activities. If the Real Property is or becomes subject to any covenants, conditions or restrictions, reciprocal easement agreement, common area declaration or similar agreement, then Operating Expenses shall include all fees, costs or other expenses allocated to the Real Property under such agreement. With respect to the costs of items included in Operating Expenses under (16) and (17), such costs shall be amortized over a reasonable period, as reasonably determined by Landlord in accordance with generally accepted property management practices, together with interest on the unamortized balance at a rate per annum equal to three (3) percentage points over the six-month United States Treasury bill rate in effect at the time such item is constructed or acquired, or at such higher rate as may have been paid by Landlord on funds borrowed for the purpose of constructing or acquiring such item, but in either case not more than the maximum rate permitted by law at the time such item is constructed or acquired.

Notwithstanding the foregoing, Operating Expenses shall not include the following: (i) depreciation on the Building or equipment or systems therein; (ii) financing or refinancing costs, including all interest, principal, points and other fees or expenses incurred in the application for or obtaining any loan; (iii) rental under any ground or underlying lease; (iv) interest (except as expressly provided in this Paragraph 7.a.); (v) Tax Expenses (as defined in Paragraph 7.b. below); (vi) attorneys’ and other professional fees and expenses incurred in connection with lease negotiations with current or prospective Building tenants, lease disputes with past, current or prospective Building tenants, the enforcement of leases affecting the Real Property, the sale or refinancing of all or any part of the Real Property, the defense of Landlord’s title to or interest in the Real Property, or disputes with past, current or prospective employees of Landlord or Landlord’s agents; (vii) the cost (including any amortization thereof) of any equipment, improvements or alterations which would be properly classified as capital expenditures according to generally accepted property management practices (except to the extent expressly included in Operating Expenses pursuant to Paragraphs 7.a.(16) and (17) above); (viii) the cost (including architectural. engineering and permit costs) of decorating, improving for tenant occupancy, painting or redecorating portions of the Building to be demised to tenants; (ix) wages, salaries, benefits or other similar compensation paid to executive employees of Landlord or Landlord’s agents above the rank of Property Manager or the cost of labor and employees with respect to personnel not located at the Building on a full-time basis unless such costs are appropriately allocated between the Building and the other responsibilities of such personnel; (x) advertising and promotional expenditures; (xi) real estate broker’s or other leasing or sales commissions; (xii) penalties or other costs incurred and actually paid by Landlord due to a violation by Landlord of any or all of the terms and conditions of this Lease or any other lease relating to the Building, except to the extent such costs reflect costs that would have been incurred by Landlord absent such violation; (xiii) subject to the provisions of item (4) above, repairs and other work occasioned by fire, windstorm or other casualty, to the extent Landlord is reimbursed by insurance proceeds (or would have been reimbursed had Landlord maintained the insurance coverage required hereunder), and other work paid from insurance or condemnation proceeds or covered by applicable warranties; (xiv) overhead and profit increments paid to subsidiaries or affiliates of Landlord for management or other services on or to the Building or for supplies or other materials to the extent that the cost of the services, supplies or materials materially exceed the amounts normally payable for similar goods and services under similar circumstances (taking into account the market factors in effect on the date any relevant contracts were negotiated) in comparable buildings in San Francisco with comparable improvements; (xv) charitable and political contributions; (xvi) rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment ordinarily considered to be of a capital nature (except equipment that is not affixed to the Building and is used in providing janitorial services, and except to the extent such costs would otherwise be includable pursuant to items (16) and (17) as set forth in the immediately preceding paragraph); (xvii) costs directly and solely attributable to the garage for the Building, including, without limitation, payroll for clerks, attendants, book keeping, parking, insurance premiums, parking taxes, parking management fees, parking tickets, janitorial services, striping and painting of surfaces; (xviii) any expense for which Landlord is contractually entitled to be reimbursed, including, without limitation, payments for Excess Services; (xix) the cost of services made available at no additional charge to any tenant in the Building but not to Tenant; (xx) the cost of any hazardous substance abatement, removal, or other remedial activities, provided, however, Operating Expenses may include the costs attributable to those abatement, removal, or other remedial activities taken by Landlord in connection with the ordinary operation and maintenance of the Building, including costs of cleaning up any minor chemical spills, when such removal or spill is directly related to such ordinary maintenance and operation; (xxi) Landlord’s general corporate overhead and administrative expense; (xxii) any bad debt loss or rent loss or reserves for same; (xxiii) costs, penalties or fines arising from Landlord’s violation of any Legal Requirement, except to the extent such costs reflect costs that would have been reasonably incurred by Landlord absent such violation; (xxiv) any costs incurred in installing, operating, maintaining or owning any specialty facility or concession not normally installed, operated and maintained in buildings comparable to the Building and not necessary for Landlord’s operation, repair, maintenance and providing of required services for the Building, including, but not limited to any observatory, broadcasting facility (other than the Building’s music system and life support systems), luncheon club, cafeteria, athletic or recreational club or facility, including, without limitation, compensation paid to clerks in retail concessions; or (xxv) reserves for Operating Expenses.

b. Tax Expenses. Tenant shall pay to Landlord as Additional Rent under this Lease, at the times hereinafter set forth, Tenant’s Share, as specified in Paragraph 2.e. above, of any increase in Tax Expenses (as defined below) incurred by Landlord in each calendar year subsequent to the Base Tax Year specified in Paragraph 2.f. above, over Tax Expenses incurred by Landlord during the Base Tax Year. Notwithstanding anything to the contrary in this Paragraph 7.b., no payments of Additional Rent shall be due or accrue under this Paragraph 7.b. prior to January 1, 2014.

The term “Tax Expenses” shall mean all taxes, assessments (whether general or special), excises, transit charges, housing fund assessments or other housing charges, improvement districts, levies or fees, ordinary or extraordinary, unforeseen as well as foreseen, of any kind, which are assessed, levied, charged, confirmed or imposed on the Real Property, on Landlord with respect to the Real Property, on the act of entering into leases of space in the Real Property, on the use or occupancy of the Real Property or any part thereof, with respect to services or utilities consumed in the use, occupancy or operation of the Real Property, on any improvements, fixtures and equipment and other personal property of Landlord located in the Real Property and used in connection with the operation of the Real Property, or on or measured by the rent payable under this Lease or in connection with the business of renting space in the Real Property, including, without limitation, any gross income tax or excise tax levied with respect to the receipt of such rent, by the United States of America. the State of California, the City and County of San Francisco, any political subdivision, public corporation, district or other political or public entity or public authority, and shall also include any other tax, fee or other excise, however described, which may be levied or assessed in lieu of, as a substitute (in whole or in part) for, or as an addition to, any other Tax Expense. Tax Expenses shall include reasonable attorneys’ and professional fees, costs and disbursements incurred in connection with proceedings to contest, determine or reduce Tax Expenses. If it shall not be lawful for Tenant to reimburse Landlord for any increase in Tax Expenses as defined herein, the Monthly Rent payable to Landlord prior to the imposition of such increases in Tax Expenses shall be increased to net Landlord the same net Monthly Rent after imposition of such increases in Tax Expenses as would have been received by Landlord prior to the imposition of such increases in Tax Expenses.

Tax Expenses shall not include income, franchise, transfer, inheritance or capital stock taxes, unless, due to a change in the method of taxation, any of such taxes is levied or assessed against Landlord in lieu of, as a substitute (in whole or in part) for, or as an addition to, any other charge which would otherwise constitute a Tax Expense.

c. Adjustment for Occupancy Factor; Allocation of Operating Expenses and Tax Expenses. Notwithstanding any other provision herein to the contrary, in the event the Building is not at least ninety-five percent (95%) occupied during the Base Year or any calendar year during the term, an adjustment shall be made by Landlord in computing Operating Expenses for such year so that the Operating Expenses shall be computed for such year as though the Building had been ninety-five percent (95%) occupied during such year. in addition, if any particular work or service includable in Operating Expenses is not furnished to a tenant who has undertaken to perform such work or service itself; Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would have been incurred if Landlord had furnished such work or service to such tenant. The parties agree that statements in this Lease to the effect that Landlord is to perform certain of its obligations hereunder at its own or sole cost and expense shall not be interpreted as excluding any cost from Operating Expenses or Tax Expenses if such cost is an Operating Expense or Tax Expense pursuant to the terms of this Lease.

Landlord shall have the right to equitably allocate some or all of Operating Expenses among particular classes or groups of tenants in the Building (for example, retail tenants) to reflect Landlord’s good faith determination that measurably different amounts or types of services, work or benefits associated with Operating Expenses are being provided to or conferred upon such classes or groups.

d. Intention Regarding Expense Pass-Through. It is the intention of Landlord and Tenant that the Monthly Rent paid to Landlord throughout the term of this Lease shall be absolutely net of all increases, respectively, in Tax Expenses and Operating Expenses over, respectively, Tax Expenses for the Base Tax Year and Operating Expenses for the Base Year, and the foregoing provisions of this Paragraph 7 are intended to so provide.

e. Notice and Payment. On or before the first day of each calendar year during the term hereof subsequent to the Base Year, or as soon as practicable thereafter, Landlord shall give to Tenant notice of Landlord’s reasonable estimate of the Additional Rent, if any, payable by Tenant pursuant to Paragraphs 7.a. and 7.b. for such calendar year subsequent to the Base Year. On or before the first day of each month during each such subsequent calendar year, Tenant shall pay to Landlord one-twelfth (1/12th) of the estimated Additional Rent; provided, however, that if Landlord’s reasonable notice is not given prior to the first day of any calendar year Tenant shall continue to pay Additional Rent on the basis of the prior year’s estimate until the month after Landlord’s notice is given. If at any time it appears to Landlord that the Additional Rent payable under Paragraphs 7.a. and/or 7.b. will vary from Landlord’s estimate by more than five percent (5%). Landlord may, by written notice to Tenant, revise its estimate for such year, and subsequent payments by Tenant for such year shall be based upon the revised estimate. On the first monthly payment date after any new estimate is delivered to Tenant, Tenant shall also pay any accrued cost increases, based on such new estimate.

f. Annual Accounting. Landlord shall maintain adequate records of the Operating Expenses and Tax Expenses in accordance with standard accounting principles. Within one hundred fifty (150) days after the close of each calendar year subsequent to the Base Year, or as soon after such one hundred fifty (150) day period as practicable, Landlord shall deliver to Tenant a statement stating the actual Operating Expenses and Tax Expenses incurred during the preceding calendar year, the portion thereof that is in excess of the Operating Expenses and Tax Expenses for the Base Year and the Additional Rent payable under Paragraphs 7.a. and 7.b. for such year, if the annual statement shows that Tenant’s payments of Additional Rent for such calendar year pursuant to Paragraph 7.e. above exceeded Tenant’s obligations for the calendar year, Landlord shall credit the excess to the next succeeding installments of estimated Additional Rent or, following the expiration or termination of this Lease, Landlord shall refund such excess to Tenant promptly upon determining the amount thereof If the annual statement shows that Tenant’s payments of Additional Rent for such calendar year pursuant to Paragraph 7.e. above were less than Tenant’s obligation for the calendar year, Tenant shall pay the deficiency to Landlord within thirty (30) days after delivery of such statement.

Landlord’s annual statement shall be final and binding upon Landlord and Tenant unless either party, within four (4) months after Tenant’s receipt thereof, shall contest or correct, as applicable, any item therein by giving written notice to the other, specifying each item contested or corrected, as applicable, and the reason therefor. Landlord and Tenant shall endeavor in good faith to resolve any issues raised by Tenant with regard to Operating Expenses and Taxes Expenses covered by the annual statement and, in connection therewith, Landlord shall provide Tenant with pertinent information reasonably required for Tenant to review the contested items covered by the annual statement. Notwithstanding the foregoing, Tenant’s right to contest any portion of the annual statement shall be conditioned upon (i) Tenant having paid the total amounts billed by Landlord under this Paragraph 7 within the time stipulated in Paragraph 7.e. above and this Paragraph 7.f. for payment (including, without limitation, the contested amounts) and (ii) Tenant’s obligation to keep confidential, and not disclose to any other party, the results of any such contest or any action taken by Landlord in response thereto. Notwithstanding the foregoing, the Tax Expenses included in any such annual statement may be modified by any subsequent adjustment or retroactive application of Tax Expenses by the taxing authority affecting the calculation of such Tax Expenses.

g. Proration for Partial Lease Year. If this Lease commences on a day other than the first day of a calendar year or terminates on a day other than the last day of a calendar year, the Additional Rent payable by Tenant pursuant to this Paragraph 7 applicable to the such partial calendar year shall be prorated on the basis that the number of days of such partial calendar year bears to three hundred sixty (360).

8. Use of Premises; Compliance with Law.

a. Use of Premises. The Premises may be used solely for the initially contemplated use described in Paragraph 2.g. above or for any other office use consistent with the operation of the Building as a first-class office building, provided in no event may the use of the Premises be changed to (1) a use which would materially increase the operating costs for the Building, the burden on the Building services, or the foot traffic, elevator usage or security concerns in the Building over and above the level of foot traffic or elevator usage which would exist if the subject portion of the Premises were used for customary general office and administrative purposes, or would reasonably be anticipated to create an increased probability of the comfort and/or safety of the Landlord or other tenants of the Building being compromised or reduced in any material way, or (2) use as a school or training facility, an entertainment, sports or recreation facility, retail sales to the public, a personnel or employment agency, an office or facility of any governmental or quasi-governmental agency or authority, a place of public assembly (including without limitation a meeting center, theater or public forum), any use by or affiliation with a foreign government (including without limitation an embassy or consulate or similar office), or a facility for the provision of social, welfare or clinical health services or sleeping accommodations (whether temporary, daytime or overnight), or (3) a use which may conflict with any exclusive uses granted to other tenants of the Real Property, or with the terms of any easement, covenant, condition or restriction, or other agreement affecting the Real Property.

Tenant shall not do or suffer or permit anything to be done in or about the Premises or the Real Property, nor bring or keep anything therein, which would in any way subject Landlord, Landlord’s agents or the holder of any Superior Interest (as defined in Paragraph 21) to any liability, increase the premium rate of or affect any fire, casualty, liability, rent or other insurance relating to the Real Property or any of the contents of the Building, or cause a cancellation of, or give rise to any defense by the insurer to any claim under, or conflict with, any policies for such insurance. If any act or omission of Tenant results in any such increase in premium rates, Tenant shall pay to Landlord upon demand the amount of such increase. Tenant shall not do or suffer or permit anything to be done in or about the Premises or the Real Property which will in any way obstruct or interfere with the rights of other tenants or occupants of the Real Property or injure or annoy them, or use or suffer or permit the Premises to be used for any immoral, unlawful or objectionable purpose, nor shall Tenant cause, maintain, suffer or permit any nuisance in, on or about the Premises or the Real Property.

Without limiting the foregoing, no loudspeakers or other similar device which can be heard outside the Premises shall, without the prior written approval of Landlord, be used in or about the Premises. Tenant shall not commit or suffer to be committed any waste in, to or about the Premises. Landlord may from time to time conduct fire and life safety training for tenants of the Building, including evacuation drills and similar procedures. Tenant agrees to participate in such activities as reasonably requested by Landlord.

Tenant agrees not to employ any person, entity or contractor for any work in the Premises (including moving Tenant’s equipment and furnishings in, out or around the Premises) whose presence may give rise to a labor or other disturbance in the Building and, if necessary to prevent such a disturbance in a particular situation, Landlord may require Tenant to employ union labor for the work.

b. Compliance with Law. Tenant shall not do or permit anything to be done in or about the Premises which will in any way conflict with any Legal Requirement (as defined in Paragraph 7.a.(16) above) now in force or which may hereafter be enacted. Tenant, at its sole cost and expense, shall promptly comply with all such present and future Legal Requirements relating to the condition, use or occupancy of the Premises, and shall perform all work to the Premises or other portions of the Real Property required to effect such compliance (or, at Landlord’s election, Landlord may perform such work at Tenant’s cost). Notwithstanding the foregoing, however, Tenant shall not be required to perform any structural changes to the Premises or any changes to other portions of the Real Property unless such changes are related to or affected or triggered by (i) Tenant’s Alterations (as defined in Paragraph 9 below and including, without limitation, the Initial Alterations), (ii) Tenant’s particular use of the Premises (as opposed to Tenant’s use of the Premises for general office purposes in a normal and customary manner), or (iii) Tenant’s particular employees or employment practices. The judgment of any court of competent jurisdiction or the admission of Tenant in an action against Tenant, whether or not Landlord is a party thereto, that Tenant has violated any Legal Requirement shall be conclusive of that fact as between Landlord and Tenant. Tenant shall immediately furnish Landlord with any notices received from any insurance company or governmental agency or inspection bureau regarding any unsafe or unlawful conditions within the Premises or the violation of any Legal Requirement.

Notwithstanding the above, if the Premises were delivered to Tenant in violation of then applicable Legal Requirements, then Landlord, at its sole cost and expense, shall be responsible for correcting such violations of Legal Requirements that existed as of Delivery. The foregoing obligation applies only to the condition of the Premises at Delivery and prior to the installation of the Initial Alterations, subsequent Alterations, furniture, equipment and other personal property of Tenant.

c. Hazardous Materials. Tenant shall not cause or permit the storage, use, generation, release, handling or disposal (collectively, “Handling”) of any Hazardous Materials (as defined below), in, on, or about the Premises or the Real Property by Tenant or any agents, employees, contractors, licensees, subtenants, customers, guests or invitees of Tenant (collectively with Tenant, “Tenant Parties”), except that Tenant shall be permitted to use normal quantities of office supplies or products (such as copier fluids or cleaning supplies) customarily used in the conduct of general business office activities and cleaning supplies or products customarily used in the conduct of janitorial activities (collectively, “Common Office and Cleaning Chemicals”), provided that the Handling of such Common Office and Cleaning Chemicals shall comply at all times with all Legal Requirements, including Hazardous Materials Laws (as defined below). Notwithstanding anything to the contrary contained herein, however, in no event shall Tenant permit any usage of Common Office and Cleaning Chemicals in a manner that may cause the Premises or the Real Property to be contaminated by any Hazardous Materials or in violation of any Hazardous Materials Laws. Tenant shall immediately advise Landlord in writing of (a) any and all enforcement, cleanup, remedial, removal, or other governmental or regulatory actions instituted, completed, or threatened pursuant to any Hazardous Materials Laws relating to any Hazardous Materials affecting the Premises; and (b) all claims made or threatened by any third party against Tenant, Landlord, the Premises or the Real Property relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from any Hazardous Materials on or about the Premises. Without Landlord’s prior written consent, Tenant shall not take any remedial action or enter into any agreements or settlements in response to the presence of any Hazardous Materials in, on, or about the Premises. Tenant shall be solely responsible for and shall indemnify, defend and hold Landlord and all other Indemnitees (as defined in Paragraph 14.b. below), harmless from and against all Claims (as defined in Paragraph 14.b. below), arising out of or in connection with, or otherwise relating to (i) any Handling of Hazardous Materials by any Tenant Party or Tenant’s breach of its obligations hereunder, or (ii) any removal, cleanup, or restoration work and materials necessary to return the Real Property or any other property of whatever nature located on the Real Property to their condition existing prior to the Handling of Hazardous Materials in, on or about the Premises by any Tenant Party. Tenant’s obligations under this paragraph shall survive the expiration or other termination of this Lease. For purposes of this Lease, “Hazardous Materials” means any explosive, radioactive materials, hazardous wastes, or hazardous substances, including without limitation asbestos containing materials, PCB’s, CFC’s, or substances defined as “hazardous substances” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601-9657; the Hazardous Materials Transportation Act of 1975, 49 U.S.C. Section 1801-1812; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901-6987; or any other Legal Requirement regulating, relating to. or imposing liability or standards of conduct concerning any such materials or substances now or at any time hereafter in effect (collectively, “Hazardous Materials Laws”).

Throughout the Lease term, Landlord shall operate the Building in compliance with all applicable Hazardous Materials Laws. The costs of such compliance shall be included in Operating Expenses only to the extent expressly permitted under Paragraph 7.a. above. Notwithstanding the foregoing, if the violation of Hazardous Materials Laws is located outside of the Premises and is the responsibility of another tenant of the Building to correct, then Landlord shall use commercially reasonable efforts to cause such tenant to promptly correct the violation (any such cost involved in requiring a third party tenant to comply with its obligations with respect to Hazardous Materials Laws shall not be included within Operating Expenses).

Tenant’s obligations and responsibilities with regard to Hazardous Materials at the Real Property shall be limited to the obligations and responsibilities expressly set forth above in this Paragraph 8.c. (subject to item (xx) of Paragraph 7.a. above regarding Operating Expenses).

d. Applicability of Paragraph. The provisions of this Paragraph 8 are for the benefit of Landlord, the holder of any Superior Interest (as defined in Paragraph 21 below), and the other Indemnitees only and are not nor shall they be construed to be for the benefit of any tenant or occupant of the Building.

9. Alterations and Restoration.

a. Tenant shall not make or permit to be made any alterations, modifications, additions, decorations or improvements to the Premises, or any other work whatsoever that would directly or indirectly involve the penetration or removal (whether permanent or temporary) of, or require access through, in, under, or above any floor, wall or ceiling, or surface or covering thereof in the Premises (collectively, “Alterations”), except as expressly provided in this Paragraph 9. If Tenant desires any Alteration (other than a Cosmetic Alteration, as defined below), Tenant must obtain Landlord’s prior written approval of such Alteration, which approval shall not be unreasonably withheld, conditioned or delayed.

Notwithstanding anything to the contrary contained elsewhere in this Paragraph 9, Tenant shall have the right, without Landlord’s consent, to make any Alteration to the Premises that meets all of the following criteria (a “Cosmetic Alteration”): (a) the Alteration is decorative in nature (such as paint, carpet or other wall or floor finishes, movable partitions or other such work) or otherwise consists of de minimus work such as the installation of light fixtures, (b) Tenant provides Landlord with ten (10) days’ advance written notice of the commencement of such Alteration, (c) such Alteration does not involve opening the ceiling or affect the Building’s electrical, mechanical, life safety, plumbing, security, or HVAC systems or any structural portion of the Building or any part of the Building other than the Premises, (d) the work will not decrease the value of the Premises, does not require a building permit or other governmental permit, uses only new materials comparable in quality to those being replaced and is performed in a workman like manner and in accordance with all applicable Legal Requirements, and (e) the total cost of the work does not exceed Fifty Thousand Dollars ($50,000.00) over a twelve (12) month period. At the time Tenant notifies Landlord of any Cosmetic Alteration, Tenant shall give Landlord a copy of Tenant’s plans for the work. If the Cosmetic Alteration is of such a nature that formal plans will not be prepared for the work, Tenant shall provide Landlord with a reasonably specific description of the work.

All Alterations shall be made at Tenant’s sole cost and expense (including the expense of complying with all present and future Legal Requirements, including those regarding asbestos, if applicable, and any other work required to be performed in other areas within or outside the Premises by reason of the Alterations). Tenant shall either (i) arrange for Landlord to perform the work on terms and conditions acceptable to Landlord and Tenant, each in its sole discretion or (ii) bid the project out to contractors approved by Landlord in writing in advance (which approval shall not be unreasonably withheld, conditioned or delayed). Regardless of the contractors who perform the work pursuant to the above, Tenant shall pay Landlord on demand prior to or during the course of such construction an amount (the “Alteration Operations Fee”) equal to five percent (5%) of the total cost of the Alteration (and for purposes of calculating the Alteration Operations Fee, such cost shall include architectural and engineering fees, but shall not include permit fees) as compensation to Landlord for Landlord’s internal review of Tenant’s Plans and general oversight of the construction

(which oversight shall be solely for the benefit of Landlord and shall in no event be a substitute for Tenant’s obligation to retain such project management or other services as shall be necessary to ensure that the work is performed properly and in accordance with the requirements of this Lease). Notwithstanding the foregoing, the Alteration Operations Fee shall be inapplicable to Cosmetic Alterations. Tenant shall also reimburse Landlord for Landlord’s actual and reasonable out-of-pocket expenses such as electrical energy consumed in connection with the work, after-hour freight elevator operation, additional cleaning expenses (if required due to Tenant’s contractor’s failure to timely perform the required cleaning work), additional security services, fees and charges paid to third party architects, engineers and other consultants for review of any elements of the proposed work that Landlord’s in-house staff is not qualified to review and for other miscellaneous costs incurred by Landlord as result of the work (other than Landlord’s supervision costs, which the parties agree are covered by the Alteration Operations Fee above).

All such work shall be performed diligently and in a first-class workmanlike manner and in accordance with plans and specifications approved by Landlord, and shall comply with all Legal Requirements and Landlord’s Conditions for Construction & Tenant Construction Standards in effect from time to time, which standards include, without limitation, Landlord’s requirements relating to insurance and contractor qualifications and LEED compliance. A copy of the Conditions for Construction & Tenant Construction Standards are available in the Building office. To the extent applicable, and without limitation of the foregoing, Tenant shall cause a timely Notice of Completion to be recorded in the office of the Recorder of San Francisco County in accordance with Section 3093 of the California Civil Code or any successor statute. Tenant shall deliver to Landlord, within thirty (30) days following the completion of the Alterations, a copy of as-built drawings of the Alterations in a form acceptable to Landlord. In no event shall Tenant employ any person, entity or contractor to perform work in the Premises whose presence may give rise to a labor or other disturbance in the Building. Default by Tenant in the payment of any sums agreed to be paid by Tenant for or in connection with an Alteration (regardless of whether such agreement is pursuant to this Paragraph 9 or separate instrument) shall entitle Landlord to all the same remedies as for non-payment of rent hereunder. Any Alterations, including, without limitation, moveable partitions that are affixed to the Premises (but excluding moveable, free standing partitions) and all carpeting, shall at once become part of the Building and the property of Landlord. Tenant shall give Landlord not less than five (5) days prior written notice of the date the construction of the Alteration is to commence. Landlord may post and record an appropriate notice of non-responsibility with respect to any Alteration and Tenant shall maintain any such notices posted by Landlord in or on the Premises.

b. At Landlord’s sole election any or all Alterations made for or by Tenant and that constitute Specialty Alterations (as defined below) shall be removed by Tenant from the Premises at the expiration or sooner termination of this Lease and the Premises shall be restored by Tenant to their condition prior to the making of such Alterations, ordinary wear and tear and damage from casualty not required to be repaired by Tenant pursuant to the terms of this Lease excepted; provided, however, that, if so requested by Tenant in writing (which writing shall expressly refer to this Paragraph 9.b.) at the time Tenant requests approval for an Alteration, Landlord shall advise Tenant in writing at the time of Landlord’s approval of such Alteration as to whether the Alteration is a Specialty Alteration and, if so, whether Landlord will require Tenant to remove the Specialty Alteration at the expiration or earlier termination of this Lease. In no event may Landlord require Tenant to remove any Alterations (including the Initial Alterations, as defined in Paragraph 4.c.i. above) that do not constitute Specialty Alterations. The removal of the Specialty Alterations required by Landlord to be removed pursuant to the foregoing and the restoration of the Premises shall be performed by a general contractor selected by Tenant and reasonably approved by Landlord, in which event Tenant shall pay the general contractor’s fees and costs in connection with such work. Any separate work letter or other agreement which is hereafter entered into between Landlord and Tenant pertaining to Alterations shall be deemed to automatically incorporate the terms of this Paragraph 9 without the necessity for further reference thereto. “Specialty Alterations” are improvements that are of a type or quantity that would not be installed by or for a typical tenant using space for general office purposes, or are otherwise nonstandard, including, without limitation, customized elevator call buttons, raised flooring, internal stairways, supplemental HVAC systems, fire suppression systems that are customarily installed for computer rooms but not for ordinary office space, racking systems, rolling or high density filing systems, private eating and cooking facilities (other than customary break-room/kitchen areas) and all specialty systems and installations relating thereto, restrooms or shower areas facilities (other than the restrooms that are part of the Base Building).

10. Repair.

a. Subject to Landlord’s obligation to repair Landlord Punch List items under Paragraph 4.a. above, and subject to Paragraph 10.b. below, Tenant accepts the Premises in the conditioned delivered. Tenant, at Tenant’s sole cost and expense, shall keep the Premises and every part thereof (including the interior walls and drop ceilings of the Premises, those portions of the Building Systems (as defined below) located within and exclusively serving the Premises, and improvements and Alterations) in good condition and repair; provided that Tenant shall not be responsible for repairs to the extent such repairs are (i) necessitated by the negligence or willful misconduct of Landlord or Landlord’s agents, employees or contractors, or (ii) Landlord’s obligation pursuant to Paragraph 10.b. below. Tenant waives all rights to make repairs at the expense of Landlord as provided by any Legal Requirement now or hereafter in effect. It is specifically understood and agreed that, except as specifically set forth in this Lease, Landlord has no obligation and has made no promises to alter, remodel, improve, repair, decorate or paint the Premises or any part thereof, and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant. Tenant hereby waives the provisions of California Civil Code Sections 1932(1), 1941 and 1942 and of any similar Legal Requirement now or hereafter in effect.

b. Repairs to the Premises due to fire, earthquake, acts of God or the elements shall be governed by Paragraph 26 below, and repairs to the Premises due to a governmental taking shall be governed by Paragraph 27 below. Landlord shall repair the Premises if they are damaged due to item (i) described in Paragraph 10.a. above (subject to Paragraph 16 below). Further, Landlord shall, at Landlord’s sole cost and expense (subject to Paragraph 7.a. above), repair and maintain in good condition and repair (x) the common areas of the Real Property that are in Tenant’s anticipated path of travel during the Lease term, (y) the structural portions of the Building (which are comprised of the exterior walls and windows, columns, shafts, common stairwells, roof, foundation, floor/ceiling slabs and core of the Building and are referred to herein as the “Base Building”) and (z) all of the Building systems, including, without limitation, elevator, plumbing, heating, electrical, security, life safety and power (the “Building Systems”), provided that, as to portions of the Building Systems that are located within and exclusively serving the Premises, Landlord shall only be required to maintain and repair the same if they were provided as part of Landlord’s Work and, provided further, Landlord shall only be required to maintain and repair the same during the twelve (12) months immediately following the Commencement Date and only if Tenant gives notice of disrepair to Landlord promptly upon discovery by Tenant (with disrepair of such portions of the Building Systems after the end of such twelve (12) month period being the responsibility of Tenant under Paragraph 10.a. above); provided further that, to the extent repairs which Landlord is required to make pursuant to the foregoing are necessitated by the negligence or deliberate misconduct of Tenant or Tenant’s agents, employees, contractors, customers or licensees, then. Tenant shall reimburse Landlord for the cost of such repair to the extent Landlord is not reimbursed therefor by insurance. Landlord shall in no event be obligated to repair any wear and tear to the Premises.

11. Abandonment. Tenant shall not abandon the Premises or any part thereof at any time during the term hereof. Tenant’s mere vacating of the Premises during the term hereof shall not constitute an abandonment under this Lease nor an Event of Default so long as Tenant continues to pay Monthly Rent, Additional Rent and all other sums due Landlord under this Lease and maintains the insurance coverage required pursuant to Paragraph 15 of this Lease. Upon the expiration or earlier termination of this Lease, or if Tenant abandons or surrenders all or any part of the Premises or is dispossessed of the Premises by process of law, or otherwise, any movable furniture, equipment, trade fixtures, or other personal property belonging to Tenant and left on the Premises shall at the option of Landlord be deemed to be abandoned and, whether or not the property is deemed abandoned, Landlord shall have the right to remove such property from the Premises and charge Tenant for the removal and any restoration of the Premises as provided in Paragraph 9. Landlord may charge Tenant for the storage of Tenant’s property left on the Premises at such rates as Landlord may from time to time reasonably determine, or, Landlord may, at its option. store Tenant’s property in a public warehouse at Tenant’s expense. Notwithstanding the foregoing, neither the provisions of this Paragraph 11 nor any other provision of this Lease shall impose upon Landlord any obligation to care for or preserve any of Tenant’s property left upon the Premises, and Tenant hereby waives and releases Landlord from any claim or liability in connection with the removal of such property from the Premises and the storage thereof and specifically waives the provisions of California Civil Code Section 1542 with respect to such release. Landlord’s action or inaction with regard to the provisions of this Paragraph 11 shall not be construed as a waiver of Landlord’s right to require Tenant to remove its property, restore any damage to the Premises and the Building caused by such removal, and make any restoration required pursuant to Paragraph 9 above.

12. Liens. If any mechanic’s, materialman’s or other liens arising out of work performed at the Premises by or on behalf of Tenant are filed against the fee of the Real Property or against Tenant’s interest in the Premises and Tenant does not remove the same (by payment, bonding or otherwise) within ten (10) days following the earlier of Tenant’s actual knowledge thereof or Landlord’s written notice to Tenant thereof, Landlord may, in addition to any other remedies available to Landlord, upon five (5) further Business Days’ written notice to Tenant, without waiving its rights based on such breach by Tenant and without releasing Tenant from any obligations hereunder, pay and satisfy the same and in such event the sums so paid by Landlord shall be due and payable by Tenant immediately without notice or demand, with interest from the date paid by Landlord through the date Tenant pays Landlord, at the Interest Rate. Landlord shall have the right to post and keep posted on the Premises any notices which it deems necessary for protection from such liens. Tenant agrees to indemnify, defend and hold Landlord and the other lndemnitees (as defined in Paragraph 14.b. below) harmless from and against any Claims (as defined in Paragraph l4.b. below) for mechanics’, materialmen’s or other liens in connection with any Alterations, repairs or any work performed. materials fiirnished or obligations incurred by or for Tenant.

13. Assignment and Subletting.

a. Landlord’s Consent. Landlord’s and Tenant’s agreement with regard to Tenant’s right to transfer all or part of its interest in the Premises is as expressly set forth in this Paragraph 13. Tenant agrees that, except upon Landlord’s prior written consent, which consent shall not (subject to Landlord’s rights under Paragraph 13.d. below) be unreasonably withheld, neither this Lease nor all or any part of the leasehold interest created hereby shall, directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, be assigned, mortgaged, pledged, encumbered or otherwise transferred by Tenant or Tenant’s legal representatives or successors in interest (collectively, an “assignment”) and neither the Premises nor any part thereof shall be sublet or be used or occupied for any purpose by anyone other than Tenant (collectively, a “sublease”). Any assignment or subletting without Landlord’s prior written consent shall, at Landlord’s option, be void and shall constitute an Event of Default entitling Landlord to terminate this Lease and to exercise all other remedies available to Landlord under this Lease and at law.

The parties hereto agree and acknowledge that. among other circumstances for which Landlord may reasonably withhold its consent to an assignment or sublease, it shall be reasonable for Landlord to withhold its consent where: (i) the assignment or subletting would involve a change in use from that expressly permitted under this Lease or otherwise violate any of the restrictions on use set forth in Paragraph 8.a. above, (ii) the proposed assignee or subtenant is a prospective tenant of the Building that has negotiated with Landlord within the preceding three (3) months (or is currently negotiating with Landlord) to lease space in the Building or is a current tenant of the Building, and in each instance Landlord has adequate available space in the Building to meet such tenant’s space requirements; (iii) Landlord reasonably disapproves of the proposed assignee’s or subtenant’s reputation or creditworthiness; (iv) Landlord reasonably determines that the character of the business that would be conducted by the proposed assignee or subtenant at the Premises, or the mariner of conducting such business, would be inconsistent with that of a first-class office building; (v) the proposed assignee or subtenant is an entity or related to an entity with whom Landlord or any affiliate with whom Landlord has engaged in litigation regarding lease default matters or who has asserted a legal claim against Landlord or an affiliate of Landlord, or against whom Landlord or any affiliate of Landlord has asserted a legal claim; (vi) Landlord reasonably determines that there is a reasonable likelihood that the proposed assignee will be unable to perform all of Tenant’s obligations under this Lease or the proposed subtenant will be unable to perform all of its obligations under the proposed sublease or (vii) as of the date Tenant requests Landlord’s consent or as of the date Landlord responds thereto, a breach by Tenant under this Lease shall have occurred and be continuing (although, upon Tenant’s cure of such breach, Tenant may resubmit the request for Landlord’s consent to the subject proposed assignment or subletting). Landlord’s foregoing rights and options shall continue throughout the entire term of this Lease.

For purposes of this Paragraph 13, the following events shall be deemed an assignment or sublease, as appropriate: (i) the issuance of equity interests (whether stock, partnership interests or otherwise) in Tenant or any subtenant or assignee, or any entity controlling any of them, to any person or group of related persons, in a single transaction or a series of related or unrelated transactions, such that, following such issuance, such person or group shall have Control (as defined below) of Tenant or any subtenant or assignee; (ii) a transfer of Control of Tenant or any subtenant or assignee, or any entity controlling any of them. in a single transaction or a series of related or unrelated transactions (including, without limitation. by consolidation, merger. acquisition or reorganization), except that the transfer of outstanding capital stock or other listed equity interests by persons or parties other than “insiders” within the meaning of the Securities Exchange Act of 1934, as amended, through the “over-the-counter” market or any recognized national or international securities exchange, shall not be included in determining whether Control has been transferred; (iii) a reduction of Tenant’s assets to the point that this Lease is substantially Tenant’s only asset; (iv) a change or conversion in the form of entity of Tenant, any subtenant or assignee, or any entity controlling any of them, which has the effect of limiting the liability of any of the partners, members or other owners of such entity; provided, however that this item (iv) shall be inapplicable to any entity that was a corporation or limited liability company as of the date such entity became the Tenant, subtenant or assignee hereunder or became a controlling entity of any such entity; or (v) the agreement by a third party to assume, take over, or reimburse Tenant for, any or all of Tenant’s obligations under this Lease, in order to induce Tenant to lease space with such third party. “Control” shall mean direct or indirect ownership of fifty percent (50%) or more of all of the voting stock of a corporation or fifty percent (50%) or more of the legal or equitable interest in any other business entity, or the power to direct the operations of any entity (by equity ownership, contract or otherwise).

If this Lease is assigned, whether or not in violation of the terms of this Lease, Landlord may collect rent from the assignee. If the Premises or any part thereof is sublet, Landlord may, upon an Event of Default by Tenant hereunder, collect rent from the subtenant. In either event, Landlord may apply the amount collected from the assignee or subtenant to Tenant’s monetary obligations hereunder.

The consent by Landlord to an assignment or subletting hereunder shall not relieve Tenant or any assignee or subtenant from the requirement of obtaining Landlord’s express prior written consent to any other or further assignment or subletting. In no event shall any subtenant be permitted to assign its sublease or to further sublet all or any portion of its subleased premises without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed by Landlord, subject to Landlord’s rights under Paragraph 13.d. below in the event of any such further assignment or sublease. Neither an assignment or subletting nor the collection of rent by Landlord from any person other than Tenant, nor the application of any such rent as provided in this Paragraph 13.a. shall be deemed a waiver of any of the provisions of this Paragraph 13.a. or release Tenant from its obligation to comply with the provisions of this Lease and Tenant shall remain fully and primarily liable for all of Tenant’s obligations under this Lease. If Landlord approves of an assignment or subletting hereunder and this Lease contains any renewal options, expansion options, rights of first refusal, rights of first negotiation or any other rights or options pertaining to additional space in the Building, such rights and/or options shall not run to the subtenant or assignee, it being agreed by the parties hereto that any such rights and options are personal to the Tenant originally named herein and may not be transferred.

b. Processing Expenses. Tenant shall pay to Landlord, as Landlord’s cost of processing each proposed assignment or subletting, an amount equal to the sum of (i) Landlord’s reasonable attorneys’ and other professional fees, plus (ii) the sum of One Thousand Dollars ($1,000.00) for the cost of Landlord’s administrative, accounting and clerical time (collectively, -Processing Costs”), and the amount of all direct and indirect costs and expenses incurred by Landlord arising from the assignee or sublessee taking occupancy of the subject space (including, without limitation, costs of freight elevator operation for moving of furnishings and trade fixtures, security service, janitorial and cleaning service, and rubbish removal service). Notwithstanding anything to the contrary herein, Landlord shall not be required to process any request for Landlord’s consent to an assignment or subletting until Tenant has paid to Landlord the amount of Landlord’s estimate of the Processing Costs and all other direct and indirect costs and expenses of Landlord and its agents arising from the assignee or subtenant taking occupancy.

c. Consideration to Landlord. In the event of any assignment or sublease, whether or not requiring Landlord’s consent, Landlord shall be entitled to receive, as additional rent hereunder, fifty percent (50%) of any consideration (including, without limitation, payment for leasehold improvements) paid by the assignee or subtenant for the assignment or sublease and, in the case of a sublease, fifty percent (50%) of the excess of the amount of rent paid for the sublet space by the subtenant over the amount of Monthly Rent under Paragraph 5 above and Additional Rent under Paragraph 7 above attributable to the sublet space for the corresponding month; except that Tenant may recapture, on a straight line amortized basis over the term of the sublease or assignment, (i) brokerage commissions paid by Tenant in connection with the subletting or assignment (not to exceed commissions typically paid in the market at the time of such subletting or assignment), and (ii) reasonable legal fees incurred by Tenant in connection with such assignment or subletting. not to exceed Two Thousand Dollars ($2,000.00)(provided that Tenant shall submit to Landlord evidence reasonably acceptable to Landlord of such legal fees actually paid by Tenant, which evidence shall include copies of the applicable attorney bills) (collectively the -Assignment or Subletting Costs”), provided that, as a condition to Tenant recapturing the Assignment or Subletting Costs, Tenant shall provide to Landlord, within ninety (90) days of Landlord’s execution of Landlord’s consent to the assignment or subletting, a detailed accounting of the Assignment or Subletting Costs and supporting documents, such as receipts and construction invoices. To effect the foregoing, Tenant shall deduct from the monthly amounts received by Tenant from the subtenant or assignee as rent or consideration (i) the Monthly Rent and Additional Rent payable by Tenant to Landlord for the subject space and (ii) the incremental amount, on an amortized basis, of the Assignment or Subletting Costs, and fifty percent (50%) of the then remaining sum shall be paid promptly to Landlord. Upon Landlord’s request, Tenant shall assign to Landlord all amounts to be paid to Tenant by any such subtenant or assignee and that belong to Landlord and shall direct such subtenant or assignee to pay the same directly to Landlord. If there is more than one sublease under this Lease, the amounts (if any) to be paid by Tenant to Landlord pursuant to this Paragraph 13.c. shall be separately calculated for each sublease and amounts due Landlord with regard to any one sublease may not be offset against rental and other consideration pertaining to or due under any other sublease. Upon Landlord’s request, Tenant shall provide Landlord with a detailed written statement of all sums payable by the assignee or subtenant to Tenant so that Landlord can determine the total sums, if any, due from Tenant to Landlord under this Paragraph 13.c.

d. Procedures. If Tenant desires to assign this Lease or any interest therein or sublet all or part of the Premises, Tenant shall give Landlord written notice thereof and the terms proposed (the “Transfer Notice”), which Transfer Notice, in the case of a proposed sublease, shall designate the space proposed to be sublet. Landlord shall have the prior right and option, to be exercised by written notice to Tenant given within thirty (30) days after receipt of the Transfer Notice (“Landlord’s Election Notice”): (i) in the event of an assignment of the Lease (other than a transaction meeting the requirements of Paragraph 13.h below), to terminate this Lease in its entirety, (ii) in the event of a sublease (other than a transaction meeting the requirements of Paragraph 13.h below) of all or part of the Premises that will result in more than one-half of the Premises being covered by one or more subleases, or that has a term (including all renewal terms) that will expire during the final year of the Lease term, to terminate this Lease as to the portion of the Premises covered by the proposed sublease, or (iii) to approve or reasonably disapprove the proposed assignment or sublease, conditional upon Landlord’s subsequent written approval of the specific sublease or assignment obtained by Tenant. If Landlord exercises an option to terminate described under (ii) above, any costs of demising the portion of the Premises affected by such termination shall be borne one-half by Landlord and one-half by Tenant. If Landlord exercises its option described in (iii) above, then Tenant shall have four (4) months thereafter (provided, however, if, as of the end of such four (4) month period Tenant is then actively negotiating with a particular proposed assignee or subtenant, then the four (4) month period shall be extended, for that particular assignee or subtenant only, until such time as those negotiations are concluded) to submit to Landlord, for Landlord’s written approval, Tenant’s proposed sublease agreement (in which the proposed subtenant shall be named, and which agreement shall otherwise meet the requirements of Paragraph 13.e. below), together with a current financial statement of such proposed assignee or subtenant and any other information reasonably requested by Landlord. Landlord shall provide such approval or disapproval within fifteen (15) days of receipt of the required information with regard to the sublease or assignment. If Tenant fails to submit the specific assignment or sublease and other required information within such time, or if the terms of the specific assignment or sublease submitted by Tenant vary from the terms set forth in the Transfer Notice approved by Landlord pursuant to (iii) above, then Tenant shall be required to submit a new Transfer Notice for Landlord’s evaluation pursuant to the procedures set forth in this paragraph.

Landlord shall have no liability for any real estate brokerage commission(s) or with respect to any of the costs and expenses that Tenant may have incurred in connection with its proposed assignment or subletting, and Tenant agrees to indemnify, defend and hold Landlord and all other Indemnitees harmless from and against any and all Claims (as defined in Paragraph 14.b. below), including, without limitation, claims for commissions, arising from such proposed assignment or subletting. Landlord’s foregoing rights and options shall continue throughout the entire term of this Lease.

e. Documentation. No permitted assignment or subletting by Tenant shall be effective until there has been delivered to Landlord a fully executed counterpart of the assignment or sublease which expressly provides that (i) the assignee or subtenant may not further assign this Lease or the sublease, as applicable, or sublet the Premises or any portion thereof, without Landlord’s prior written consent (which written consent shall not be unreasonably withheld, conditioned or delayed, subject to Landlord’s rights under the provisions of this Paragraph 13), (ii) the assignee or subtenant will comply with all of the provisions of this Lease, and Landlord may enforce the Lease provisions directly against such assignee or subtenant, (iii) in the case of an assignment, the assignee assumes all of Tenant’s obligations under this Lease arising on or after the date of the assignment, and (iv) in the case of a sublease, the subtenant agrees to be and remain jointly and severally liable with Tenant for the payment of rent pertaining to the sublet space in the amount set forth in the sublease, and for the performance of all of the terms and provisions of this Lease applicable to the sublet space. In addition to the foregoing, no assignment or sublease by Tenant shall be effective until there has been delivered to Landlord a fully executed counterpart of Landlord’s consent to assignment or consent to sublease form. The failure or refusal of a subtenant or assignee to execute any such instrument shall not release or discharge the subtenant or assignee from its liability as set forth above. Notwithstanding the foregoing, however, no subtenant or assignee shall be permitted to occupy the Premises or any portion thereof unless and until such subtenant or assignee provides Landlord with certificates evidencing that such subtenant or assignee is carrying all insurance coverage required of such subtenant or assignee under this Lease.

f. No Merger. Without limiting any of the provisions of this Paragraph 13, if Tenant has entered into any subleases of any portion of the Premises, the voluntary or other surrender of this Lease by Tenant, or a mutual cancellation by Landlord and Tenant, shall not work a merger, and shall, at the option of Landlord, terminate all or any existing subleases or subtenancies or, at the option of Landlord, operate as an assignment to Landlord of any or all such subleases or subtenancies. If Landlord does elect that such surrender or cancellation operate as an assignment of such subleases or subtenancies, Landlord shall in no way be liable for any previous act or omission by Tenant under the subleases or for the return of any deposit(s) under the subleases that have not been actually delivered to Landlord, nor shall Landlord be bound by any sublease modification(s) executed without Landlord’s consent or for any advance rental payment by the subtenant in excess of one month’s rent.

g. Special Transfer Prohibitions. Notwithstanding anything set forth above to the contrary, Tenant may not (a) sublet the Premises or assign this Lease to any person or entity in which Landlord owns an interest, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Internal Revenue Code (the “Code”); or (b) sublet the Premises or assign this Lease in any other manner which could cause any portion of the amounts received by Landlord pursuant to this Lease or any sublease to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or which could cause any other income received by Landlord to fail to qualify as income described in Section 856(c)(2) of the Code.

h. Affiliates. Notwithstanding anything to the contrary in Paragraphs 13.a., 13.c., and 13.d., but subject to Paragraphs 13.b., 13.e. and 13.f., Tenant may assign this Lease or sublet the Premises or any portion thereof, without Landlord’s consent, to any partnership, corporation or other entity which controls, is controlled by, or is under common control with Tenant or Tenant’s parent (control being defined for such purposes as ownership of at least 50% of the equity interests in, and the power to direct the management of, the relevant entity), or to any partnership, corporation or other entity resulting from a merger or consolidation with Tenant or Tenant’s parent, or to any person or entity which acquires all or substantially all the assets of Tenant as a going concern (including by means of a purchase of all or substantially all of Tenant’s stock) (collectively, an “Affiliate”), provided that (i) Landlord receives at least tell (10) days’ prior written notice of the assignment or subletting, together with evidence that the requirements of this Paragraph 13.h. have been met, (ii) the Affiliate’s net worth is not less than Tenant’s net worth as of the date of this Lease or as of the date immediately prior to the assignment or subletting (or series of transactions of which the same is a part), whichever is greater; provided, however, if the original Tenant is not dissolved as a result of the transaction that resulted in the sublease or assignment and does not thereafter dissolve during the term of this Lease in the event of an assignment, or during the term of the sublease, in the event of a sublease, then the net worth of the original Tenant may be combined with the net worth of the Affiliate for purposes of satisfying the net worth requirement of this item (ii), provided further that, if the original Tenant thereafter dissolves while this Lease (or the sublease, in the event of a sublease) is still in effect and the Affiliate did not satisfy the net worth requirement individually at the time of the assignment or sublease to the Affiliate, then, if the Affiliate does not satisfy Landlord’s net worth requirement as of the date the original Tenant dissolves, then, at such time as Landlord becomes aware of such dissolution, Landlord shall have the rights under Paragraph 13.d. above as if the assignment or sublease is to a party that is not an Affiliate, (iii) except in the case of an assignment where the assignor is dissolved as a matter of law following the series of transactions of which the assignment is a part (e.g. a merger), the Affiliate remains an Affiliate for the duration of the subletting or the balance of the term in the event of an assignment, (iv) the Affiliate assumes (in the event of an assignment) in writing all of Tenant’s obligations under this Lease (except that, if the assignment is the result of a merger or similar transaction where the obligations of the Tenant are, as a matter of law, assumed by the assignee, then Tenant need only provide Landlord with reasonably satisfactory evidence that the transaction was consummated, such as a copy of the secretary of state’s certification of the amended articles effecting the merger), and agrees (in the event of a sublease) that such subtenant will, at Landlord’s election, attorn directly to Landlord in the event that this Lease is terminated for any reason, (v) Landlord receives a fully executed copy of an assignment (if applicable) or sublease agreement between Tenant and the Affiliate, (vi) in the case of an assignment, the transaction is for legitimate business purposes unrelated to this Lease and the transaction is not a subterfuge by Tenant to avoid it obligations under this Lease or the restrictions on assignment and subletting contained herein, and (vii) in the case of a sublease, the Affiliate executes and Tenant delivers to Landlord a fully executed counterpart of Landlord’s waiver and acknowledgement form for an Affiliate sublease. Without limitation of any provision of this Paragraph 13.h, the parties acknowledge that (x) the provisions of Paragraph 13.c. above and (y) Landlord’s sublease and termination rights under items (i) and (ii) of Paragraph 13.d. above, are inapplicable to any assignment or sublease that qualifies as an assignment or sublease to an Affiliate in accordance with this Paragraph 13.h.

14. Indemnification of Landlord.

a. Landlord and the holders of any Superior Interests (as defined in Paragraph 21 below) shall not be liable to Tenant and Tenant hereby waives all claims against such parties for any loss, injury or other damage to person or property in or about the Premises or the Real Property from any cause whatsoever, including without limitation, water leakage of any character from the roof, walls, basement, fire sprinklers, appliances, air conditioning, plumbing or other portion of the Premises or the Real Property, or gas, fire, explosion, falling plaster, steam, electricity, or any malfunction within the Premises or the Real Property, or acts of other tenants of the Building; provided, however, that, subject to Paragraph 16 below and to the provisions of Paragraph 28 below regarding exculpation of Landlord from Special Claims, the foregoing waiver shall be inapplicable to any loss, injury or damage resulting directly from the gross negligence or willful misconduct of Landlord or any other Indemnitee (as defined below); except that, with regard to injury to a person (as opposed to damage to property) the foregoing waiver will also be inapplicable in the event of the ordinary negligence of Landlord or any other Indemnitee.

b. Tenant shall hold Landlord and the holders of any Superior Interest, and the constituent shareholders, partners or other owners thereof, and all of their agents, contractors, servants, officers, directors, employees and licensees (collectively with Landlord, the “Indemnitees”) harmless from and indemnify the Indemnitees against any and all claims, liabilities, damages, costs and expenses, including reasonable attorneys’ fees and costs incurred in defending against the same (collectively, “Claims”), to the extent arising from (a) the acts or omissions of Tenant or any other Tenant Parties (as defined in Paragraph 8.c. above) in, on or about the Real Property. or (b) any construction or other work undertaken by or on behalf of Tenant in, on or about the Premises, whether prior to or during the term of this Lease, or (c) any breach or Event of Default under this Lease by Tenant, or (d) any accident, injury or damage, howsoever and by whomsoever caused, to any person or property, occurring in, on or about the Premises during the term hereof (or during any period prior to, or after the end of, the Lease term that Tenant is in occupancy of the Premises); except to the extent such Claims are caused directly by the negligence or willful misconduct of Landlord or its authorized representatives. In case any action or proceeding be brought against any of the Indemnitees by reason of any such Claim, Tenant, upon notice from Landlord, covenants to resist and defend at Tenant’s sole expense such action or proceeding by counsel reasonably satisfactory to Landlord. The provisions of this Paragraph 14.b. shall survive the expiration or earlier termination of this Lease with respect to any injury, illness, death or damage occurring prior to such expiration or termination.

15. Insurance.

a. Tenant’s Insurance; Coverage Amounts. Tenant shall, at Tenant’s expense, maintain during the term of this Lease (and, if Tenant occupies or conducts activities in or about the Premises prior to or after the term hereof, then also during such pre-term or post-term period): (i) commercial general liability insurance including contractual liability coverage, with minimum coverages of Five Million Dollars ($5,000,000.00) per occurrence combined single limit for bodily injury and property damage, Five Million Dollars ($5,000,000.00) for products-completed operations coverage, One Hundred Thousand Dollars ($100,000.00) fire legal liability, Five Million Dollars ($5,000,000.00) for personal and advertising injury, with a Six Million Dollars ($6,000,000.00) general aggregate limit, for injuries to, or illness or death of, persons and damage to property occurring in or about the Premises or otherwise resulting from Tenant’s operations in the Building, provided that the foregoing coverage amounts may be provided through any combination of primary and umbrella/excess coverage policies; (ii) property insurance protecting Tenant against loss or damage by fire and such other risks as are insurable under then-available standard forms of “special form” (previously known as -all risk”) insurance policies (excluding earthquake and flood but including water damage and earthquake sprinkler leakage), covering Tenant’s personal property and trade fixtures in or about the Premises or the Real Property, and any above Building standard Alterations installed in the Premises by or at the request of Tenant (including those installed by Landlord at Tenant’s request, whether prior or subsequent to the commencement of the Lease term), for the full replacement value thereof without deduction for depreciation; (iii) workers’ compensation insurance in statutory limits; (iv) at least three months’ coverage for loss of business income and continuing expenses, providing protection against any peril included within the classification “special form” insurance, excluding earthquake and flood but including water damage and sprinkler leakage (although earthquake sprinkler leakage coverage shall be optional for Tenant); and (v) if Tenant operates owned, leased or non-owned vehicles on the Real Property, comprehensive automobile liability insurance with a minimum coverage of Two Million Dollars ($2,000,000.00) per occurrence. combined single limit; provided that the foregoing coverage amount may be provided through any combination of primary and umbrella/excess coverage policies. In no event shall any insurance maintained by Tenant hereunder or required to be maintained by Tenant hereunder be deemed to limit or satisfy Tenant’s indemnification or other obligations or liability under this Lease. Landlord reserves the right to increase the foregoing amount of liability coverage from time to time (but not more than once in any twelve (12) month period), as Landlord reasonably determines is required to adequately protect Landlord and the other parties designated by Landlord from the matters insured thereby; provided, however, such increased amounts shall not materially exceed the greater of (a) those amounts normally required for comparable buildings in the San Francisco Financial District or (b) those amounts required to provide Landlord with the same relative protection as the amounts set forth above as of the date of this Lease. Notwithstanding the foregoing, Landlord makes no representation that the limits of liability required hereunder from time to time shall be adequate to protect Tenant. Landlord reserves the right to require that Tenant cause any of its contractors, vendors, movers or other parties conducting activities in or about or occupying the Premises to obtain and maintain insurance as reasonably determined by Landlord and as to which Landlord and such other parties reasonably designated by Landlord shall be additional insureds.

b. Policy Form. Each insurance policy required pursuant to Paragraph 15.a. above shall be issued by an insurance company authorized to do business in the State of California and with a general policyholders’ rating of “A-” or better and a financial size ranking of “Class VIII” or higher in the most recent edition of Best’s Insurance Guide. Each insurer must agree to endeavor to provide thirty (30) days’ prior written notice to Landlord of cancellation or non-renewal of any such policy (ten (10) days for non-payment of premium). If any of the above policies are subject to deductibles, the deductible amounts shall not exceed amounts reasonably approved in advance in writing by Landlord. The liability policies (including any umbrella/ excess coverage policies) carried by Tenant pursuant to clauses (i) and (v) of Paragraph shall 15.a. above shall (i) name Landlord and all the other Indemnitees and any other parties designated by Landlord as additional insureds, (ii) provide that no act or omission of Tenant shall affect or limit the obligations of the insurer with respect to any other insured, and (iii) provide that the policy and the coverage provided shall be primary, that Landlord, although an additional insured, shall nevertheless be entitled to recovery under such policy for any damage to Landlord or the other Indemnitees by reason of acts or omissions of Tenant, and that any coverage carried by Landlord shall be noncontributory with respect to policies carried by Tenant. The property insurance policy carried by Tenant pursuant to clause (ii) of Paragraph 15.a. above shall include all waiver of subrogation rights endorsements necessary to effect the provisions of Paragraph 16 below. Each insurance policy required of Tenant pursuant to this Paragraph 15, or a certificate thereof, shall be delivered to Landlord by Tenant on or before the effective date of such policy and thereafter Tenant shall deliver to Landlord renewal policies or certificates at least ten (10) days prior to the expiration dates of expiring policies. If Tenant fails to procure such insurance or to deliver such policies or certificates, Landlord may, at its option, procure the same for Tenant’s account, and the cost thereof shall be paid to Landlord by Tenant upon demand. Landlord may at any time, and from time to time, inspect and/or copy any and all insurance policies required by this Lease.

c. No Implication. Nothing in this Paragraph 15 shall be construed as creating or implying the existence of (i) any ownership by Tenant of any fixtures, additions, Alterations, or improvements in or to the Premises or (ii) any right on Tenant’s part to make any addition, Alteration or improvement in or to the Premises.

d. Landlord’s Insurance. During the term hereof, Landlord shall keep the Building (excluding any above Building standard Alterations installed in the Premises by or at the request of Tenant (including those installed by Landlord at Tenant’s request, whether prior or subsequent to the commencement of the Lease term)) insured through reputable insurance underwriters against perils covered by then available standard forms of ‘‘special form” (previously known as “all risk”) insurance policies (excluding, at Landlord’s option, perils such as earthquake. flood and other standard exclusions), with a deductible provision deemed commercially reasonable by Landlord, in an amount or amounts equal to not less than eighty percent (80%) of the replacement value of the Building (excluding the land and the footings, foundations and installations below the basement level), or such greater percentage as shall be required to preclude Landlord from being deemed a coinsurer, without deduction for depreciation, including the costs of demolition and debris removal, or such other fire and property damage insurance as Landlord shall reasonably determine to give substantially equal or greater protection. Throughout the term hereof, Landlord shall carry commercial general liability insurance with commercially reasonable amounts and coverage and shall carry worker’s compensation insurance in amounts required by applicable Legal Requirements.

16. Mutual Waiver of Subrogation Rights. Each party hereto hereby releases the other respective party and, in the case of Tenant as the releasing party, the other Indemnitees, and the respective partners, shareholders, agents, employees, officers, directors and authorized representatives of such released party, from any claims such releasing party may have for damage to the Building, the Premises or any of such releasing party’s fixtures, personal property, improvements and alterations in or about the Premises, the Building or the Real Property that is caused by or results from risks insured against under any -special form” insurance policies actually carried by such releasing party or deemed to be carried by such releasing party; provided, however, that such waiver shall be limited to the extent of the net insurance proceeds payable by the relevant insurance company with respect to such loss or damage (or in the case of deemed coverage, the net proceeds that would have been payable). For purposes of this Paragraph 16, Tenant and Landlord shall each be deemed to be carrying any of the insurance policies required to be carried by them pursuant to Paragraph 15 but not actually carried by them. Each party hereto shall cause each such fire and extended coverage insurance policy obtained by it to provide that the insurance company waives all rights of recovery by way of subrogation against the other respective party and the other released parties in connection with any matter covered by such policy.

17. Utilities.

a. Basic Services. Landlord shall furnish the following utilities and services (“Basic Services”) for the Premises: (i) during the hours of 8 A.M. to 6 P.M. (“Business Hours”) Monday through Friday (except public holidays) (“Business Days”) heat and air conditioning required in Landlord’s judgment for the comfortable use and occupancy of the Premises for ordinary general office purposes, (ii) 24 hours a day, each day of the Lease term, water for the restroom(s) in the public areas serving the Premises and for use (in customary amounts) in any plumbing fixtures located in the Premises, and (iii) 24 hours a day each day of the Lease term, elevator service to the floor(s) of the Premises by non-attended automatic elevators for general office pedestrian usage. Landlord shall also furnish electricity to the Premises in accordance with Paragraph 17.c. below. Notwithstanding anything to the contrary in this Lease (subject to any temporary shutdown for repairs, for security purposes, for compliance with any legal restrictions, or due to strikes, lockouts. labor disputes, fire or other casualty, acts of God, acts of terror, or other causes beyond the reasonable control of Landlord), Tenant shall have access to the Premises 24 hours a day each day of the year.

Tenant may use the above services in excess of that provided in Basic Services, including during additional hours (“Excess Services”), which shall include without limitation. Building chilled, heated or condenser water, provided that the Excess Services desired by Tenant are reasonably available to Landlord and to the Premises (it being understood that in no event shall Landlord be obligated to make available to the Premises more than the pro rata share of the capacity of any Excess Service available to the Building or the applicable floor of the Building, as the case may be), and provided further that Tenant complies with the procedures reasonably established by Landlord from time to time for requesting and paying for such Excess Services and with all other provisions of this Paragraph 17. Landlord reserves the right to install in the Premises or the Real Property water meters (including, without limitation, any additional wiring, conduit or panel required therefor) to measure the water consumed by Tenant or to cause the usage to be measured by other reasonable methods (e.g., by temporary “check” meters or by survey).

b. Payment for Utilities and Services. The cost of Basic Services shall be included in Operating Expenses. In addition, Tenant shall pay to Landlord upon demand (i) the cost, at Landlord’s prevailing rate, of any Excess Services used by Tenant, (ii) the cost of installing, operating, maintaining or repairing any meter or other device used to measure Tenant’s consumption of utilities. (iii) the cost of installing, operating, maintaining or repairing any Temperature Balance Equipment (as defined in Paragraph 17.d. below) for the Premises and/or any equipment required in connection with any Excess Services requested by Tenant, and (iv) any cost otherwise incurred by Landlord in keeping account of or determining any Excess Services used by Tenant. Landlord’s failure to bill Tenant for any of the foregoing shall not waive Landlord’s right to bill Tenant for the same at a later time.

c. Electricity: Utility Connections. Electricity is not a part of Basic Services. However, subject to Paragraph 17.e. below, Landlord shall provide to the Premises, 24 hours a day each day of the Lease term, electricity for overhead lighting and convenience outlets. Electricity consumed at the Premises shall be measured by sub-meter (which sub-meters shall be installed by Landlord as a part of Landlord’s Work) and Tenant shall pay to Landlord the cost of all electric current consumed by Tenant at the Premises, as shown on such sub-meter, on a monthly basis, within thirty (30) days following Tenant’s receipt of Landlord’s invoice therefor. Tenant shall not connect or use any apparatus or device in the Premises which would (i) cause Tenant’s electrical demand load to exceed 1.0 watt per rentable square foot for overhead lighting or 4.0 watts per rentable square foot for convenience outlets and miscellaneous equipment loads or (ii) exceed the capacity of the existing panel or transformer serving the Premises. Tenant shall not connect with electric current (except through existing outlets in the Premises or such additional outlets as may be installed in the Premises as part of initial improvements or subsequent Alterations approved by Landlord), or water pipes, any apparatus or device for the purpose of using electrical current or water.

Landlord will not permit additional coring or channeling of the floor of the Premises in order to install new electric outlets in the Premises unless Landlord is satisfied, on the basis of such information to be supplied by Tenant at Tenant’s expense, that coring and/or channeling of the floor in order to install such additional outlets will not weaken the structure of the floor.

d. Temperature Balance. If the temperature otherwise maintained in any portion of the Premises by the heating, air conditioning or ventilation system is affected as a result of (i) the type or quantity of any lights, machines or equipment (including without limitation typical office equipment) used by Tenant in the Premises, (ii) the occupancy of such portion of the Premises by more than one person per one hundred fifty (150) square feet of rentable area therein, (iii) an electrical load for lighting or power in excess of the limits specified in Paragraph 17.c. above, or (iv) any rearrangement of partitioning or other improvements, then at Tenant’s sole cost, Landlord may install any equipment, or modify any existing equipment (including the standard air conditioning equipment) Landlord deems necessary to restore the temperature balance (such new equipment or modifications to existing equipment termed herein -Temperature Balance Equipment”). Tenant agrees to keep closed, when necessary, draperies and/or window treatments which, because of the sun’s position, must be closed to provide for the efficient operation of the air conditioning system, and Tenant agrees to cooperate with Landlord and to abide by the regulations and requirements which Landlord may prescribe for the proper functioning and protection of the heating, ventilating and air conditioning system. Landlord makes no representation to Tenant regarding the adequacy or fitness of the heating, air conditioning or ventilation equipment in the Building to maintain temperatures that may be required for, or because of, any computer or communications rooms, machine rooms, conference rooms or other areas of high concentration of personnel or electrical usage, or any other uses other than or in excess of the fractional horsepower normally required for office equipment, and Landlord shall have no liability for loss or damage suffered by Tenant or others in connection therewith.

e. Interruption of Services. Landlord’s obligation to provide utilities and services for the Premises are subject to the Rules and Regulations of the Building, applicable Legal Requirements (including the rules or actions of the public utility company furnishing the utility or service), and shutdowns for maintenance and repairs, for security purposes, or due to strikes, lockouts, labor disputes, fire or other casualty, acts of God, or other causes beyond the control of Landlord. In the event of an interruption in, or failure or inability to provide any service or utility for the Premises for any reason, such interruption, failure or inability shall not constitute an eviction of Tenant, constructive or otherwise, or impose upon Landlord any liability whatsoever, including, but not limited to, liability for consequential damages or loss of business by Tenant, or entitle Tenant to any abatement or offset of Monthly Rent, Additional Rent or any other amounts due from Tenant under this Lease. Tenant hereby waives the provisions of California Civil Code Section 1932(1) or any other applicable existing or future Legal Requirement permitting the termination of this Lease due to such interruption, failure or inability. Notwithstanding the foregoing, if any interruption in or failure or inability to provide any of the services or utilities described in Paragraph 17.a. (each a “Service Interruption”) is (i) within the reasonable control of Landlord or its agents or employees to correct and continues for seven (7) or more Business Days after Landlord becomes aware thereof, whether by Tenant’s written notice to Landlord or otherwise, or (ii) outside of Landlord’s reasonable control to correct and continues for sixty (60) or more consecutive days after Landlord becomes aware thereof, whether by Tenant’s written notice or otherwise, and Tenant is unable to conduct, and does not conduct, any business in a material portion of the Premises as a result thereof, then Tenant shall be entitled to an abatement of Monthly Rent under Paragraph 5 above and Additional Rent under Paragraph 7 above, which abatement shall commence as of the first (1st) day after the expiration of such seven (7) Business Days or sixty (60) day period (as applicable) and to terminate upon the cessation of the Service Interruption and which abatement shall be based on the portion of the Premises rendered unusable for Tenant’s business by the Service Interruption. The abatement and termination rights set forth above shall be inapplicable to any Service Interruption that is caused by (x) damage from fire or casualty (it being acknowledged that such situation shall be governed by Paragraph 27 below) or (y) to any other Service Interruption described in this Paragraph 17.e. to the extent caused by the negligence or willful misconduct of Tenant or its agents, employees or contractors.

f. Governmental Controls. In the event any governmental authority having jurisdiction over the Real Property or the Building promulgates or revises any Legal Requirement or building, fire or other code or imposes mandatory or voluntary controls or guidelines on Landlord or the Real Property or the Building relating to the use or conservation of energy or utilities or the reduction of automobile or other emissions (collectively, “Controls”) or in the event Landlord is required or elects to make alterations to the Real Property or the Building in order to comply with such mandatory or voluntary Controls, Landlord may, in its sole discretion, comply with such Controls or make such alterations to the Real Property or the Building related thereto. Such compliance and the making of such alterations shall not constitute an eviction of Tenant, constructive or otherwise, or impose upon Landlord any liability whatsoever, including, but not limited to, liability for consequential damages or loss of business by Tenant.

g. Janitorial Services; Refuse Removal; Extermination Services.

i. Subject to Paragraph 17.g.ii. below, Tenant shall maintain the Premises in a clean and sanitary condition appropriate for a first class building and shall be responsible for providing janitorial services to the Premises at Tenant’s sole cost and expense. Tenant shall ensure that the janitors used by Tenant shall not cause any labor disturbance in or at the Real Property. Tenant and Tenant’s janitorial service shall comply with Landlord’s Green Cleaning Standards for LEED compliance in effect from time to time, a copy of which standards are available in the Building office. Tenant shall comply with Landlord’s rules and procedures concerning temporary storage of refuse and the time and manner of disposal thereof in the designated areas of the Real Property. If Landlord determines that the Premises are not being maintained in accordance with the foregoing standards, Landlord shall have the right to provide janitorial services to the Premises, at Tenant’s sole cost and expense. In addition, Tenant shall procure and maintain during the term of this Lease, at Tenant’s sole cost and expense, a contract providing for extermination services to the Premises as frequently as Landlord reasonably deems necessary. Tenant shall submit such contract to Landlord for Landlord’s prior reasonable approval.

ii. Notwithstanding anything to the contrary in Paragraph 17.g.i. above, Tenant has requested that Landlord contract directly with the janitorial service that will provide janitorial services to the Premises. Landlord has agreed to the foregoing, subject to the terms of this Paragraph 17.g.ii. Landlord shall enter into and administer a contract for the provision of janitorial services to the Premises (the “Landlord Administered Janitorial Contract”). During the period that the Landlord Administered Janitorial Contract is in place pursuant to this Paragraph 17.g.ii., Tenant shall assign one or more Tenant representatives who, until further written notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant for purposes of this paragraph. Prior to entering into a Landlord Administered Janitorial Contract, Landlord shall consult with Tenant’s representative(s) to determine the janitorial company to be employed, scope of work requested, products to be purchased, hours of service and all other elements of the Landlord Administered Janitorial Contract. During the term of the Landlord Administered Janitorial Contract, Landlord and Tenant’s representative shall consult with each other regarding any issues arising thereunder so that Landlord can address the same. Tenant shall pay for the janitorial services directly to Landlord on a monthly basis not later than thirty (30) days following receipt of Landlord’ written invoice therefor. If Tenant fails to pay such sums when due and thereafter does not pay such sums within thirty (30) days following written notice from Landlord that such sums are past due, Landlord may terminate the Landlord Administered Janitorial Contract and Tenant shall thereafter be responsible for providing the janitorial services to the Premises. In no event shall such termination relieve Tenant from its obligation to pay sums that accrued under the Landlord Administered Janitorial Contract prior to such termination of the Landlord Administered Janitorial Contract. In no event shall Landlord be responsible for, and Tenant hereby waives all claims against Landlord on account of any loss, injury or other damage to person or property (including theft) in or about the Premises resulting from or claimed to result from the acts of the janitorial company (including its employees or agents) retained under the Landlord Administered Janitorial Contract. Sums due from Tenant to Landlord under this Paragraph 17 shall constitute rent under this Lease.

If, at any time during the Lease term, Tenant desires that the Landlord Administered Janitorial Contract be terminated so that Tenant can contract directly for janitorial services for the Premises, Landlord shall, upon not less than thirty (30) days prior written notice form Tenant, terminate the Landlord Administered Janitorial Contract (or, at Tenant’s request, arrange for such contract to be assigned to Tenant), provided that, in no event shall such termination relieve Tenant from its obligation to pay sums that accrued under the Landlord Administered Contract prior to such termination.

18. Personal Property and Other Taxes. Tenant shall pay, at least ten (10) days before delinquency, any and all taxes, fees, charges or other governmental impositions levied or assessed against Landlord or Tenant (a) upon Tenant’s equipment, furniture, fixtures, improvements and other personal property (including carpeting installed by Tenant) located in the Premises, (b) by virtue of any Alterations made by Tenant to the Premises, and (c) upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises. If any such fee, charge or other governmental imposition is paid by Landlord, Tenant shall reimburse Landlord for Landlord’s payment upon demand.

19. Rules and Regulations. Tenant shall comply with the rules and regulations set forth on Exhibit B attached hereto, as such rules and regulations may be reasonably modified or amended by Landlord from time to time (the “Rules and Regulations”); provided, however, that modifications or amendments shall not be binding upon Tenant until Tenant has received a copy of the same. Landlord shall use commercially reasonable efforts to enforce the Rules and Regulations in a consistent, fair and reasonable manner, but Landlord shall not be responsible to Tenant for the nonperformance or noncompliance by any other tenant or occupant of the Building of or with any of the Rules and Regulations. In the event of any conflict between the Rules and Regulations and the balance of this Lease, the balance of this Lease shall control.

20. Surrender: Holding Over.

a. Surrender. Upon the expiration or other termination of this Lease, Tenant shall surrender the Premises to Landlord vacant and broom-clean, with all improvements and Alterations (except as provided below) in their original condition, except for reasonable wear and tear, damage from casualty or condemnation and any changes resulting from approved Alterations; provided, however, that prior to the expiration or termination of this Lease Tenant shall remove from the Premises any Specialty Alterations that Tenant is required by Landlord to remove pursuant to

Paragraph 9.b. above and all of Tenant’s personal property (including, without limitation, all voice and data cabling, including any electrical, voice or data conduit, trays and/or cabling installed by or for Tenant in the ceiling of a floor of the Building that is directly below the space being served by such cabling). If such removal is not completed at the expiration or other termination of this Lease, Landlord may remove the same at Tenant’s expense. Any damage to the Premises or the Building caused by such removal shall be repaired promptly by Tenant (including the patching or repairing of ceilings, floors and walls) or, if Tenant fails to do so, Landlord may do so at Tenant’s expense. The removal of Alterations from the Premises shall be governed by Paragraph 9 above. Tenant’s obligations under this paragraph shall survive the expiration or other termination of this Lease. Upon expiration or termination of this Lease or of Tenant’s possession, Tenant shall surrender all keys to the Premises or any other part of the Building and shall make known to Landlord the combination of locks on all safes, cabinets and vaults that may be located in the Premises.

b. Holding Over. If Tenant remains in possession of the Premises after the expiration or earlier termination of this Lease with the express written consent of Landlord, Tenant’s occupancy shall be a month-to-month tenancy at a rent agreed upon by Landlord and Tenant, but in no event less than the greater of (i) one hundred fifty percent (150%) of the Monthly Rent and one hundred percent (100%) of the Additional Rent payable under this Lease during the last full month prior to the date of the expiration of this Lease or (ii) the then fair market rental (as reasonably determined by Landlord) for the Premises. Except as provided in the preceding sentence, the month-to-month tenancy shall be on the terms and conditions of this Lease, except that any renewal options, expansion options, rights of first refusal, rights of first negotiation or any other rights or options pertaining to additional space in the Building contained in this Lease shall be deemed to have terminated and shall be inapplicable thereto. Landlord’s acceptance of rent after such holding over with Landlord’s written consent shall not result in any other tenancy or in a renewal of the original term of this Lease. If Tenant remains in possession of the Premises after the expiration or earlier termination of this Lease without Landlord’s consent, Tenant’s continued possession shall be on the basis of a tenancy at sufferance and Tenant shall pay as Monthly Rent during the holdover period an amount equal to the greater of (i) for the first thirty (30) days of such holdover, one hundred fifty percent (150%) of the Monthly Rent and one hundred percent (100%) of the Additional Rent payable under this Lease for the last full month prior to the date of such expiration or termination and (ii) for the holdover period from and after the end of such thirty (30) day period, such percentage applied to Monthly Rent shall increase to two hundred percent (200%).

c. Indemnification. Tenant shall indemnify, defend and hold Landlord harmless from and against all Claims incurred by or asserted against Landlord and arising directly or indirectly from Tenant’s failure to timely surrender the Premises, including but not limited to (i) any rent payable by or any loss, cost, or damages, including lost profits, claimed by any prospective tenant of the Premises or any portion thereof, and (ii) Landlord’s damages as a result of such prospective tenant rescinding or refusing to enter into the prospective lease of the Premises or any portion thereof by reason of such failure to timely surrender the Premises; provided, however, as a condition to Tenant’s obligations under this Paragraph 20.c., Landlord shall give Tenant written notice of the existence of a prospective successor tenant for the Premises or any portion thereof, or the existence of any other matter which might give rise to a claim by Landlord under the foregoing indemnity, at least thirty (30) days prior to the date Landlord shall require Tenant’s surrender of the Premises, and Tenant shall not be responsible to Landlord under the foregoing indemnity if Tenant shall surrender the Premises on or prior to the expiration of such thirty (30) day period (it being agreed, however, that Landlord need not identify the prospective tenant by name in its notice, and it being further agreed that such notice may be given prior to the scheduled expiration date of this Lease).

21. Subordination and Attornment.

a. This Lease is expressly made subject and subordinate to any mortgage, deed of trust, ground lease, underlying lease or like encumbrance affecting any part of the Real Property or any interest of Landlord therein which is now existing or hereafter executed or recorded, any present or future modification, amendment or supplement to any of the foregoing, and to any advances made thereunder (any of the foregoing being a “Superior Interest”) without the necessity of any further documentation evidencing such subordination. Notwithstanding the foregoing, Tenant shall, within ten (10) Business Days after Landlord’s request, execute and deliver to Landlord a document evidencing the subordination of this Lease to a particular Superior Interest. Tenant hereby irrevocably appoints Landlord as Tenant’s attorney-in-fact to execute and deliver any such instrument in the name of Tenant if Tenant fails to do so within such time. If the interest of Landlord in the Real Property or the Building is transferred to any person (“Purchaser”) pursuant to or in lieu of foreclosure or other proceedings for enforcement of any Superior Interest, Tenant shall immediately attorn to the Purchaser, and this Lease shall continue in full force and effect as a direct lease between the Purchaser and Tenant on the terms and conditions set forth herein, provided that Purchaser acquires and accepts the Real Property or the Building subject to this Lease. Upon Purchaser’s request, including any such request made by reason of the termination of this Lease as a result of such foreclosure or other proceedings, Tenant shall enter in to a new lease with Purchaser on the terms and conditions of this Lease applicable to the remainder of the term hereof. Notwithstanding the subordination of this Lease to Superior Interests as set forth above, the holder of any Superior Interest may at any time (including as part of foreclosure or other proceedings for enforcement of such Superior Interest), upon written notice to Tenant, elect to have this Lease be prior and superior to such Superior Interest.

Landlord represents to Tenant that, as of the date hereof, Bank of America, N.A. (“Current Lender”) is the only holder of a Superior Interest. Notwithstanding anything to the contrary above, Landlord shall use commercially reasonable efforts to obtain from Current Lender for Tenant a non-disturbance agreement (in the form set forth in Paragraph 21.b. below), but in no event shall Landlord be liable to Tenant in the event Current Lender does not provide such non-disturbance agreement to Tenant. Further, Tenant shall pay any fees imposed by Current Lender for the issuance of the non-disturbance agreement. if Tenant receives a non-disturbance agreement from Current Lender, the terms of the non-disturbance agreement shall control in the event of any inconsistency between the terms thereof and this Paragraph 21.a.

b. Notwithstanding anything to the contrary above, if a Superior Interest will be created following the date of this Lease, then this Lease shall be subject and subordinate to such Superior Interest only upon delivery to Tenant of a non-disturbance agreement executed by the holder of the Superior Interest providing that if Tenant is not in default under this Lease beyond any applicable grace period, such party will recognize this Lease and Tenant’s rights hereunder and will not disturb Tenant’s possession hereunder, and if this Lease is by operation of law terminated in a foreclosure, that a new lease will be entered into on the same terms as this Lease for the remaining term hereof, and including such further matters and conditions to the foregoing as may be customarily and commercially reasonably required by the holder of the Superior Interest. Tenant shall, within ten (10) Business Days after Landlord’s request, execute and deliver to Landlord a document evidencing such subordination, provided that the non-disturbance provisions provided for in this Paragraph 21.b. are included in such document. Tenant hereby irrevocably appoints Landlord as Tenant’s attorney-in-fact to execute and deliver any such instrument in the name of Tenant if Tenant fails to do so within such time.

22. Financing Condition. If any lender or ground lessor that intends to acquire an interest in, or holds a mortgage, ground lease or deed of trust encumbering any portion of the Real Property should require either the execution by Tenant of an agreement requiring Tenant to send such lender written notice of any default by Landlord under this Lease, giving such lender the right to cure such default until such lender has completed foreclosure, and preventing Tenant from terminating this Lease (to the extent such termination right would otherwise be available) unless such default remains uncured after foreclosure has been completed, and/or any modification of the agreements, covenants. conditions or provisions of this Lease, then Tenant agrees that it shall, within ten (10) Business Days after Landlord’s request, execute and deliver such agreement and modify this Lease as required by such lender or ground lessor; provided, however, that no such modification shall affect the length of the Lease term, increase the rent payable by Tenant hereunder, increase Tenant’s non-monetary obligations hereunder (other than in a non-substantial manner, such as requiring that Tenant send additional copies of notices to one or more additional parties) or materially diminish Tenant’s rights hereunder. Tenant acknowledges and agrees that its failure to timely execute any such agreement or modification required by such lender or ground lessor within such ten (10) Business Day period, and subsequent failure to deliver the agreement or modification within five (5) Business Days following Landlord’s second written request for the agreement or modification, may cause Landlord serious financial damage by causing the failure of a financing transaction and giving Landlord all of its rights and remedies under Paragraph 25 below, including its right to damages caused by the loss of such financing.

23. Entry by Landlord. Landlord may, at any and all reasonable times, and upon reasonable advance notice (provided that no advance notice need be given if an emergency necessitates an immediate entry or prior to entry to provide routine janitorial services under Paragraph I 7.g.ii. above, if applicable), enter the Premises to (a) inspect the same and to determine whether Tenant is in compliance with its obligations hereunder, (b) supply janitorial and any other service Landlord is required to provide hereunder, (c) show the Premises to prospective lenders, purchasers or (during the final twelve (12) months of the Lease Term) tenants, (d) post notices of non-responsibility, and (e) alter, improve or repair the Premises (to the extent such work is required or permitted hereunder to be performed by Landlord) or any other portion of the Real Property. In connection with any such alteration, improvement or repair, Landlord may erect in the Premises or elsewhere in the Real Property scaffolding and other structures reasonably required for the work to be performed. In no event shall such entry or work entitle Tenant to an abatement of rent, constitute an eviction of Tenant, constructive or otherwise, or impose upon Landlord any liability whatsoever, including but not limited to liability for consequential damages or loss of business or profits by

Tenant. Landlord shall use good faith efforts to cause all such work to be done in such a manner as to cause as little interference to Tenant as reasonably possible without incurring additional expense. Landlord shall at all times retain a key with which to unlock all of the doors in the Premises, except Tenant’s vaults and safes. If an emergency necessitates immediate access to the Premises, Landlord may use whatever force is necessary to enter the Premises and any such entry to the Premises shall not constitute a forcible or unlawful entry into the Premises, a detainer of the Premises, or an eviction of Tenant from the Premises, or any portion thereof.

24. Insolvency or Bankruptcy. The occurrence of any of the following shall constitute an Event of Default under Paragraph 25 below:

a. Tenant ceases doing business as a going concern, makes an assignment for the benefit of creditors, is adjudicated an insolvent, files a petition (or files an answer admitting the material allegations of such petition) seeking for Tenant any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar arrangement under any state or federal bankruptcy or other law, or Tenant consents to or acquiesces in the appointment, pursuant to any state or federal bankruptcy or other law, of a trustee, receiver or liquidator for the Premises, for Tenant or for all or any substantial part of Tenant’s assets; or

b. Tenant fails within sixty (60) days after the commencement of any proceedings against Tenant seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any state or federal bankruptcy or other Legal Requirement, to have such proceedings dismissed, or Tenant fails, within sixty (60) days after an appointment pursuant to any state or federal bankruptcy or other Legal Requirement without Tenant’s consent or acquiescence, of any trustee, receiver or liquidator for the Premises, for Tenant or for all or any substantial part of Tenant’s assets, to have such appointment vacated; or

c. Tenant is unable, or admits in writing its inability, to pay its debts as they mature; or

d. Tenant gives notice to any governmental body of its insolvency or pending insolvency, or of its suspension or pending suspension of operations.

In no event shall this Lease be assigned or assignable by reason of any voluntary or involuntary bankruptcy, insolvency or reorganization proceedings, nor shall any rights or privileges hereunder be an asset of Tenant, the trustee, debtor-in-possession, or the debtor’s estate in any bankruptcy, insolvency or reorganization proceedings.

25. Default and Remedies.

a. Events of Default. The occurrence of any of the following shall constitute an “Event of Default” by Tenant:

1. Tenant fails to pay Monthly Rent, Additional Rent or any other rent due hereunder within five (5) Business Days following written notice from Landlord that such sum is past due; provided, however, that Landlord shall only be required to give two (2) such notices in any calendar year, and after two (2) such notices are given any failure by Tenant in such calendar year to pay Monthly Rent, Additional Rent or any other rent due hereunder on or before the date due will constitute an Event of Default without the requirement of notice from Landlord of such failure; or

2. Deleted; or

3. Tenant fails to deliver any estoppel certificate pursuant to Paragraph 29 below, subordination agreement pursuant to Paragraph 21 above, or document required pursuant to Paragraph 22 above, within the applicable period set forth therein and thereafter does not deliver the same within five (5) Business Days following a written notice from Landlord advising Tenant that the document was not delivered when due; or

4. Tenant violates the bankruptcy and insolvency provisions of Paragraph 24 above; or

5. Tenant makes or has made or furnishes or has furnished any warranty, representation or statement to Landlord in connection with this Lease, or any other agreement made by Tenant for the benefit of Landlord, which is or was false or misleading in any material respect when made or furnished; or

6. Tenant assigns this Lease or subleases any portion of the Premises in violation of Paragraph 13 above; or

7. The default by any guarantor of Tenant’s obligations under this Lease of any provision of such guarantor’s guaranty, or the attempted repudiation or revocation of any such guaranty or any provision thereof by such guarantor, or the application of items 4 of 5 or (v) above of this Paragraph 25.a. with the reference to -Tenant” therein being deemed to refer instead to such guarantor; or

8. Deleted; or

9. Tenant fails to comply with any other provision of this Lease in the manner required pursuant to this Lease within thirty (30) days after written notice from Landlord of such failure (or if the noncompliance cannot by its nature be cured within the 30 day period, if Tenant fails to commence to cure such noncompliance within the 30 day period or thereafter fails to diligently prosecute such cure to completion); except that such thirty (30) day period for the commencement of the cure shall be shortened to the shorter time period set forth in Landlord’s written notice to Tenant if such shorter time period is reasonably necessary to protect the health, safety or quiet enjoyment of the Building by its tenants and occupants or to prevent further damage or loss to Landlord or the Real Property or to avoid a violation (or continuance of any violation) of any Legal Requirement.

b. Remedies. Upon the occurrence of an Event of Default Landlord shall have the following remedies, which shall not be exclusive but shall be cumulative and shall be in addition to any other remedies now or hereafter allowed by law:

1. Landlord may terminate Tenant’s right to possession of the Premises at any time by written notice to Tenant. Tenant expressly acknowledges that in the absence of such written notice from Landlord, no other act of Landlord, including, but not limited to, its re-entry into the Premises, its efforts to relet the Premises, its reletting of the Premises for Tenant’s account, its storage of Tenant’s personal property and trade fixtures, its acceptance of keys to the Premises from Tenant, its appointment of a receiver, or its exercise of any other rights and remedies under this Paragraph 25 or otherwise at law, shall constitute an acceptance of Tenant’s surrender of the Premises or constitute a termination of this Lease or of Tenant’s right to possession of the Premises.

Upon such termination in writing of Tenant’s right to possession of the Premises, this Lease shall terminate and Landlord shall be entitled to recover damages from Tenant as provided in California Civil Code Section 1951.2 or any other applicable existing or future Legal Requirement providing for recovery of damages for such breach, including but not limited to the following:

(i) The reasonable cost of recovering the Premises; plus

(ii) The reasonable cost of removing Tenant’s Alterations, trade fixtures and improvements; plus

(iii) All unpaid rent due or earned hereunder prior to the date of termination, less the proceeds of any reletting or any rental received from subtenants prior to the date of termination applied as provided in Paragraph 25.b.2. below, together with interest at the Interest Rate, on such sums from the date such rent is due and payable until the date of the award of damages; plus

(iv) The amount by which the rent which would be payable by Tenant hereunder, including Additional Rent under Paragraph 7 above, as reasonably estimated by Landlord, from the date of termination until the date of the award of damages, exceeds the amount of such rental loss as Tenant proves could have been reasonably avoided, together with interest at the interest Rate on such sums from the date such rent is due and payable until the date of the award of damages: plus

(v) The amount by which the rent which would be payable by Tenant hereunder, including Additional Rent under Paragraph 7 above, as reasonably estimated by Landlord, for the remainder of the then term, after the date of the award of damages exceeds the amount such rental loss as Tenant proves could have been reasonably avoided, discounted at the discount rate published by the Federal Reserve Bank of San Francisco for member banks at the time of the award plus one percent (1%); plus

(vi) Such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law, including without limitation any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom.

2. Landlord has the remedy described in California Civil Code Section 1951.4 (a landlord may continue the lease in effect after the tenant’s breach and abandonment and recover rent as it becomes due, if the tenant has the right to sublet and assign subject only to reasonable limitations), and may continue this Lease in full force and effect and may enforce all of its rights and remedies under this Lease, including, but not limited to, the right to recover rent as it becomes due. After the occurrence of an Event of Default, Landlord may enter the Premises without terminating this Lease and sublet all or any part of the Premises for Tenant’s account to any person, for such term (which may be a period beyond the remaining term of this Lease), at such rents and on such other terms and conditions as Landlord deems advisable. In the event of any such subletting, rents received by Landlord from such subletting shall be applied (i) first, to the payment of the costs of maintaining, preserving, altering and preparing the Premises for subletting, the other costs of subletting, including but not limited to brokers’ commissions, attorneys’ fees and expenses of removal of Tenant’s personal property, trade fixtures and Alterations; (ii) second, to the payment of rent then due and payable hereunder; (iii) third, to the payment of future rent as the same may become due and payable hereunder; (iv) fourth, the balance, if any, shall be paid to Tenant upon (but not before) expiration of the term of this Lease. If the rents received by Landlord from such subletting, after application as provided above, are insufficient in any month to pay the rent due and payable hereunder for such month, Tenant shall pay such deficiency to Landlord monthly upon demand. Notwithstanding any such subletting for Tenant’s account without termination, Landlord may at any time thereafter, by written notice to Tenant, elect to terminate this Lease by virtue of a previous Event of Default.

During the continuance of an Event of Default, for so long as Landlord does not terminate Tenant’s right to possession of the Premises and subject to Paragraph 13, entitled Assignment and Subletting, and the options granted to Landlord thereunder, Landlord shall not unreasonably withhold its consent to an assignment or sublease of Tenant’s interest in the Premises or in this Lease.

3. Following the termination of this Lease due to an Event of Default, Landlord may enter the Premises without terminating this Lease and remove all Tenant’s personal property, Alterations and trade fixtures from the Premises and store them at Tenant’s risk and expense. If Landlord removes such property from the Premises and stores it at Tenant’s risk and expense, and if Tenant fails to pay the cost of such removal and storage after written demand therefor and/or to pay any rent then due, then after the property has been stored for a period of thirty (30) days or more Landlord may sell such property at public or private sale, in the manner and at such times and places as Landlord deems commercially reasonable following reasonable notice to Tenant of the time and place of such sale. The proceeds of any such sale shall be applied first to the payment of the expenses for removal and storage of the property, the preparation for and the conducting of such sale, and for attorneys’ fees and other legal expenses incurred by Landlord in connection therewith, and the balance shall be applied as provided in Paragraph 25.b.2. above.

Tenant hereby waives all claims for damages that may be caused by Landlord’s reentering and taking possession of the Premises or removing and storing Tenant’s personal property pursuant to this Paragraph 25, and Tenant shall indemnify, defend and hold Landlord harmless from and against any and all Claims resulting from any such act. No reentry by Landlord shall constitute or be construed as a forcible entry by Landlord.

4. Landlord may require Tenant to remove any and all Specialty Alterations from the Premises that Landlord is entitled to require Tenant to remove under Paragraph 9.b. above or, if Tenant fails to do so within ten (10) days after Landlord’s request, Landlord may do so at Tenant’s expense.

5. Landlord may cure the Event of Default at Tenant’s expense, it being understood that such performance shall not waive or cure the subject Event of Default. If Landlord pays any sum or incurs any expense in curing the Event of Default, Tenant shall reimburse Landlord upon demand for the amount of such payment or expense with interest at the Interest Rate from the date the sum is paid or the expense is incurred until Landlord is reimbursed by Tenant. Any amount due Landlord under this subsection shall constitute additional rent hereunder.

c. Waiver of Redemption. Tenant hereby waives, for itself and all persons claiming by and under Tenant, all rights and privileges which it might have under any present or future Legal Requirement to redeem the Premises or to continue this Lease after being dispossessed or ejected from the Premises.

26. Damage or Destruction. If all or any part of the Premises or any material portion of the balance of the Real Property is damaged by fire or other casualty, Landlord shall, within sixty (60) days following the date of the damage, give Tenant written notice of Landlord’s reasonable estimate of the time required from the date of the damage to repair the damage (the “Damage

Estimate”). Landlord shall use commercially reasonable efforts to diligently proceed to repair the damage and this Lease shall remain in full force and effect if (i) the damage is caused by a peril covered by Landlord’s insurance (or required under this Lease to be covered by Landlord’s insurance), the proceeds from such insurance are sufficient (without considering any deductible amounts) to repair the damage (an “Insured Casualty”), and the Damage Estimate is three hundred sixty five (365) days from the date of the casualty or less, or (ii) the damage is caused by a peril not covered (and not required to be covered) by Landlord’s insurance or the proceeds from Landlord’s insurance are not sufficient (without considering any deductible amounts) to repair the damage (an “Uninsured Casualty”), and the Damage Estimate is one hundred twenty (120) days from the date of casualty or less. If the Damage Estimate is more than three hundred sixty five (365) days, in the case of an Insured Casualty, or more than one hundred twenty (120) days, in the case of an Uninsured Casualty, Landlord, at its option exercised by written notice to Tenant within sixty (60) days of the date of the damage, shall either (a) diligently proceed to repair the damage, in which event this Lease shall continue in full force and effect, or (b) terminate this Lease as of the date specified by Landlord in the notice, which date shall be not less than thirty (30) days nor more than sixty (60) days after the date such notice is given, and this Lease shall terminate on the date specified in the notice. Notwithstanding the foregoing, Landlord shall not be obligated to repair or replace any of Tenant’s movable furniture, equipment, trade fixtures. and other personal property, nor any Specialty Alterations or above Building standard Alterations installed in the Premises by or at the request of Tenant (including those installed by Landlord at Tenant’s request, whether prior or subsequent to the commencement of the Lease term), and no damage to any of the foregoing shall entitle Tenant to any rent abatement, and Tenant shall, at Tenant’s sole cost and expense, repair and replace such items. All such repair and replacement of Specialty Alterations and above Building standard Alterations by Tenant shall be performed in accordance with Paragraph 9 above regarding Alterations.

If the damage is to the Premises or if’ the Building is so damaged that access to or use and occupancy of the Premises is materially impaired, the Damage Estimate is more than three hundred sixty-five (365) days, and Landlord does not give notice terminating this Lease within the sixty (60) day period provided above, then Tenant may give notice to Landlord, within fifteen (15) calendar days after the expiration of the aforesaid sixty (60) day period, terminating this Lease as of the date specified in Tenant’s termination notice, which date shall not be before the date of such notice or more than thirty (30) days after the date of Tenant’s termination notice. If this Lease was not terminated pursuant to the above and Landlord is required by the terms hereof to repair the subject damages, then, if Landlord does not complete the repairs by the date that is three hundred sixty-five days (365) days following the date of the damage (such period to be extended by any delays caused by Tenant or its agents), then Tenant may send Landlord a written notice electing to terminate this Lease and, if Landlord does not complete the repairs by the date that is thirty (30) days following Landlord’s receipt of such termination notice, this Lease shall terminate at the end of such 30-day period. However, if Landlord completes the repairs within such 30-day period, then Tenant’s termination notice shall be void and the Lease shall remain in effect.

Notwithstanding anything to the contrary contained in this Paragraph 26, if the initial Damage Estimate is more than ninety (90) days, and the date on which Landlord reasonably anticipates the repairs of such damage will be completed is during the last twelve (12) months of the Lease term (as the same may have been previously extended), Landlord and Tenant shall each have the option to terminate this Lease by giving written notice to the other, in the case of Landlord together with the Damage Estimate. or, in the case of Tenant, within thirty (30) days of Tenant’s receipt of the Damage Estimate, and this Lease shall terminate as of the date specified by the party in its termination notice, which date shall not be before the date of such notice or more than thirty (30) days after the date of such notice.

Notwithstanding anything to the contrary in this Paragraph 26, if damage which would otherwise lead to a right to terminate this Lease results from the willful misconduct of Landlord or Tenant, the party from whose misconduct such damage results shall have no right to terminate this Lease.

If the fire or other casualty damages the Premises or the common areas of the Real Property necessary for Tenant’s use and occupancy of the Premises, Tenant ceases to use any portion of the Premises as a result of such damage, then during the period the Premises or portion thereof are rendered unusable by such damage and repair, Tenant’s Monthly Rent and Additional Rent under Paragraphs 5 and 7 above shall be proportionately reduced based upon the extent to which the damage and repair prevents Tenant from conducting, and Tenant does not conduct, its business at the Premises; provided, however, if the damage results from the negligence or willful misconduct of Tenant or Tenant’s agents, employees, contractors or licensees, then Tenant’s Monthly Rent and Additional Rent will not abate unless Tenant reimburses Landlord for the deductible required under Landlord’s property damage/rental loss insurance.

A total destruction of the Building shall automatically terminate this Lease. In no event shall Tenant be entitled to any compensation or damages from Landlord for loss of use of the whole or any part of the Premises or for any inconvenience occasioned by any such destruction, rebuilding or restoration of the Premises, the Building or access thereto, except for the rent abatement expressly provided above. Tenant hereby waives California Civil Code Sections 1932(2) and 1933(4), providing for termination of hiring upon destruction of the thing hired and Sections 1941 and 1942, providing for repairs to and of premises.

27. Eminent Domain.

a. If all or any part of the Premises is taken by any public or quasi-public authority under the power of eminent domain, or any agreement in lieu thereof (a “taking”), this Lease shall terminate as to the portion of the Premises taken effective as of the date of taking. If only a portion of the Premises is taken, Landlord or Tenant may terminate this Lease as to the remainder of the Premises upon written notice to the other party within ninety (90) days after the taking; provided, however, that Tenant’s right to terminate this Lease is conditioned upon the remaining portion of the Premises being of such size or configuration that such remaining portion of the Premises is unusable or uneconomical for Tenant’s business. Landlord shall be entitled to all compensation, damages, income, rent awards and interest thereon whatsoever which may be paid or made in connection with any taking and Tenant shall have no claim against Landlord or any governmental authority for the value of any unexpired term of this Lease or of any of the improvements or Alterations in the Premises; provided, however, that the foregoing shall not prohibit Tenant from prosecuting a separate claim against the taking authority for an amount separately designated for Tenant’s relocation expenses or the interruption of or damage to Tenant’s business or as compensation for Tenant’s personal property, trade fixtures, Alterations or other improvements paid for by Tenant so long as any award to Tenant will not reduce the award to Landlord.

In the event of a partial taking of the Premises which does not result in a termination of this Lease, the Monthly Rent and Additional Rent under Paragraphs 5 and 7 hereunder shall be equitably reduced. If all or any material part of the Real Property other than the Premises is taken, Landlord may terminate this Lease upon written notice to Tenant given within ninety (90) days after the date of taking.

b. Notwithstanding the foregoing, if all or any portion of the Premises is taken for a period of time of one (1) year or less ending prior to the end of the term of this Lease, this Lease shall remain in full force and effect and Tenant shall continue to pay all rent and to perform all of its obligations under this Lease; provided, however, that Tenant shall be entitled to all compensation, damages, income, rent awards and interest thereon that is paid or made in connection with such temporary taking of the Premises (or portion thereof), except that any such compensation in excess of the rent or other amounts payable to Landlord hereunder shall be promptly paid over to Landlord as received. Landlord and Tenant each hereby waive the provisions of California Code of Civil Procedure Section 1265.130 and any other applicable existing or future Legal Requirement providing for, or allowing either party to petition the courts of the state in which the Real Property is located for, a termination of this Lease upon a partial taking of the Premises and/or the Building.

28. Landlord’s Liability; Sale of Building. The term “Landlord,” as used in this Lease, shall mean only the owner or owners of the Real Property at the time in question. Notwithstanding any other provision of this Lease, the liability of Landlord for its obligations under this Lease is limited solely to Landlord’s interest in the Real Property as the same may from time to time be encumbered, and no personal liability shall at any time be asserted or enforceable against any other assets of Landlord or against the constituent shareholders, partners, members, or other owners of Landlord, or the directors, officers, employees and agents of Landlord or such constituent shareholder, partner, member or other owner, on account of any of Landlord’s obligations or actions under this Lease. In addition, in the event of any conveyance of title to the Real Property, then the grantor or transferor shall be relieved of all liability with respect to Landlord’s obligations to be performed under this Lease after the date of such conveyance. In no event shall Landlord be deemed to be in default under this Lease unless Landlord fails to perform its obligations under this Lease, ‘Tenant delivers to Landlord written notice specifying the nature of Landlord’s alleged default, and Landlord fails to cure such default within thirty (30) days following receipt of such notice (or, if the default cannot reasonably be cured within such period, to commence action within such thirty (30)-day period and proceed diligently thereafter to cure such default). Upon any conveyance of title to the Real Property, the grantee or transferee shall be deemed to have assumed Landlord’s obligations to be performed under this Lease from and after the date of such conveyance, subject to the limitations on liability set forth above in this Paragraph 28. If Tenant provides Landlord with any security for Tenant’s performance of its obligations hereunder, Landlord shall transfer such security to the grantee or transferee of Landlord’s interest in the Real Property, and upon such transfer Landlord shall be released from any further responsibility or liability for such security. Notwithstanding any other provision of this Lease, but not in limitation of the provisions of Paragraph

14.a. above, Landlord shall not be liable for any consequential damages or interruption or loss of business, income or profits, or claims of constructive eviction, nor shall Landlord be liable for loss of or damage to artwork, currency, jewelry, bullion, unique or valuable documents, securities or other valuables, or for other property not in the nature of ordinary fixtures, furnishings and equipment used in general administrative and executive office activities and functions (all of the foregoing, collectively, “Special Claims”). Wherever in this Lease Tenant (a) releases Landlord from any claim or liability, (b) waives or limits any right of Tenant to assert any claim against Landlord or to seek recourse against any property of Landlord or (c) agrees to indemnify Landlord against any matters, the relevant release, waiver, limitation or indemnity shall run in favor of and apply to Landlord, the constituent shareholders, partners, members, or other owners of Landlord, and the directors, officers, employees and agents of Landlord and each such constituent shareholder, partner, member or other owner.

29. Estoppel Certificates. At any time and from time to time, upon not less than ten (10) Business Days’ prior notice from Landlord, Tenant shall execute, acknowledge and deliver to Landlord a statement certifying the commencement date of this Lease, stating that this Lease is unmodified and in full force and effect (or if there have been modifications, that this Lease is in full force and effect as modified and the date and nature of each such modification), that Landlord is not in default under this Lease (or, if Landlord is in default, specifying the nature of such default), that Tenant is not in default under this Lease (or, if Tenant is in default, specifying the nature of such default), the current amounts of and the dates to which the Monthly Rent and Additional Rent has been paid, and setting forth such other matters as may be reasonably requested by Landlord. Any such statement may be conclusively relied upon by a prospective purchaser of the Real Property or by a lender obtaining a lien on the Real Property as security. If Tenant fails to deliver such statement within the time required hereunder. such failure shall be conclusive upon Tenant that (i) this Lease is in full force and effect, without modification except as may be represented by Landlord, (ii) there are no uncured defaults in Landlord’s performance of its obligations hereunder, (iii) not more than one month’s installment of Monthly Rent has been paid in advance, and (iv) any other statements of fact included by Landlord in such statement are correct. Tenant acknowledges and agrees that its failure to execute such certificate may cause Landlord serious financial damage by causing the failure of a sale or financing transaction and giving Landlord all of its rights and remedies under Paragraph 25 above, including its right to damages caused by the loss of such sale or financing.

30. Right of Landlord to Perform. If Tenant fails to make any payment required hereunder (other than Monthly Rent and Additional Rent) or fails to perform any other of its obligations hereunder, Landlord may, but shall not be obliged to, and without waiving any default of Tenant or releasing Tenant from any obligations to Landlord hereunder, make any such payment or perform any other such obligation on Tenant’s behalf. Tenant shall pay to Landlord, within ten (10) days of Landlord’s written demand therefor, one hundred ten percent (110%) of all sums so paid by Landlord and all necessary incidental costs incurred by Landlord in connection with the performance by Landlord of an obligation of Tenant. If such sum is not paid by Tenant within the required ten (10) day period, interest shall accrue on such sum at the Interest Rate from the end of such ten (10) day period until paid by Tenant. Further. Tenant’s failure to make such payment within such ten (10) day period shall entitle Landlord to the same rights and remedies provided Landlord in the event of non-payment of rent.

31. Late Charge; Late Payments. Tenant acknowledges that late payment of any installment of Monthly Rent or Additional Rent or any other amount required under this Lease will cause Landlord to incur costs not contemplated by this Lease and that the exact amount of such costs would be extremely difficult and impracticable to fix. Such costs include, without limitation, processing and accounting charges, late charges that may be imposed on Landlord by the terms of any encumbrance or note secured by the Real Property and the loss of the use of the delinquent funds. Therefore, if any installment of Monthly Rent or Additional Rent or any other amount due from Tenant is not received within five (5) Business Days following Landlord’s written notice to Tenant that the sum is past due, Tenant shall pay to Landlord on demand, on account of the delinquent payment, an additional sum equal to the greater of (i) five percent (5%) of the overdue amount, or (ii) One Hundred Dollars ($100.00), which additional sum represents a fair and reasonable estimate of the costs that Landlord will incur by reason of late payment by Tenant; provided, however, that Landlord shall only be required to give two (2) such notices in any calendar year, and after two (2) such notices are given any failure by Tenant in such calendar year to pay Monthly Rent, Additional Rent or any other amount due hereunder on the date due will subject Tenant to the late charge without the requirement of notice from Landlord. Acceptance of any late charge shall not constitute a waiver of Tenant’s default with respect to the overdue amount, nor prevent Landlord from exercising its right to collect interest as provided above, rent, or any other damages, or from exercising any of the other rights and remedies available to Landlord.

32. Attorneys’ Fees; Waiver of Jury Trial. In the event of any action or proceeding between Landlord and Tenant (including an action or proceeding between Landlord and the trustee or debtor in possession while Tenant is a debtor in a proceeding under any bankruptcy law) to enforce any provision of this Lease, the losing party shall pay to the prevailing party all costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses, incurred in such action and in any appeal in connection therewith by such prevailing party. The “prevailing party” will be determined by the court before whom the action was brought based upon an assessment of which party’s major arguments or positions taken in the suit or proceeding could fairly be said to have prevailed over the other party’s major arguments or positions on major disputed issues in the court’s decision. Notwithstanding the foregoing, however, Landlord shall be deemed the prevailing party in any unlawful detainer or other action or proceeding instituted by Landlord based upon any default or alleged default of Tenant hereunder if (i) judgment is entered in favor of Landlord, or (ii) prior to trial or judgment Tenant pays all or any portion of the rent claimed by Landlord, vacates the Premises, or otherwise cures the default claimed by Landlord.

If Landlord becomes involved in any litigation or dispute, threatened or actual, by or against anyone not a party to this Lease, but arising by reason of or related to any act or omission of Tenant or any Tenant Party, Tenant agrees to pay Landlord’s reasonable attorneys’ fees and other costs incurred in connection with the litigation or dispute, regardless of whether a lawsuit is actually filed.

IF ANY ACTION OR PROCEEDING BETWEEN LANDLORD AND TENANT TO ENFORCE THE PROVISIONS OF THIS LEASE (INCLUDING AN ACTION OR PROCEEDING BETWEEN LANDLORD AND THE TRUSTEE OR DEBTOR IN POSSESSION WHILE TENANT IS A DEBTOR IN A PROCEEDING UNDER ANY BANKRUPTCY LAW) PROCEEDS TO TRIAL, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, LANDLORD AND TENANT HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY IN SUCH TRIAL. Landlord and Tenant agree that this paragraph constitutes a written consent to waiver of trial by jury within the meaning of California Code of Civil Procedure Section 631(d)(2), and each party does hereby authorize and empower the other party to file this paragraph and/or this Lease, as required, with the clerk or judge of any court of competent jurisdiction as a written consent to waiver of jury trial.

33. Waiver. No provisions of this Lease shall be deemed waived by Landlord or Tenant unless such waiver is in a writing signed by the party giving such waiver. The waiver by either party of any breach of any provision of this Lease by the other party shall not be deemed a waiver of any subsequent breach of the same or any other provision of this Lease. No delay or omission in the exercise of any right or remedy of Landlord upon any default by Tenant, or of Tenant upon any default of Landlord, shall impair such right or remedy or be construed as a waiver. Landlord’s acceptance of any payments of rent due under this Lease shall not be deemed a waiver of any default by Tenant under this Lease (including Tenant’s recurrent failure to timely pay rent) other than Tenant’s nonpayment of the accepted sums, and no endorsement or statement on any check or accompanying any check or payment shall be deemed an accord and satisfaction. Tenant’s payment of rent due and Tenant’s continuance in possession shall not constitute a waiver by Tenant of any default of Landlord. Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to waive or render unnecessary Landlord’s consent to or approval of any subsequent act by Tenant.

34. Notices. All notices and demands which may or are required to be given by either party to the other hereunder shall be in writing. All notices and demands by Landlord to Tenant shall be delivered personally or sent by United States mail, postage prepaid, or by any reputable overnight or same-day courier, addressed to Tenant at the Premises, or to such other place as Tenant may from time to time designate by notice to Landlord hereunder; provided, however, that prior to the Commencement Date, notices to Tenant shall be addressed to Tenant at 101 Second Street, 15th Floor, San Francisco, California 94105. All notices and demands by Tenant to Landlord shall be sent by United States mail, postage prepaid, or by any reputable overnight or same-day courier, addressed to Landlord in care of Shorenstein Properties LLC, 235 Montgomery Street, 16th floor, San Francisco, California 94104, Attn: Corporate Secretary, with a copy to the management office of the Building, or to such other place as Landlord may from time to time designate by notice to Tenant hereunder. Notices delivered personally or sent same-day courier will be effective immediately upon delivery to the addressee at the designated address; notices sent by overnight courier will be effective one (1) Business Day after acceptance by the service for delivery; notices sent by mail will be effective two (2) Business Days after mailing. In the event Tenant requests multiple notices hereunder, Tenant will be bound by such notice from the earlier of the effective times of the multiple notices.

35. Deleted.

36. Defined Terms and Marginal Headings. When required by the context of this Lease, the singular includes the plural. If more than one person or entity signs this Lease as Tenant, the obligations hereunder imposed upon Tenant shall be joint and several, and the act of, written notice to or from, refund to, or signature of, any Tenant signatory to this Lease (including, without limitation, modifications of this Lease made by fewer than all such Tenant signatories) shall bind every other Tenant signatory as though every other Tenant signatory had so acted, or received or given the written notice or refund, or signed. The headings and titles to the paragraphs of this Lease are for convenience only and are not to be used to interpret or construe this Lease. Wherever the term -including- or -includes” is used in this Lease it shall be construed as if followed by the phrase -without limitation.” Whenever in this Lease a right, option or privilege of Tenant is conditioned upon Tenant (or any affiliate thereof or successor thereto) being in “occupancy” of a specified portion or percentage of the Premises, for such purposes “occupancy” shall mean Tenant’s (or such affiliate’s or successor’s) physical occupancy of the space for the conduct of such party’s business, and shall not include any space that is subject to a sublease or that has been vacated by such party, other than a vacation of the space as reasonably necessary in connection with the performance of approved Alterations or by reason of a fire or other casualty or a taking. The language in all parts of this Lease shall in all cases be construed as a whole and in accordance with its fair meaning and not construed for or against any party simply because one party was the drafter thereof.

37. Time and Applicable Law. Time is of the essence of this Lease and of each and all of its provisions, except as to the conditions relating to the delivery of possession of the Premises to Tenant. This Lease shall be governed by and construed in accordance with the laws of the State of California, and the venue of any action or proceeding under this Lease shall be the City and County of San Francisco, California.

38. Successors. Subject to the provisions of Paragraphs 13 and 28 above, the covenants and conditions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, executors, administrators and assigns.

39. Entire Agreement; Modifications. This Lease (including any exhibit, rider or attachment hereto) constitutes the entire agreement between Landlord and Tenant with respect to Tenant’s lease of the Premises. No provision of this Lease may be amended or otherwise modified except by an agreement in writing signed by the parties hereto. Neither Landlord nor Landlord’s agents have made any representations or warranties with respect to the Premises, the Building, the Real Property or this Lease except as expressly set forth herein, including without limitation any representations or warranties as to the suitability or fitness of the Premises for the conduct of Tenant’s business or for any other purpose, nor has Landlord or its agents agreed to undertake any alterations or construct any improvements to the Premises except those, if any, expressly provided in this Lease, and no rights, easements or licenses shall be acquired by Tenant by implication or otherwise unless expressly set forth herein. Neither this Lease nor any memorandum hereof shall be recorded by Tenant.

40. Light and Air. Tenant agrees that no diminution of light, air or view by any structure which may hereafter be erected (whether or not by Landlord) shall entitle Tenant to any reduction of rent hereunder, result in any liability of Landlord to Tenant, or in any other way affect this Lease.

41. Name of Building. Tenant shall not use the name of the Building for any purpose other than as the address of the business conducted by Tenant in the Premises without the written consent of Landlord. Landlord reserves the right to change the name of the Building at any time in its sole discretion by written notice to Tenant and Landlord shall not be liable to Tenant for any loss, cost or expense on account of any such change of name.

42. Severability. If any provision of this Lease or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Lease and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

43. Authority. If Tenant is a corporation, partnership, trust, association or other entity, Tenant and each person executing this Lease on behalf of Tenant, hereby covenants and warrants that (a) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Tenant has and is duly qualified to do business in the state in which the Real Property is located, (c) Tenant has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Lease and to perform all Tenant’s obligations hereunder, and (d) each person (and all of the persons if more than one signs) signing this Lease on behalf of Tenant is duly and validly authorized to do so.

44. No Offer. Submission of this instrument for examination and signature by Tenant does not constitute an offer to lease or a reservation of or option for lease, and is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

45. Real Estate Brokers. Landlord and Tenant each represents and warrants to the other that such party has negotiated this Lease directly with the Real Estate Broker(s) identified in Paragraph 2 (-Brokers”) and has not authorized or employed, or acted by implication to authorize or to employ, any other real estate broker or salesperson to act for such party in connection with this Lease. Each party shall hold the other harmless from and indemnify and defend the other against any and all Claims by any real estate broker or salesperson other than the Broker for a commission, finder’s fee or other compensation as a result of the inaccuracy of such party’s representation above. Notwithstanding the foregoing, pursuant to separate written agreements, Landlord shall pay any commission or fee due to the Brokers in connection with the execution of this Lease and Tenant shall have no liability therefor.

46. Consents and Approvals. Wherever the consent, approval, judgment or determination of Landlord is required or permitted under this Lease, Landlord may exercise its sole discretion in granting or withholding such consent or approval or in making such judgment or determination without reference to any extrinsic standard of reasonableness, unless the provision providing for such consent, approval, judgment or determination specifies that Landlord’s consent or approval is not to be unreasonably withheld, or that the standard for such consent, approval, judgment or determination is to be reasonable, or otherwise specifies the standards under which Landlord may withhold its consent. Whenever Tenant requests Landlord to take any action or give any consent or approval, Tenant shall reimburse Landlord for all of Landlord’s costs incurred in reviewing the proposed action or consent (whether or not Landlord consents to any such proposed action), including without limitation reasonable attorneys’ or consultants’ fees and expenses, within thirty (30) days after Landlord’s delivery to Tenant of a statement of such costs. If it is determined that Landlord failed to give its consent or approval where it was required to do so under this Lease, Tenant’s sole remedy will be an order of specific performance or mandatory injunction of the Landlord’s agreement to give its consent or approval; provided, however, that Tenant shall be entitled to seek damages as a remedy if the remedy of specific performance or injunction is by its nature impossible to render or does not otherwise provide a reasonably adequate remedy for the damage caused. The review and/or approval by Landlord of any item shall not impose upon Landlord any liability for accuracy or sufficiency of any such item or the quality or suitability of such item for its intended use. Any such review or approval is for the sole purpose of protecting Landlord’s interest in the Real Property, and neither Tenant nor any Tenant Party nor any person or entity claiming by, through or under Tenant, nor any other third party shall have any rights hereunder by virtue of such review and/or approval by Landlord.

47. Reserved Rights. Landlord retains and shall have the rights set forth below, exercisable without notice and without liability to Tenant for damage or injury to property, person or business and without effecting an eviction, constructive or actual, or disturbance of Tenant’s use or possession of the Premises or giving rise to any claim for rent abatement:

a. To grant to anyone the exclusive right to conduct any business or render any service in or to the Building and its tenants, provided that such exclusive right shall not operate to require Tenant to use or patronize such business or service or to exclude Tenant from its use of the Premises expressly permitted herein.

b. To reduce, increase, enclose or otherwise change at any time and from time to time the size, number, location, lay-out and nature of the common areas and facilities and other tenancies and premises in the Real Property and to create additional rentable areas through use or enclosure of common areas.

c. If portions of the Real Property or property adjacent to the Real Property (collectively, the “Other Improvements”) are owned by an entity other than Landlord, Landlord, at its option, in its sole and absolute discretion. may enter into an agreement with the owner or owners of any or all of the Other Improvements to provide (i) for reciprocal rights of access and/or use of the Real Property and the Other improvements, (ii) for the common management, operation, maintenance, improvement and/or repair of all or any portion of the Real Property and the Other Improvements, (iii) for the allocation of a portion of the Operating Expenses to the Other Improvements and the operating expenses and taxes for the Other Improvements to the Real Property, and (iv) for the use or improvement of the Other Improvements and/or the Real Property in connection with the improvement, construction, and/or excavation of the Other Improvements and/or the Real Property; provided, however, that such arrangement shall not have a materially adverse effect on Tenant’s use and enjoyment of the Premises or access thereto. Nothing contained herein shall be deemed or construed to limit or otherwise affect Landlord’s right to convey all or any portion of the Real Property or any other of Landlord’s rights described in this Lease.

48. Financial Statements. Upon submission of this Lease to Landlord and at any time thereafter within thirty (30) days after Landlord’s request therefor, Tenant shall furnish to Landlord copies of true and accurate financial statements reflecting Tenant’s then current financial situation (including without limitation balance sheets, statements of profit and loss, and changes in financial condition), Tenant’s most recent certified annual financial statements, and in addition shall cause to be furnished to Landlord similar financial statements for any guarantor(s) of this Lease; provided, however, that Landlord shall not request such financial information from Tenant unless the Building is then for sale or subject to refinancing, or an Event of Default has occurred and is continuing. Tenant agrees to deliver to any lender, prospective lender, purchaser or prospective purchaser designated by Landlord such financial statements of Tenant as may be reasonably requested by such lender or purchaser. Landlord shall use good faith efforts to keep such information received from Tenant confidential, except that Landlord may disclose such financial information received from Tenant to any lender or prospective lender for, or purchaser or prospective purchaser of, the Real Property or any direct or indirect interest in Landlord, as reasonably necessary in the course of any litigation arising out of or concerning this Lease, or as required by applicable law, and provided however that the foregoing confidentiality requirement shall be inapplicable in the event the subject financial information is publicly available. If Landlord discloses such financial statements as permitted above, Landlord shall instruct the person or entity to whom the disclosure is made to keep the financial statements confidential.

49. Deleted.

50. Nondisclosure of Lease Terms. Tenant agrees that the terms of this Lease are confidential and constitute proprietary information of Landlord, and that disclosure of the terms hereof could adversely affect the ability of Landlord to negotiate with other tenants. Tenant hereby agrees that Tenant and its partners, officers, directors, employees, agents, real estate brokers and sales persons and attorneys shall not disclose the terms of this Lease to any other person without Landlord’s prior written consent, except to any accountants of Tenant in connection with the preparation of Tenant’s financial statements or tax returns, to an assignee of this Lease or sublessee of the Premises, or to an entity or person to whom disclosure is required by applicable law or in connection with any action brought to enforce this Lease.

51. Hazardous Substance Disclosure. California law requires landlords to disclose to tenants the existence of certain hazardous substances. Accordingly, the existence of gasoline and other automotive fluids, maintenance fluids, copying fluids and other office supplies and equipment, certain construction and finish materials, tobacco smoke, cosmetics and other personal items, and asbestos-containing materials (“ACM”) must be disclosed. Gasoline and other automotive fluids are found in the garage area of the Building. Cleaning, lubricating and hydraulic fluids used in the operation and maintenance of the Real Property are found in the utility areas of the Real Property not generally accessible to Real Property occupants or the public. Many Building occupants use copy machines and printers with associated fluids and toners, and pens, markers, inks, and office equipment that may contain hazardous substances. Certain adhesives, paints and other construction materials and finishes used in portions of the Real Property may contain hazardous substances. Although smoking is prohibited in the public areas of the Real Property, these areas may, from time to time, be exposed to tobacco smoke. Real Property occupants and other persons entering the Real Property from time-to-time may use or carry prescription and non-prescription drugs, perfumes, cosmetics and other toiletries, and foods and beverages, some of which may contain hazardous substances. During original construction of the Building, asbestos-containing mastic was used to bond floor tile in the areas adjacent to the core, but this material is generally inaccessible to Building occupants and visitors, as it is located below the floor tile. Asbestos-containing drywall-taping mud was used in Building stairwells, restroom walls and elevator lobbies, but this material is generally inaccessible to Building occupants and visitors. Tenant agrees not to expose or disturb any ACM referenced in the immediately preceding sentence unless Landlord has given Tenant prior written consent thereto and Tenant complies with all applicable Legal Requirements and Landlord’s written procedures for handling ACM. Tenant may obtain a copy of Landlord’s written procedures for handling ACM from the Building office.

52. Signage Rights; Directories.

a. Prohibitions. Except to the extent expressly provided in this Paragraph 52, Tenant shall not (i) place or install (or permit to be placed or installed by any Tenant Party) any signs, advertisements, logos, identifying materials, pictures or names of any type on the roof, exterior areas or common areas of the Building or the Real Property or in any area of the Building, Premises or Real Property which is visible from the exterior of the Building or outside of the Premises or (ii) place or install (or permit to be placed or installed by any Tenant Party) in or about any portion of the Premises any window covering (even if behind Building standard window coverings) or any other material visible from outside of the Premises or from the exterior of the Building.

b. Interior Signage and Directories.

i. Subject to compliance with applicable Legal Requirements (x) in the case where Tenant occupies an entire floor in the Building, Tenant may place in any portion of such floor which is not visible from the exterior of the Building such identification signage as Tenant shall reasonably desire and (y) in the case where Tenant occupies less than an entire floor in the Building, Landlord shall provide directional signage for Tenant in the elevator lobby of the floor on which the Premises is located (the initial cost of which directional signage to be borne by Landlord, but Tenant shall pay for the cost of replacing such directional signage in the event of a change in Tenant’s name on the signage) and Tenant may install, at Tenant’s cost, a sign at the entrance to the Premises, which signage shall be subject to the Building’s signage criteria and Landlord’s prior written approval as to design and location. All signage described in this Paragraph 52 (other than directional lobby signage provided by Landlord) shall be treated as Tenant’s personal property under the provisions of Paragraph 20.a. above with respect to Tenant’s obligations at the expiration or early termination of this Lease.

ii. Tenant shall, at no cost to Tenant, be entitled to have Tenant’s name listed in the electronic tenant directory in the main lobby of the Building.

53. Parking.

a. Commencing upon the Commencement Date and continuing throughout the term of this Lease, Landlord shall provide Tenant, on an unassigned, non-exclusive and unlabeled basis, up to fifteen (15) parking spaces in the parking garage of the Building (the “Parking Garage”) which parking, as of the date hereof, is on a valet basis. Tenant shall pay Landlord or the operator of the Parking Garage, as directed by Landlord, for the parking spaces leased by Tenant hereunder at the rate or charge in effect from time to time for parking in the Parking Garage. As of the date hereof, the currently monthly charge for a parking space is Four Hundred Twenty Five Dollars ($425.00) per month. Tenant acknowledges that the monthly and hourly rates or charges in effect may vary from time to time based on, among other things, the time of day, type of parking (e.g., valet, self-park, or tandem) and general rate increases. Notwithstanding anything to the contrary above, Tenant shall not be required to lease all of the fifteen (15) parking spaces provided for above and may accept only a portion thereof (subject, however, to the last sentence of Paragraph 53 below regarding Tenant’s forfeiture of parking spaces not leased by Tenant).

b. Tenant shall provide Landlord with advance written notice of the names of each individual to whom Tenant from time to time distributes Tenant’s parking rights hereunder, and shall cause each such individual to execute the standard waiver form for garage users used in the Parking Garage. If the parking charge for a particular parking space is not paid when due, and such failure continues for ten (10) days after written notice to Tenant of such failure, then in addition to any other remedies afforded Landlord under this Lease by reason of nonpayment of rent, Landlord may terminate Tenant’s rights under this Paragraph 53 as to such parking space. Further, if at any time Tenant releases to Landlord (or fails to initially lease) any parking space provided for in this Paragraph 53, then Tenant’s right under this Paragraph 53 to use such released parking space shall automatically forever terminate. Notwithstanding the foregoing, if Tenant previously released one or more of the fifteen (15) parking spaces provided to Tenant under Paragraph 53.a. above and Tenant subsequently desires to lease any one or more of such previously released parking spaces, then, if the requested parking spaces are available in the Parking Garage (as reasonably determined by Landlord based upon Building occupancy, the number of parking spaces then committed to Building tenants and the number of parking spaces required for future tenants of currently vacant space in the Building), then such previously released parking space(s) may be leased by Tenant under Paragraph 53.a. above.

c. If parking is not on a valet basis, the parking spaces to be made available to Tenant hereunder may contain a reasonable mix of spaces for compact cars. Landlord shall take reasonable actions to ensure the availability of the parking spaces leased by Tenant, but Landlord does not guarantee the availability of those spaces at all times against the actions of other tenants of the Real Property and users of the Parking Garage. Without limiting the foregoing, in no event shall this Lease be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage, nor shall there be any abatement of rent hereunder (other than the parking charge paid hereunder for any parking space no longer made available), by reason of any reduction in Tenant’s parking rights hereunder by reason of strikes, lock-outs, labor disputes, shortages of material or labor, fire, flood or other casualty, acts of God or any other cause beyond the reasonable control of Landlord. Access to the parking spaces to be made available to Tenant shall, at Landlord’s option, be by card, pass, bumper sticker, decal or other appropriate identification issued by Landlord, and Tenant’s right to use the Parking facilities is conditioned on Tenant’s abiding by and shall otherwise be subject to such reasonable rules and regulations as may be promulgated by Landlord or Landlord’s designee from time to time for the Parking Garage. Landlord shall have the right to modify, change, add to or delete the design, configuration, layout, size, ingress, egress, areas, method of operation, and other characteristics of or relating to the Parking Garage at any time, and/or to provide for nonuse, partial use or restricted use of portions thereof.

d. The parking rights provided to Tenant pursuant to this Paragraph 53 are provided to Tenant solely for use by officers, directors, and employees of Tenant, and such rights may not otherwise be transferred, assigned, subleased or otherwise alienated by Tenant to any other type of transferee without Landlord’s prior written approval, which may be withheld in Landlord’s sole discretion; provided, however, that such rights may be assigned on a pro-rata basis to any assignee or subtenant that is leasing or subleasing space as permitted, and in accordance with, Paragraph 13 above.

e. Tenant may participate in the Building’s parking validation program for Tenant’s visitors. Booklets of parking validation stickers may be purchased in the office of the Parking Garage.

54. Transportation Management. Tenant shall fully comply with all present or future programs intended to manage parking, transportation or traffic in and around the Real Property, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities.

55. Renovation of the Real Property and Other Improvements. Tenant acknowledges that portions of the Building and Real Property may be under construction following Tenant’s occupancy of the Premises, and that such construction may result in levels of noise, dust, obstruction of access, etc. which are in excess of that present in a fully constructed project. It is agreed and acknowledged that no representations respecting the condition of the Premises, the Building or the Real Property have been made by Landlord to Tenant except as specifically set forth in this Lease. Tenant acknowledges and agrees that Landlord may alter, remodel, improve and/or renovate (collectively, the “Renovation Work”) the Building, Premises, and/or the Real Property (including the common areas), and in connection with any Renovation Work, Landlord may, among other things, erect scaffolding or other necessary structures in or around the Building or the Real Property, restrict access to portions of the Real Property, including portions of the common areas, or perform work in the Building and/or the Real Property. Tenant hereby agrees that such Renovation Work and Landlord’s actions in connection with such Renovation Work shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall have no responsibility or liability to Tenant for any injury to or interference with Tenant’s business arising from any such Renovation Work, and Tenant shall not be entitled to any damages from Landlord for loss of use of the Premises, in whole or in part, or for loss of Tenant’s personal property or improvements, resulting from the Renovation Work or Landlord’s actions in connection therewith or for any inconvenience occasioned by such Renovation Work or Landlord’s actions in connection therewith.

56. Quiet Enjoyment. lf, and so long as, Tenant pays the Monthly Rent, Additional Rent and other rent hereunder and keeps, observes and performs each and every term, covenant and condition of this Lease on the part or on behalf of Tenant to be kept. observed and performed, Tenant shall peaceably and quietly enjoy the Premises throughout the term without hindrance by Landlord or any person lawfully claiming through or under Landlord, subject to the provisions of this Lease.

57. No Discrimination. Tenant covenants by and for itself and its successors, heirs, personal representatives and assigns and all persons claiming under or through Tenant that there shall be no discrimination against or segregation of any person or of a group of persons on account of race, color, religion, creed, sex or national origin in the leasing, subleasing, transferring, use, occupancy, tenure or enjoyment of the Premises nor shall Tenant or any person claiming under or through Tenant establish or permit any such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy of tenants, lessees. sublessees, subtenants or assignees of the Premises.

58. Right of First Offer.

a. Right of First Offer. Subject to the terms of this Paragraph 58 and any expansion or first offer rights in favor of other tenants that are in place as of the date hereof (“Existing Rights”), Tenant shall have a one-time right of first offer to lease all of the rentable area on the ninth (9th) floor of the Building (the “First Offer Space”). As of the date of this Lease, the First Offer Space is vacant. Upon Landlord receiving from a third party a bonafide expression of interest in leasing the First Offer Space, and subject to the Existing Rights, Landlord shall send Tenant a written notice (the “First Offer Notice”) advising Tenant that Landlord has received from a third party such a bonafide expression of interest in leasing the First Offer Space. If Tenant does not receive a First Offer Notice because, after the date hereof, the First Offer Space is initially leased to a tenant having a superior right to lease the First Offer Space then, if the First Offer Space thereafter becomes available for lease (as hereinafter defined) during the term of this Lease, Landlord shall deliver a First Offer Notice to Tenant advising Tenant that the First Offer Space is available for lease and the anticipated date of delivery of the First Offer Space. The First Offer Space will be “available for lease” under the immediately preceding sentence if the lease for the initial tenant of the First Offer Space is expiring or terminating and such tenant has not elected to extend its lease whether pursuant to an existing option or new terms negotiated between the tenant and Landlord.

b. Exercise of First Offer Right. If Tenant elects to lease the First Offer Space, Tenant shall so notify Landlord in writing (the “ROFO Exercise Notice”) within seven (7) Business Days after Landlord’s delivery of the First Offer Notice. (Tenant’s ROFO Exercise Notice must be for the entire First Offer Space and Tenant may not lease only a portion thereof.) If the ROFO Exercise Notice is delivered during the final three (3) years of the initial Lease term, then the renewal option set forth in Paragraph 59 below shall automatically be exercised concurrently with Tenant’s delivery of the ROFO Exercise Notice. If Tenant does not deliver a ROFO Exercise Notice within the required seven (7) Business Day period, then Landlord shall be released of its obligation to lease the First Offer Space to Tenant and the provisions of this Paragraph 58 shall no longer have any force or effect regardless of whether Landlord leases the First Offer Space to the interested third party, a different party or the First Offer Space remains un-leased.

c. Terms and Conditions.

(i) Upon Tenant’s election to lease a First Offer Space, Landlord and Tenant shall promptly enter into an amendment of this Lease, adding the First Offer Space to the Premises on all the terms and conditions set forth in this Lease as to the Premises originally demised hereunder, except that:

(1) Term. The term of the Lease to Tenant of the First Offer Space shall commence on the date delivers the First Offer Space to Tenant (in the condition required by Paragraph 58.c.(5) below) and shall expire coextensively with the remaining term of this Lease and any extension thereof; provided, however, if the ROFO Notice is delivered during the first nine (9) months of the initial Lease term, then the term of the Lease for the First Offer Space shall expire on the date that is eighty-four (84) full calendar months following the First Offer Space Rent Commencement Date (as defined below) and the initial term of the Lease for the original Premises shall automatically be extended to expire coextensively therewith. In such case, there shall be an Eighth Rent Year added to Paragraph 2.c.above, with the Monthly Rent for such Eighth Rent Year calculated at the rate of $70.10 per RSF per annum. The Eighth Rent Year shall end on the Expiration Date of the initial Lease term (as extended pursuant to the provisions above).

(2) Monthly Rent. If the ROFO Exercise Notice is delivered during the first nine (9) months of the initial Lease term, then the rent commencement date for Monthly Rent for the First Offer Space under Paragraphs 2.c. and 5 of the Lease (the “First Offer Space Rent Commencement Date”) shall be the earlier of (i) the date four (4) months after the First Offer Space is delivered to Tenant in the required condition and (ii) the date Tenant commences business in any portion of the First Offer Space, provided that such Monthly Rent shall be fully abated for the first two (2) months following the First Offer Space Rent Commencement Date. The Monthly Rent shall be at the rate per rentable square foot that Tenant pays for the original Premises under Paragraph 2.c. above, as the same adjusts from time to time (which such rate applying to the entire rentable square footage of the First Offer Space, without any phase-in of rentable square footage).

If the ROFO Exercise Notice is delivered after such 9-month period, then the Monthly Rent payable by Tenant under Paragraphs 2.c. and 5 of this Lease for the First Offer Space shall be the fair market rent for the First Offer Space (as provided below) and Tenant shall only receive a free rent period for purposes of constructing improvements in the First Offer Space if then fair market leasing terms include such a free rent period. For purposes of this paragraph, the term “fair market rent” shall have the meaning set forth in Paragraph 59.b. below, with references therein to the “Premises” being deemed to refer to the First Offer Space and disregarding any provisions which by their nature pertain only to the renewal term. The fair market rent for the First Offer Space (and the fair market free rent period and/or an improvement allowance, if any) shall be mutually agreed upon by Landlord and Tenant in writing within the thirty (30) day period commencing on the date of Tenant’s delivery of the ROFO Exercise Notice, but no sooner than three (3) months prior to the date the First Offer Space is to be added to this Lease. If Landlord and Tenant are unable to agree upon the fair market rent (and other market terms expressly referenced above) within such thirty (30)-day period, the fair market rent and such other market terms shall be established by appraisal in accordance with the procedures set forth in Paragraph 59.c. below. Notwithstanding anything to the contrary above, in no event shall the Monthly Rent per rentable square foot of the First Offer Space be less, at any time, than the aggregate of the amounts of Monthly Rent and Additional Rent payable by Tenant per rentable square foot of the original Premises under Paragraphs 2, 5 and 7 of this Lease for the subject period. If the fair market rent is not established prior to the commencement of the Lease as to the First Offer Space, then Tenant shall pay as Monthly Rent the minimum Monthly Rent for the First Offer Increment (as provided for above in this Paragraph 58.d.) and, as soon as the fair market rent is determined, Tenant shall immediately pay to Landlord any deficiency in the amount paid by Tenant during such period.

(3) Tenant’s Share. Tenant’s Share for purposes of Paragraph 7 hereof with respect to the First Offer Space shall be determined by dividing the rentable square footage of such First Offer Space by the rentable square footage of the Building,

(4) Base Year; Base Tax Year. For purposes of Paragraph 7 hereof, if the ROFO Exercise Notice is delivered during the first nine (9) months of the initial Lease term, then the Base Year and the Base Tax Year for the First Offer Space shall be the same as the Base Year and Base Tax Year for the original Premises. If the ROFO Exercise Notice is delivered after such 9-month period, then the Base Year shall be the calendar year in which the First Offer Space is added to this Lease (except that if the First Offer Space is added to this Lease after July 31st of a calendar year, then the Base Year shall be the calendar year following the date the First Offer Space is added to the Lease) and the Base Tax Year shall be the fiscal tax year during which the First Offer Space is added to this Lease (except that if the First Offer Space is added to the Lease after November 30th then the Base Tax Year shall be the fiscal tax year following the date the First Offer Space is added to the Lease).

(5) Condition of First Offer Space. Tenant shall receive the First Offer Space in Delivery Condition (as defined in Paragraph 4.a above); provided, however, if Tenant leases the First Offer Space after the First Offer Space has been initially leased to a tenant with a superior first offer right, then Tenant shall receive the First Offer Space in its as-is condition following the vacancy of the First Offer Space by such tenant. If the ROFO Exercise Notice is delivered during the first nine (9) months of the initial Lease term, Tenant shall receive an improvement allowance equal to $52.50 per RSF of the First Offer Space, with up to $7.00 per RSF of such amount permitted to be applied to architectural and design costs. If the ROFO Exercise Notice is delivered after such 9-month period, then Tenant shall take the First Offer Space in the condition required above, but shall not receive an improvement allowance unless fair market terms include an improvement allowance, in which event Tenant shall receive such allowance and the fair market rent for the First Offer Space shall take such allowance into account.

(ii) In the event of any delay in the delivery of the First Offer Space to Tenant, Tenant’s lease of the First Offer Space shall not be void or voidable, nor shall Landlord be liable to Tenant as a result thereof, but Landlord shall use commercially reasonably efforts to deliver the First Offer Space to Tenant in the required condition as soon as commercially reasonably possible after Tenant’s exercise of the right of first offer.

d. Limitation on Tenant’s Right of First Offer. Notwithstanding the foregoing, if (i) on the date of exercise of the right of first offer, or the date immediately preceding the date the Lease term for the First Offer Space is to commence, there exists an uncured Event of Default or a breach of this Lease that subsequently matures into an Event of Default due to Tenant’s failure to cure the breach within the applicable notice and cure period, or (ii) on the date immediately preceding the date the Lease term for the First Offer Space is to commence Tenant originally named herein (and/or an Affiliate of Tenant to which this Lease has been assigned or space has been sublet pursuant to Paragraph 13.h. above) (a) is not in occupancy of one hundred percent (100%) of the entire Premises then leased hereunder or (b) does not intend to occupy one hundred percent (100%) of the entire Premises then leased hereunder, together with the entire First Offer Space, then, at Landlord’s option, the right of first offer shall be null and void.

59. Renewal Option.

a. Option to Renew. Tenant shall have the option to renew this Lease for one (1) additional term of five (5) years, commencing upon the expiration of the initial term of the Lease. The renewal option must be exercised, if at all, by written notice given by Tenant to Landlord not later than twelve (12) months prior to expiration of the initial term of this Lease. Notwithstanding the foregoing, at Landlord’s election, this renewal option shall be null and void and Tenant shall have no right to renew this Lease if (i) as of the date immediately preceding the commencement of the renewal period Tenant originally named herein (and/or an Affiliate of Tenant to which this Lease has been assigned or space has been sublet pursuant to Paragraph 13.h. above) is not in occupancy of at least seventy percent (70%) of the Premises then demised hereunder or Tenant (and/or such Affiliates) does not intend to continue to occupy at least seventy percent (70%) the Premises (but intends to assign this Lease or sublet a total of more than thirty-percent 30% of the Premises), or (ii) on the date Tenant exercises the option or on the date immediately preceding the commencement date of the renewal period there exists an uncured Event of Default or a breach of this Lease that subsequently matures into an Event of Default due to Tenant’s failure to cure the breach within the applicable notice and cure period.

b. Terms and Conditions. If Tenant exercises the renewal option, then during the renewal period all of the terms and conditions set forth in this Lease as applicable to the Premises during the initial term shall apply during the renewal term, except that (i) Tenant shall have no further right to renew this Lease, (ii) Tenant shall take the Premises in their then “as-is” state and condition, (iii) the Monthly Rent payable by Tenant for the Premises shall be the then fair market rent for the Premises based upon the terms of this Lease, as renewed and (iv) the Base Year for the Premises shall be the calendar year in which the renewal term commences and the Base Tax Year for the Premises shall be the fiscal tax year in which the renewal term commences. Fair market rent shall include the periodic rental increases, if any, that would be included for space leased for the period of the renewal term. For purposes of this Paragraph 59, the term -fair market rent” shall mean the rental rate that would be applicable for a lease term commencing on the commencement date of the renewal term and that would be payable in any arm’s length negotiations for the Premises in their then as-is condition, for the renewal term, which rental rate shall .be established by reference to rental terms in leases actually executed for comparable space under primary lease (and not sublease), taking into consideration the location of the Building and such amenities as existing improvements, view, floor on which the Premises are situated and the like, situated in first class high-rise office buildings in San Francisco Financial District, in similar physical and economic condition as the Building, engaged in then-prevailing ordinary rental market practices with respect to tenant concessions (if any) (e.g. not offering extraordinary rental, promotional deals and other concessions to tenants in an effort to alleviate cash flow problems, difficulties in meeting loan obligations or other financial distress, or in response to a greater than average vacancy rate in a particular building). The fair market rent shall be mutually agreed upon by Landlord and Tenant in writing within the thirty (30) calendar day period commencing six (6) months prior to commencement of the renewal period. If Landlord and Tenant are unable to agree upon the fair market monthly rent within such thirty (30) day period, then the fair market rent shall be established by appraisal in accordance with the procedures set forth in Paragraph 59.c. below.

c. Appraisal. Within fifteen (15) days after the expiration of the thirty (30) day period for the mutual agreement of Landlord and Tenant as to the fair market rent, each party hereto, at its cost, shall engage a real estate broker to act on its behalf in determining the fair market rent. The brokers each shall have at least ten (10) years’ experience with leases in first class high rise office buildings in the San Francisco Financial District and shall submit to Landlord and Tenant in advance for Landlord’s and Tenant’s reasonable approval the appraisal methods to be used. If a party does not appoint a broker within said fifteen (15) day period but a broker is appointed by the other respective party, the single broker appointed shall be the sole broker and shall set the fair market rent. If the two brokers are appointed by the parties as stated in this paragraph, such brokers shall meet promptly and attempt to set the fair market rent. If such brokers are unable to agree within thirty (30) days after appointment of the second broker, the brokers shall elect a third broker meeting the qualifications stated in this paragraph within ten (10) days after the last date the two brokers are given to set the fair market rent. Each of the parties hereto shall bear one half (1/2) the cost of appointing the third broker and of the third broker’s fee. The third broker shall be a person who has not previously acted in any capacity for either party. Once a party has selected a broker and negotiations have commenced, the broker may not be replaced with another broker.

The third broker shall conduct his own investigation of the fair market rent, and shall be instructed not to advise either party of his determination of the fair market rent except as follows: When the third broker has made his determination, he shall so advise Landlord and Tenant and shall establish a date, at least five (5) days after the giving of notice by the third broker to Landlord and Tenant, on which he shall disclose his determination of the fair market rent. Such meeting shall take place in the third broker’s office unless otherwise agreed by the parties. After having initialed a paper on which his determination of fair market rent is set forth, the third broker shall place his determination of the fair market rent in a sealed envelope. Landlord’s broker and Tenant’s broker shall each set forth their determination of fair market rent on a paper, initial the same and place them in sealed envelopes. Each of the three envelopes shall be marked with the name of the party whose determination is inside the envelope.

In the presence of the third broker, the determination of the fair market rent by Landlord’s broker and Tenant’s broker shall be opened and examined. If the higher of the two determinations is 105% or less of the amount set forth in the lower determination, the average of the two determinations shall be the fair market rent, the envelope containing the determination of the fair market rent by the third broker shall be destroyed and the third broker shall be instructed not to disclose his determination. If either party’s envelope is blank, or does not set forth a determination of fair market rent, the determination of the other party shall prevail and be treated as the fair market rent. If the higher of the two determinations is more than 105% of the amount of the lower determination, the envelope containing the third broker’s determination shall be opened. If the value determined by the third broker is the average of the values proposed by Landlord’s broker and Tenant’s broker, the third broker’s determination of fair market rent shall be the fair market rent. If such is not the case, fair market rent shall be the rent proposed by either Landlord’s broker or Tenant’s broker which is closest to the determination of fair market rent by the third broker.

d. Minimum Rental. Notwithstanding anything in the foregoing to the contrary, in no event shall the Monthly Rent during the renewal period be less than the aggregate of the amounts of Monthly Rent and Additional Rent payable by Tenant (for all of the Premises leased hereunder) under Paragraphs 2.b., 5 and 7 hereof for the calendar month immediately preceding the commencement of the renewal period. If the fair market rent is not established prior to the commencement of the renewal period, then Tenant shall continue to pay as Monthly Rent and Additional Rent the sums in effect as of the last day of the initial term of’ the Lease and, as soon as the fair market rent is determined, Tenant shall immediately pay to Landlord any deficiency in the amount paid by Tenant during such period.

60. Roof-Deck Access. The parties acknowledge that the deck on the roof of the Building can only be accessed through the corridor on the twelfth (12th) floor of the Building that is shown on attached Exhibit E and labeled “Roof Access Corridor.” The Roof Access Corridor is not a part of the Premises, but can only be accessed through the elevator lobby on the twelfth floor of the Building (the “12th Floor Elevator Lobby”), which 12th Floor Elevator Lobby is a part of the Premises. In addition to any other rights of entry permitted to Landlord under Paragraph 23 above, throughout the term of this Lease, and any extension thereof, Landlord’s authorized licensees (including, without limitation, designated tenants and Landlord’s designated employees, contractors and maintenance personnel) shall have the right to enter the 12th Floor Elevator Lobby for the limited purpose of accessing the Roof Access Corridor. Landlord shall be responsible for ensuring that any and all such access shall be conducted in a manner that does not create unreasonable noise or damage the Premises in any manner. If, in connection with any maintenance, construction or installation being performed on the roof, particular access through the 12th Floor Elevator Lobby by Landlord’s contractors would be unreasonably disruptive to Tenant’s operations on the 12th floor, Landlord shall cause such access to occur after Business Hours.

61. Condition Precedent. Reference is hereby made to that certain New Relic, Inc. Warrant To Purchase 20,889 Shares of Series D Preferred Stock, a copy of which is attached hereto as Exhibit F (the “Warrant”). Notwithstanding anything to the contrary in this Lease, the effectiveness of this Lease is conditioned upon (i) the Board of Directors of Tenant approving the Warrant (in the form attached hereto as Exhibit F) on or before August 20, 2012, and (ii) Tenant’s delivery to Landlord of the duly executed Warrant on or before August 20, 2012. In the event the conditions set forth in the immediately preceding sentence (collectively, the “Conditions”) are not fully satisfied on or before August 20, 2012, unless otherwise agreed by Landlord in writing in its sole discretion, (a) this Lease shall be automatically be void and of no force or effect, (b) not later than five (5) Business Days following Landlord’s written request for such fee, Tenant shall pay to Landlord a cancellation fee equal to Three Hundred Forty Seven Thousand One Hundred One and 50/100 Dollars ($347,101.50) (the “Cancellation Fee”) and (c) upon receipt of the Cancellation Fee, Landlord shall promptly return any and all deposits and the Letter of Credit to Tenant. If the aforementioned Conditions are fully satisfied by the required date, this Lease shall be effective on all of the terms and conditions of this Lease.

Notwithstanding anything to the contrary in this Lease, during the period commencing on the date of this Lease and ending on the date the Conditions are fully satisfied, (i) Landlord shall not be required to commence performance of any portion of Landlord’s Work and (ii) Tenant shall not be entitled to receive disbursements of the Alterations Allowance or the Additional Allowance. Delays in the Commencement Date (which is also the Delivery Date) due to Landlord’s delaying Landlord’s Work until the Conditions are fully satisfied shall, for purposes of Paragraph 3.b. above, constitute a Tenant caused delay. Further, for purposes of establishing the Rent Commencement Date under Paragraph 2.c. above, the Commencement Date shall be deemed to be the date that Delivery would have occurred (as reasonably determined by Landlord) if not for the aforementioned Tenant caused delay.

THIS LEASE IS EXECUTED by Landlord and Tenant as of the date set forth at the top of page 1 hereof.

Landlord:		Tenant:

188 SPEAR STREET LLC,		NEW RELIC, INC.,
a Delaware limited liability company		a Delaware corporation

By:	/s/ Gregg Meyer	By:	/s/ Mark J. Sachleben

Name:	Gregg Meyer	Name:	Mark J. Sachleben

Title:	Vice President	Title:	CFO

EXHIBIT A

Outline of Premises

(See attached 3 pages)

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EXHIBIT B

RULES AND REGULATIONS

188 Spear Street

1. No sign, placard, picture, advertisement, name or notice shall be inscribed, displayed or printed or affixed on or to any part of the outside or inside of the Building or any part of the Premises visible from the exterior of the Premises without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole discretion. Landlord shall have the right to remove, at Tenant’s expense and without notice to Tenant, any such sign, placard, picture, advertisement, name or notice that has not been approved by Landlord.

All approved signs or lettering on doors and walls shall be printed, painted, affixed or inscribed at the expense of Tenant by a person approved of by Landlord.

If Landlord notifies Tenant in writing that Landlord objects to any curtains, blinds, shades or screens attached to or hung in or used in connection with any window or door of the Premises, such use of such curtains, blinds, shades or screens shall be removed immediately by Tenant. No awning shall be permitted on any part Of the Premises.

2. No ice, drinking water, towel, barbering or bootblacking. shoeshining or repair services, or other similar services shall be provided to the Premises, except from persons authorized by Landlord and at the hours and under regulations fixed by Landlord.

3. The bulletin board or directory of the Building will be provided exclusively for the display of the name and location of tenants only and Landlord reserves the right to exclude any other names therefrom.

4. The sidewalks, halls, passages, exits, entrances, elevators and stairways shall not be obstructed by any of the Tenant Parties or used by Tenant for any purpose other than for ingress to and egress from its Premises. The halls, passages, exits, entrances, elevators, stairways, balconies and roof are not for the use of the general public and Landlord shall in all cases retain the right to control and prevent access thereto by all persons whose presence in the judgment of Landlord shall be prejudicial to the safety, character, reputation and interests of the Building and its tenants. No tenant and no employees or invitees of any tenant shall go upon the roof of the Building.

5. Tenant shall not alter any lock or install any new or additional locks or any bolts on any interior or exterior door of the Premises without the prior written consent of Landlord.

6. The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein and the expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose employees or invitees, shall have caused it.

7. Tenant shall not overload the floor of the Premises or mark, drive nails, screw or drill into the partitions, woodwork or plaster or in any way deface the Premises or any part thereof.

8. No furniture, freight or equipment of any kind shall be brought into the Building without the consent of Landlord and all moving of the same into or out of the Building shall be done at such time and in such manner as Landlord shall designate. Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy equipment brought into the Building and also the times and manner of moving the same in and out of the Building. Safes or other heavy objects shall, if considered necessary by Landlord, stand on a platform of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property from any cause, and all damage done to the Building by moving or maintaining any such safe or other property shall be repaired at the expense of Tenant. The elevator designated for freight by Landlord shall be available for use by all tenants in the Building during the hours and pursuant to such procedures as Landlord may determine from time to time. The persons employed to move Tenant’s equipment, material, furniture or other property in or out of the Building must be acceptable to Landlord. The moving company must be a locally recognized professional mover, whose primary business is the performing of relocation services, and must be bonded and fully insured. In no event shall Tenant employ any person or company whose presence may give rise to a labor or other disturbance in the Real Property. A certificate or other verification of such insurance must be received and approved by Landlord prior to the start of any moving operations. Insurance must be sufficient in Landlord’s sole opinion, to cover all personal liability, theft or damage to the Real Property, including, but not limited to, floor coverings, doors, walls, elevators, stairs, foliage and landscaping. Special care must be taken to prevent damage to foliage and landscaping during adverse weather. All moving operations shall be conducted at such times and in such a manner as Landlord shall direct, and all moving shall take place during non-business hours unless Landlord agrees in writing otherwise.

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9. Tenant shall not employ any person or persons other than persons employed by a janitorial service reasonably acceptable to Landlord for the purpose of cleaning the Premises. Except with the written consent of Landlord, no person or persons other than those approved by Landlord shall be permitted to enter the Building for the purpose of cleaning the Building or the Premises. Tenant shall not cause any unnecessary labor by reason of Tenant’s carelessness or indifference in the preservation of good order and cleanliness.

10. Tenant shall not use, keep or permit to be used or kept any foul or noxious gas or substance in the Premises, or permit or suffer the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors and/or vibrations, or interfere in any way with other tenants or those having business therein, nor shall any animals or birds be brought in or kept in or about the Premises or the Building. In no event shall Tenant keep, use, or permit to be used in the Premises or the Building any guns, firearm, explosive devices or ammunition.

11. No cooking shall be done or permitted by Tenant in the Premises, nor shall the Premises be used for the storage of merchandise, for washing clothes, for lodging, or for any improper, objectionable or immoral purposes. Notwithstanding the foregoing, however, Tenant may maintain and use microwave ovens and equipment for brewing coffee, tea, hot chocolate and similar beverages, provided that Tenant shall (i) prevent the emission of any food or cooking odor from leaving the Premises, (ii) remove all food-related waste from the Premises and the Building, (iii) maintain and use such areas solely for Tenant’s employees and business invitees, not as public facilities, and (iv) keep the Premises free of vermin and other pest infestation and shall exterminate, as needed, in a manner and through contractors reasonably approved by Landlord, preventing any emission of odors, due to extermination, from leaving the Premises.

12. Tenant shall not use or keep in the Premises or the Building any kerosene, gasoline, or inflammable or combustible fluid or material, or use any method of heating or air conditioning other than that supplied by Landlord.

13. Landlord will direct electricians as to where and how telephone and telegraph wires are to be introduced into the Premises and the Building. No boring or cutting for wires will be allowed without the prior consent of Landlord. The location of telephones, call boxes and other office equipment affixed to the Premises shall be subject to the prior approval of Landlord.

14. Upon the expiration or earlier termination of the Lease, Tenant shall deliver to Landlord the keys of offices, rooms and toilet rooms which have been furnished by Landlord to Tenant and any copies of such keys which Tenant has made. In the event Tenant has lost any keys furnished by Landlord, Tenant shall pay Landlord for such keys.

15. Tenant shall not lay linoleum, tile, carpet or other similar floor covering so that the same shall be affixed to the floor of the Premises, except to the extent and in the manner approved in advance by Landlord. The expense of repairing any damage resulting from a violation of this rule or removal of any floor covering shall be borne by the tenant by whom, or by whose contractors, employees or invitees, the damage shall have been caused.

16. No furniture, packages, supplies, equipment or merchandise will be received in the Building or carried up or down in the elevators, except between such hours and in such elevators as shall be designated by Landlord, which elevator usage shall be subject to the Building’s customary charge therefor as established from time to time by Landlord.

17. On Saturdays, Sundays and legal holidays, and on other days between the hours of 7:00 P.M. and 8:00 A.M., access to the Building, or to the halls, corridors, elevators or stairways in the Building, or to the Premises may be refused unless the person seeking access is known to the person or employee of the Building in charge and has a pass or is properly identified. Landlord shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In case of invasion, mob, riot, public excitement, or other commotion. Landlord reserves the right to prevent access to the Building during the continuance of the same by closing the doors or otherwise, for the safety of the tenants and protection of property in the Building.

18. Tenant shall be responsible for insuring that the doors of the Premises are closed and securely locked before leaving the Building and must observe strict care and caution that all water faucets or water apparatus are entirely shut off before Tenant or Tenant’s employees leave the Building, and that all electricity, gas or air shall likewise be carefully shut off, so as to prevent waste or damage,

2

and for any default or carelessness Tenant shall make good all injuries sustained by other tenants or occupants of the Building or Landlord. Landlord shall not be responsible to Tenant for loss of property on the Premises, however occurring, or for any damage to the property of Tenant caused by the employees or independent contractors of Landlord or by any other person.

19. Landlord reserves the right to exclude or expel from the Building any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of the rules and regulations of the Building.

20. The requirements of any tenant will be attended to only upon application at the office of the Building. Employees of Landlord shall not perform any work or do anything outside of their regular duties unless under special instructions from Landlord, and no employee will admit any person (tenant or otherwise) to any office without specific instructions from Landlord.

21. No vending machine or machines of any description shall be installed, maintained or operated upon the Premises without the prior written consent of Landlord.

22. Subject to Tenant’s right of access to the Premises in accordance with Building security procedures, Landlord reserves the right to close and keep locked all entrance and exit doors of the Building on Saturdays, Sundays and legal holidays and on other days between the hours of 6:00 P.M. and 8:00 A.M., and during such further hours as Landlord may deem advisable for the adequate protection of the Building and the property of its tenants.

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EXHIBIT C

Form of Commencement Date Letter

                    , 20

New Relic, Inc,

Re:	Lease, dated as of July 13, 2012 (the “Lease”), between 188 Spear Street LLC, a Delaware limited liability company (“Landlord”) and New Relic, Inc., a Delaware corporation (“Tenant”) for premises on the 10th, 11th and 12th floors of the building located at 188 Spear Street. San Francisco, California.

Gentlemen or Ladies:

Pursuant to Paragraph 3.a. of your above-referenced Lease, this letter shall confirm the following dates:

1. The Commencement Date of the Lease (as defined in Paragraph 2.b. of the Lease) is                     , which is the date the Premises were delivered to Tenant in Delivery Condition (as defined in Paragraph 4.a. of the Lease),

2. The Rent Commencement Date (as defined in Paragraph 2.c. of the Lease) is and

3. The Expiration Date of the Lease (as defined in Paragraph 2.b. of the Lease) is                     , which is the last day of the eighty-fourth (84th) full calendar month following the Rent Commencement Date.

Please acknowledge Tenant’s agreement to the foregoing by executing both duplicate originals of this letter and returning one fully executed duplicate original to Landlord at the address on this letterhead. If Landlord does not receive a fully executed duplicate original of this letter from Tenant evidencing Tenant’s agreement to the foregoing (or a written response setting forth Tenant’s disagreement with the foregoing) within fifteen (15) days of the date of Tenant’s receipt of this letter, Tenant will be deemed to have consented to the terms set forth herein.

Very truly yours,

188 SPEAR STREET LLC,

a Delaware limited liability company

By
Its designated signatory

The undersigned agrees to the dates set forth above:

NEW RELIC, INC. a Delaware corporation

By

Name

Title

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EXHIBIT D

Form of Letter of Credit

188 Spear Street, LLC

Shorenstein Properties LLC

235 Montgomery Street, 16th floor

San Francisco, CA 94104

Attn: Corporate Secretary

IRREVOCABLE STANDBY LETTER OF CREDIT NO.

We hereby establish our Irrevocable Letter of Credit in your favor available by your drafts drawn on [NAME OF BANK], at sight, for any sum or sums not exceeding Dollars ($            ), for account of                             at [TENANT’S ADDRESS]. Draft(s) must be accompanied by supporting documents as described below:

A written statement to [INSERT NAME OF BANK] stating that “The principal amount [or the portion requested] of this Letter of Credit is due and payable to Beneficiary in accordance with the provisions of that certain Office Lease dated as of July 13, 2012 originally entered into between 188 Spear Street LLC, and New Relic, Inc.”

The written statement shall be accompanied by this Letter of Credit for surrender; provided, however, that if less than the balance of the Letter of Credit is drawn, this Letter of Credit need not be surrendered and shall continue in full force and effect with respect to the unused balance of this Letter of Credit unless and until we issue to you a replacement Letter of Credit for such unused balance, the terms of which replacement Letter of Credit shall be identical to those set forth in this Letter of Credit. We are not required to inquire as to the accuracy of the matters recited in the written statement or as to the authority of the person signing the written statement and may take the act of signing as conclusive evidence of such accuracy and his or her authority to do so. The obligation of [BANK] under this Letter of Credit is the individual obligation of [BANK], and is in no way contingent upon reimbursement with respect thereto.

Each draft must bear upon its face the clause “Drawn under Letter of Credit No.                             , dated                     , of [BANK].”

This Letter of Credit shall be automatically extended for an additional period of one year from the present or each future expiration date unless we have notified you in writing delivered via U.S. registered or certified mail, return receipt requested, to your address stated above, or to such other address as you shall have furnished to us for such purpose, not less than sixty (60) days before such expiration date, that we elect not to renew this Letter of Credit. Upon your receipt of such notification, you may draw your sight draft on us prior to the then applicable expiration date for the unused balance of the Letter of Credit, which shall be accompanied by your signed written statement that you received notification of our election not to extend.

Except so far as otherwise expressly stated herein, this Letter of Credit is subject to the “Uniform Customs and Practices for Documentary Credits (2007 Revision), International Chamber of Commerce -Publication No. 600.” If this Letter of Credit expires during an interruption of business as described in Article 36 of Publication 600, we hereby specifically agree to effect payment if this Letter of Credit is drawn against within 30 days after the resumption of business.

We hereby agree with you that drafts drawn under and in compliance with the terms of this Letter of Credit will be duly honored if presented to the above-mentioned drawee at our offices at [ADDRESS] on or before PM [TIME ZONE] Time on [INITIAL EXPIRATION DATE], or such later expiration date to which this Letter of Credit is extended pursuant to the terms hereof.

If at any time Beneficiary or its authorized transferee is not in possession of the original of this letter of credit (together with all amendments, if any) because such original has been delivered to us as required hereunder for a draw thereon or, transfer thereof, our obligations as set forth in this letter of credit shall continue in full force and effect as if Beneficiary or such authorized transferee still held such original, and any previous delivery to us, without return by us, of such original shall be deemed to have satisfied any requirement that such original be delivered to us for a subsequent draw hereunder or transfer hereof.

This Letter of Credit may be, without charge and without recourse, assigned to, and shall inure to the benefit of any successor in interest to [LANDLORD], under the Office Lease. Transfer charges, if any. are for the account of the applicant.

Sincerely,	[BANK]

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EXHIBIT E

Roof Access Corridor

EXHIBIT E

ROOF ACCESS CORRIDOR (CROSS LATCHED)
TENANT SPACE
STAIR 1 VEST.
STAIR 1
ELEC ROOM
ELEVATOR LOBBY
MAIN MECH. SHAFT
CLOSET
WOMEN'S ROOM
MEN'S ROOM
STAIR 2
STAIR 2 VEST.
TENANT SPACE

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EXHIBIT F

Form of Stock Warrant

(See attached 11 pages)

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THIS WARRANT AND THE UNDERLYING SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO SUCH SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

NEW RELIC, INC.

WARRANT TO PURCHASE 20,889 SHARES OF SERIES D PREFERRED STOCK

No. PDW-1	July , 2012

Void After July     , 2022

THIS CERTIFIES THAT, for value received, 188 Spear Street LLC, a Delaware limited liability company, or its assigns (the “Holder”), is entitled to subscribe for and purchase from NEW RELIC, INC., a Delaware corporation, with its principal office at 101 Second Street, San Francisco, California 94105 (the “Company”) the Exercise Shares at the Exercise Price (each subject to adjustment as provided herein).

DEFINITIONS. As used herein, the following terms shall have the following respective meanings:

(a) “Exercise Period” shall mean the period commencing with the date hereof and ending ten (10) years later, unless sooner terminated as provided below.

(b) “Exercise Price” shall mean $9.5743 per Exercise Share subject to adjustment pursuant to Section 6 below.

(c) “Exercise Shares” shall mean 20,889 shares of the Company’s Series D Preferred Stock issuable upon exercise of this Warrant.

2. EXERCISE OF WARRANT. The rights represented by this Warrant may be exercised in whole or in part at any time during the Exercise Period, by delivery of the following to the Company at its address set forth above (or at such other address as it may designate by notice in writing to the Holder):

(a) An executed Notice of Exercise in the form attached hereto;

(b) Payment of the Exercise Price either (i) in cash or by check, or (ii) by cancellation of indebtedness; and

(c) This Warrant.

Upon the exercise of the rights represented by this Warrant, a certificate or certificates for the Exercise Shares so purchased, registered in the name of the Holder or persons affiliated with the Holder, if the Holder so designates, shall be issued and delivered to the Holder within a reasonable time after the rights represented by this Warrant shall have been so exercised. In the

1.

event that this Warrant is being exercised for less than all of the then-current number of Exercise Shares purchasable hereunder, the Company shall, concurrently with the issuance by the Company of the number of Exercise Shares for which this Warrant is then being exercised, issue a new Warrant exercisable for the remaining number of Exercise Shares purchasable hereunder. In addition, upon the exercise of the rights represented by this Warrant, Holder shall be obligated to become a party to each of the investor agreements that the other holders of Series D Preferred Stock originally entered into in connection with their purchase of Series D Preferred Stock (e.g., investor rights agreement, right of first refusal and co-sale agreement and voting agreement), in each case as such agreements may have been amended, superseded or replaced prior to Holder’s exercise of this Warrant.

The person in whose name any certificate or certificates for Exercise Shares are to be issued upon exercise of this Warrant shall be deemed to have become the holder of record of such shares on the date on which this Warrant was surrendered and payment of the Exercise Price was made, irrespective of the date of delivery of such certificate or certificates, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

2.1 Net Exercise. Notwithstanding any provisions herein to the contrary, if the fair market value of one Exercise Share is greater than the Exercise Price (at the date of calculation as set forth below), in lieu of exercising this Warrant by payment of cash, the Holder may elect to receive shares equal to the value (as determined below) of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with the properly endorsed Notice of Exercise in which event the Company shall issue to the Holder a number of Exercise Shares computed using the following formula:

X = Y (A-B)
A

Where	X =	the number of Exercise Shares to be issued to the Holder

	Y =	the number of Exercise Shares purchasable under the Warrant or, if only a portion of the Warrant is being exercised, that portion of the Warrant being canceled (at the date of such calculation)

	A =	the fair market value of one Exercise Share (at the date of such calculation)

	B =	Exercise Price (as adjusted to the date of such calculation)

For purposes of the above calculation, the fair market value of one Exercise Share shall be determined by the Company’s Board of Directors in good faith; provided, however, that in the event that this Warrant is exercised pursuant to this Section 2.1 in connection with the Company’s initial public offering of its Common Stock, the fair market value per share shall be the product of (i) the per share offering price to the public of the Company’s initial public offering, and (ii) the number of shares of Common Stock into which each Exercise Share is convertible at the time of such exercise.

2.

3. COVENANTS AS TO EXERCISE SHARES. The Company covenants and agrees that all Exercise Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be validly issued and outstanding, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof. The Company further covenants and agrees that the Company will at all times during the Exercise Period, have authorized and reserved, free from preemptive rights, a sufficient number of shares of the series of equity securities comprising the Exercise Shares (and shares of common stock issuable upon conversion thereof) to provide for the exercise of the rights represented by this Warrant and any subsequent conversion of the Exercise Shares into common stock. If at any time during the Exercise Period the number of authorized but unissued shares of such series of the Company’s equity securities (or the Company’s common stock) shall not be sufficient to permit exercise of this Warrant (or conversion or the Exercise Shares into the Company’s common stock), the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of such series of the Company’s equity securities (or common stock) to such number of shares as shall be sufficient for such purposes.

4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY . The Company hereby represents and warrants to the Holder that as of the date of this Warrant:

4.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to issue this Warrant.

4.2 Authorization. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Warrant, the performance of all obligations of the Company hereunder and the authorization, reservation for issuance of the Exercise Shares and the common stock issuable on conversion of the Exercise Shares, and delivery of this Warrant has been taken prior to the date of this Warrant, and this Warrant constitutes a valid and legal binding obligation of the Company.

4.3 Series D Financing. On November 4, 2011, the Company issued and sold shares of its Series D Preferred Stock to investors at a price per share equal to the Exercise Price. The Company has not issued any shares of its Series D Preferred Stock at a price less than the Exercise Price, and following November 4, 2011 and prior to the date hereof, the Company has not issued or sold any shares of its preferred stock or other securities that are convertible by their terms into shares of its preferred stock.

5. REPRESENTATIONS OF HOLDER.

5.1 Acquisition of Warrant for Personal Account. The Holder represents and warrants that it is acquiring the Warrant and the Exercise Shares solely for its account for investment and not with a view to or for sale or distribution of said Warrant or Exercise Shares or any part thereof. The Holder also represents that the entire legal and beneficial interests of the Warrant and Exercise Shares that the Holder is acquiring is being acquired for, and will be held for, its account only.

3.

5.2 Securities Are Not Registered.

(a) The Holder understands that the Warrant and the Exercise Shares have not been registered under the Securities Act of 1933, as amended (the “Act”) on the basis that no distribution or public offering of the stock of the Company is to be effected. The Holder realizes that the basis for the exemption may not be present if, notwithstanding its representations, the Holder has a present intention of acquiring the securities for a fixed or determinable period in the future, selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the securities. The Holder has no such present intention.

(b) The Holder recognizes that the Warrant and the Exercise Shares must be held indefinitely unless they are subsequently registered under the Act or an exemption from such registration is available. The Holder recognizes that the Company has no obligation to register the Warrant or the Exercise Shares of the Company, or to comply with any exemption from such registration.

(c) The Holder is aware that neither the Warrant nor the Exercise Shares may be sold pursuant to Rule 144 adopted under the Act unless certain conditions are met, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale following the required holding period under Rule 144 and the number of shares being sold during any three month period not exceeding specified limitations. The Holder is aware that the conditions for resale set forth in Rule 144 have not been satisfied and that the Company presently has no plans to satisfy these conditions in the foreseeable future.

5.3 Disposition of Warrant and Exercise Shares.

(a) The Holder further agrees not to make any disposition of all or any part of the Warrant or Exercise Shares in any event unless and until:

(i) The Company shall have received a letter secured by the Holder from the Securities and Exchange Commission stating that no action will be recommended to the Commission with respect to the proposed disposition;

(ii) There is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with said registration statement; or

(iii) The Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by the Company, the Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, for the Holder to the effect that such disposition will not require registration of such Warrant or Exercise Shares under the Act or any applicable state securities laws. The Company agrees that it will not require an opinion of counsel with respect to transactions under Rule 144 of the Securities Act of 1933, as amended, except in unusual circumstances.

4.

(b) The Holder understands and agrees that all certificates evidencing the shares to be issued to the Holder may bear the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

5.4 Accredited Investor Status. The Holder is an “accredited investor” as defined in Regulation D promulgated under the Act.

6. ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF EXERCISE SHARES.

6.1 Changes in Securities. In the event of changes in the series of equity securities of the Company comprising the Exercise Shares by reason of stock dividends, splits, recapitalizations, reclassifications, combinations or exchanges of shares, separations, reorganizations, liquidations, or the like, the number and class of Exercise Shares available under the Warrant in the aggregate and the Exercise Price shall be correspondingly adjusted to give the Holder of the Warrant, on exercise for the same aggregate Exercise Price, the total number, class, and kind of shares as the Holder would have owned had the Warrant been exercised prior to the event and had the Holder continued to hold such shares until after the event requiring adjustment. For purposes of this Section 6, the “Aggregate Exercise Price” shall mean the aggregate Exercise Price payable in connection with the exercise in full of this Warrant. Upon the occurrence of each adjustment pursuant to this Section 6.1, the Company at its expense shall promptly compute such adjustment in accordance with the terms hereof and furnish to Holder a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based.

6.2 Automatic Conversion. Upon the automatic conversion of all outstanding shares of the series of equity securities comprising the Exercise Shares, this Warrant shall become exercisable for that number of shares of Common Stock of the Company into which the Exercise Shares would then be convertible, so long as such shares, if this Warrant had been exercised prior to such offering, would have been converted into shares of the Company’s Common Stock pursuant to the Company’s Amended and Restated Certificate of Incorporation. In such case, all references to “Exercise Shares” shall mean shares of the Company’s Common Stock issuable upon exercise of this Warrant, as appropriate.

7. FRACTIONAL SHARES. No fractional shares shall be issued upon the exercise of this Warrant as a consequence of any adjustment pursuant hereto. All Exercise Shares (including fractions) to be issued upon exercise of this Warrant shall be aggregated for purposes of determining whether the exercise would result in the issuance of any fractional share. If, after aggregation, the exercise would result in the issuance of a fractional share, the Company shall, in lieu of issuance of any fractional share, pay the Holder otherwise entitled to such fraction a sum in cash equal to the product resulting from multiplying the then current fair market value of one Exercise Share by such fraction.

5.

8. AUTOMATIC EXERCISE. In the event of (a) an initial public offering of the Company’s Common Stock during the Exercise Period, (b) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, stock purchase, merger, consolidation, conversion or other transaction in which control of the Company is transferred, but, excluding any merger effected exclusively for the purpose of changing the domicile of the Company) unless the Company’s capital stock of record as constituted immediately prior to such acquisition will, immediately after such acquisition represent at least 50% of the voting power of the surviving or acquiring entity or (c) a sale, lease, transfer or other disposition, in a single transaction or series of related transactions of all or substantially all of the assets and/or the intellectual property of the Company (each such event, a “Termination Event”), this Warrant shall be deemed to be net exercised by the Holder in accordance with Section 2.1 effective immediately prior to such Termination Event. The Company shall provide to the Holder ten (10) days’ advance written notice of such Termination Event.

9. MARKET STAND-OFF AGREEMENT. Holder shall not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Common Stock (or other securities) of the Company held by Holder, for a period of time specified by the managing underwriter(s) (not to exceed one hundred eighty (180) days), or such longer period, not to exceed 34 days after the expiration of the 180-day period, as the underwriters or the Company shall request in order to facilitate compliance with FINRA rules, following the effective date of a registration statement of the Company filed under the Act. Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company and/or the managing underwriter(s) that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to such Common Stock (or other securities) until the end of such period. The underwriters of the Company’s stock are intended third party beneficiaries of this Section 9 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

10. NO STOCKHOLDER RIGHTS. This Warrant in and of itself shall not entitle the Holder to any voting rights or other rights as a stockholder of the Company.

11. TRANSFER OF WARRANT. Subject to applicable laws and the restriction on transfer set forth on the first page of this Warrant, this Warrant and all rights hereunder are transferable, by the Holder in person or by duly authorized attorney, upon delivery of this Warrant and the form of assignment attached hereto to any transferee designated by the Holder. The transferee shall sign an investment letter in form and substance satisfactory to the Company.

12. LOST, STOLEN, MUTILATED OR DESTROYED WARRANT. If this Warrant is lost, stolen, mutilated or destroyed, the Company may, on such terms as to indemnity or otherwise as it may reasonably impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination and tenor as the Warrant so lost, stolen, mutilated or destroyed. Any such new Warrant shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.

6.

13. AMENDMENT. Any term of this Warrant may be amended or waived with the written consent of the Company and the Holder.

14. NOTICES, ETC. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at the address listed on the signature page and to the Holder at 101 Second Street, 15th Floor, San Francisco, CA 94105, or at such other address as the Company or Holder may designate by ten (10) days’ advance written notice to the other parties hereto.

15. ACCEPTANCE. Receipt of this Warrant by the Holder shall constitute acceptance of and agreement to all of the terms and conditions contained herein.

16. GOVERNING LAW. This Warrant and all rights, obligations and liabilities hereunder shall be governed by and construed under the laws of the State of California as applied to agreements among California residents, made and to be performed entirely within the State of California without giving effect to conflicts of laws principles.

7.

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer as of July     , 2012.

NEW RELIC, INC.

By:

Name:

Title:

Address:

[SIGNATURE PAGE]

NOTICE OF EXERCISE

TO: NEW RELIC, INC.

(1) ☐ The undersigned hereby elects to purchase             shares of Series D Preferred Stock (the “Exercise Shares”) of New Relic, Inc. (the “Company”) pursuant to the terms of the attached Warrant, and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

☐ The undersigned hereby elects to purchase             shares of Series D Preferred Stock (the “Exercise Shares”) of New Relic, Inc. (the “Company”) pursuant to the terms of the net exercise provisions set forth in Section 2.1 of the attached Warrant, and shall tender payment of all applicable transfer taxes, if any.

(2) Please issue a certificate or certificates representing said Exercise Shares in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

(3) The undersigned represents that (i) the aforesaid Exercise Shares are being acquired for the account of the undersigned for investment and not with a view to, or for resale in connection with, the distribution thereof and that the undersigned has no present intention of distributing or reselling such shares; (ii) the undersigned is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision regarding its investment in the Company; (iii) the undersigned is experienced in making investments of this type and has such knowledge and background in financial and business matters that the undersigned is capable of evaluating the merits and risks of this investment and protecting the undersigned’s own interests; (iv) the undersigned understands that Exercise Shares issuable upon exercise of this Warrant have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), by reason of a specific exemption from the registration provisions of the Securities Act, which exemption depends upon, among other things, the bona fide nature of the investment intent as expressed herein, and, because such securities have not been registered under the Securities Act, they must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available; (v) the undersigned is aware that the aforesaid Exercise Shares may not be sold pursuant to Rule 144 adopted under the Securities Act unless certain conditions are met and until the undersigned has held the shares for the number of years prescribed by Rule 144, that among the conditions for use of the Rule is the availability of current information to the public about the Company and the Company has not made such information available and has no present plans to do so; and (vi) the undersigned agrees not to make any disposition of all or any part of the aforesaid shares of Exercise Shares unless and until there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with said registration statement, or, if reasonably requested by the Company, the undersigned has provided the Company with an opinion of counsel satisfactory to the Company, stating that such registration is not required.

(4) The undersigned agrees not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Common Stock (or other securities) of the Company held by the undersigned, for a period of time specified by the managing underwriter(s) (not to exceed one hundred eighty (180) days), or such longer period, not to exceed 34 days after the expiration of the 180-day period, as the underwriters or the Company shall request in order to facilitate compliance with applicable FINRA rules, following the effective date of a registration statement of the Company filed under the Act. The undersigned agrees to execute and deliver such other agreements as may be reasonably requested by the Company and/or the managing underwriter(s) that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to such Common Stock (or other securities) until the end of such period. The underwriters of the Company’s stock are intended third party beneficiaries of this provision and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

(Date)	(Signature)

(Print name)

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:
(Please Print)

Address:
(Please Print)

Dated:	, 201

Holder’s
Signature:

Holder’s Address:

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.

FIRST AMENDMENT TO LEASE

(Modifying Square Footage and Amending Lease)

THIS FIRST AMENDMENT TO LEASE (“Amendment”) is executed as of the 28th day of August, 2012, between 188 SPEAR STREET LLC, a Delaware limited liability company (“Landlord”) and NEW RELIC, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant are parties to that certain lease, dated as of July 13, 2012 (the “Lease”) pursuant to which Tenant is leasing from Landlord certain premises (the “Premises”) in the building located at 188 Spear Street, San Francisco, California (the “Building”). The Premises, as defined in Paragraph 2.a. of the Lease, consist of 18,363 rentable square feet on the 10th floor of the Building, 18,363 rentable square feet on the 11th floor of the Building and 18,174 rentable square feet on the 12th floor of the Building, for a total of 54,900 rentable square feet. Capitalized terms not otherwise defined herein shall have the meaning given them in the Lease.

B. Paragraph 60 of the Lease provides for the construction by Landlord of a Roof Access Corridor on the 12th floor of the Building, which Roof Access Corridor is to be utilized by Landlord’s authorized licensees for access to the maintenance deck on the roof of the Building. The Roof Access Corridor is not a part of the Premises. The parties have agreed that Tenant shall have exclusive access to the maintenance deck (subject to specified exceptions) and, as a result thereof, the Roof Access Corridor is no longer needed.

C. Landlord and Tenant presently desire to amend the Lease to (i) add to the Premises the approximately 128 rentable square feet of space on the 12th floor of the Building that was originally intended to be utilized for the Roof Access Corridor, (ii) delete the provisions of the Lease regarding the Roof Access Corridor, and (iii) confirm Tenant’s right to exclusive access to the maintenance deck, all on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

1. Modifications to Certain Basic Lease Terms. Effective as of the date hereof, the Lease is modified as follows:

a. Premises. In Paragraph 2.a. of the Lease, the table setting forth the floors, suite numbers and rentable square footage of the Premises is deleted and replaced with the following table:

Floor	Suite Number	Rentable Square Footage
10th	1000	18,363
11th	1100	18,363
12th	1200	18,302

		55,028

b. Monthly Rent. The rent schedule presently set forth in Paragraph 2.c. of the Lease is deleted and the following rent schedule (which is based on 55,028 rsf) is substituted therefor:

Period	Monthly Rent
First Rent Year	$174,158.75	***	(36,665 rsf)
Second Rent Year	$269,224.49		(55,028 rsf)
Third Rent Year	$277,301.22		“ “
Fourth Rent Year	$285,620.26		“ “
Fifth Rent Year	$294,188.87		“ “
Sixth Rent Year	$303,014.54		“ “
Seventh Rent Year	$312,104.97		“ “

As required by the final sentence of Paragraph 5.a. of the Lease, concurrently with the execution of the Lease by Landlord and Tenant, Tenant deposited with Landlord the sum of One Hundred Seventy Three Thousand Five Hundred Fifty and 75/100 Dollars ($173,550.75) as advance payment of the Monthly Rent payable for the first full calendar month of the Lease term after Tenant’s obligation to pay Monthly Rent commences. Concurrently with the execution of this Amendment, Tenant shall pay to Landlord the additional sum of Six Hundred Eight Dollars ($608.00) in order to cause Tenant’s advance payment of Monthly Rent to total One Hundred Seventy Four Thousand One Hundred Fifty Eight and 75/100 Dollars ($174,158.75).

1.

c. Tenant’s Share. Tenant’s Share provided for in Paragraph 2.e. of the Lease is increased to 26.75%, which percentage is calculated by dividing the 55,028 rentable square feet of the Premises by the 205,688 rentable square feet of the Building.

d. Alterations Operation Fee. The Alteration Operations Fee provided for in Paragraph 2.c.i. of the Lease is increased to Fifty Five Thousand Twenty Eight Dollars ($55,028.00).

e. Alterations Allowance. In Paragraph 4.d.i. of the Lease, (i) the Alterations Allowance is increased to Two Million Eight Hundred Eighty Eight Thousand Nine Hundred Seventy Dollars ($2,888,97.00)(which is $52.50 per rsf based on 55,028 rsf) and (ii) the portion of the Alterations Allowance that may be applied to reasonable space planning, architectural and engineering costs for the design of the Tenant Improvements is increased to Three Hundred Eighty Five Thousand Five Hundred Seventy Four Dollars ($385,574.00) (which is $7.00 per rsf based on 55,028 rsf).

f. Additional Allowance. In Paragraph 4.d.ii. of the Lease, the Additional Allowance is increased to Two Hundred Seventy Five Thousand Four Hundred Ten Dollars ($275,410.00) (which is $5.00 per rsf based on 55,028 rst).

g. Exhibit A. The third page of the Exhibit A that is presently attached to the Lease (which is an outline of the Premised located on the 12th floor) is deleted and replaced with Exhibit A attached to this Amendment.

2. Maintenance Deck. Effective as of the date hereof, (i) Exhibit E presently attached to the Lease (which is an outline of the Roof Access Corridor) is deleted from the Lease and Exhibit E attached hereto (which is an outline of the Maintenance Deck) is substituted therefor, and (ii) Paragraph 60 of the Lease (entitled “Roof Deck Access”) is deleted in its entirety and replaced with the following language:

“60. Maintenance Deck.

a. Exclusive Access to Maintenance Deck. Throughout the term of this Lease (as the same may be extended from time to time) Tenant shalt have exclusive access (subject to Paragraph 60.c. below) to the maintenance deck located on the roof at the east elevation of the Building and outlined on attached Exhibit E (the “Maintenance Deck”). The Maintenance Deck consists of a raised concrete paver system. Tenant shall not perform any Alterations to the Maintenance Deck. Throughout the term of this Lease, Tenant shall be responsible for maintaining the Maintenance Deck in good condition and repair, at Tenant’s sole cost and expense; provided, however, if repairs to the Maintenance Deck are required as a result of damage caused by Landlord’s employees, contractors or maintenance personnel in the course of performing maintenance work at the Building, then Landlord shall be solely responsible for such repairs to the Maintenance Deck. Prior to performing any repairs to the Maintenance Deck, Tenant shall obtain Landlord’s prior written consent to the manner of performing the repairs. The provisions of Paragraph 14 and 15 of the Lease shall apply to Tenant’s access to the Maintenance Deck.

b. Monthly Maintenance Deck Rent. Commencing on the Rent Commencement Date. Tenant shall pay as monthly rent for the Maintenance Deck (the “Monthly Maintenance Deck Rent”) the following amounts for the respective periods:

Period	Monthly Maintenance Deck Rent
First Rent Year	$3,439.25
Second Rent Year	$3,668.53
Third Rent Year	$3,897.82
Fourth Rent Year	$4,127.10
Fifth Rent Year	$4,356.38
Sixth Rent Year	$4,585.67
Seventh Rent Year	$4,814.95

The Monthly Maintenance Deck Rent shall constitute rent under this Lease and shall be paid in advance, on the first day of each calendar month during the Lease term, concurrently with Tenant’s payment of Monthly Rent under Paragraph 5 above. All of the provisions of Paragraph 5 that are applicable to the payment of Monthly Rent shall apply to the Monthly Maintenance Deck Rent.

c. Landlord Access. The parties acknowledge that the Maintenance Deck can only be accessed via the elevator bank to the 12th floor and then through Tenant’s

2.

Premises on the 12th floor. In addition to any other rights of entry permitted to Landlord under Paragraph 23 above, throughout the term of this Lease, and any extension thereof, Landlord’s employees, contractors and maintenance personnel shall have the right to enter through the 12th floor Premises for the limited purpose of accessing the stairs leading to the Maintenance Deck. Landlord shall be responsible for ensuring that any and all such access shall be conducted in a manner that does not create unreasonable noise or damage the Premises in any manner. If, in connection with any maintenance, construction or installation being performed on the roof, particular access through the 12th floor Premises would be unreasonably disruptive to Tenant’s operations on the 12th floor, Landlord shall cause such access to occur after Business Hours.”

3. Brokers. Landlord and Tenant each represents and warrants that it has negotiated this Amendment directly with Shorenstein Management, Inc., and Cresa (“Brokers”), and such party has not authorized or employed, or acted by implication to authorize or to employ, any other real estate broker or salesman to act for it in connection with this Amendment. Each party shall indemnify, defend and hold the other party harmless from and against any and all claims by any real estate broker other than Brokers for a commission, finder’s fee or other compensation as a result of any inaccuracy in the indemnifying party’s foregoing representation and warranty. Pursuant to separate agreement(s), Landlord shall pay the Brokers any commissions, fees or other compensation to which they are entitled in connection with this Amendment. The parties acknowledge that no commission is due to either of the Brokers on account of the Roof Deck or Monthly Deck Rent.

4. Authority. If Tenant is a corporation, partnership, trust, association or other entity, Tenant hereby covenants and warrants that (a) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Tenant has and is duly qualified to do business in the state in California, (c) Tenant has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Amendment and to perform all Tenant’s obligations under the Lease, as amended by this Amendment, and (d) each person (and all of the persons if more than one signs) signing this Amendment on behalf of Tenant is duly and validly authorized to do so.

5. No Offer. Submission of this instrument for examination and signature by Tenant does not constitute an offer to lease or to amend the Lease, or a reservation of or option for lease or to amend the Lease, and this instrument is not effective as a lease amendment or otherwise until executed and delivered by both Landlord and Tenant.

6. Lease in Full Force and Effect. Except as provided above, the Lease is unmodified hereby and remains in full force and effect.

IN WITNESS WHEREOF, the parties have executed this document as of the date and year first above written.

Landlord:		Tenant:

188 SPEAR STREET LLC,		New Relic, Inc.
a Delaware limited liability company		a Delaware corporation

By:	/s/ Gregg Meyer	By:	/s/ Mark Sachleben

Name:	Gregg Meyer	Name:	Mark Sachleben

Title:	Vice President	Title:	CFO

3.

EXHIBIT A

Outline of Premises (12th floor only)

4.

EXHIBIT E

Outline of Maintenance Deck

Roof Access
Area of access
Approximately
3600 sqft

5.

SECOND AMENDMENT TO LEASE

(Adding 9th Floor Additional Premises, extending Term and amending Lease)

THIS SECOND AMENDMENT TO LEASE (“Amendment”), is executed as of the 12th day of March, 2013, between 188 SPEAR STREET LLC, a Delaware limited liability company (“Landlord”) and NEW RELIC, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant are parties to that certain lease, dated as of July 13, 2012, pursuant to which Tenant leased from Landlord certain premises in the building located at 188 Spear Street, San Francisco, California (the “Building”). The lease was subsequently amended by a First Amendment to Lease, dated as of August 28, 2012 (the “First Amendment”), pursuant to which the premises covered by the lease was increased by 128 rentable square feet of space and Tenant was given exclusive access (subject to specified exceptions) to the maintenance deck on the roof of the Building (the “Maintenance Deck”). The aforementioned lease, as so amended, is referred to hereinafter as the “Lease.” The premises covered by the Lease, excluding the Maintenance Deck (the “Existing Premises”) consists of 18,363 rentable square feet of space on the 10th floor, 18,363 rentable square feet of space on the 11th floor, and 18,302 rentable square feet of space on the 12th floor, for a total of 55,028 rentable square feet of space. The initial term of the Lease expires on January 31, 2020. Capitalized terms not otherwise defined herein shall have the meaning given them in the Lease.

B. Tenant has exercised Tenant’s right of first offer under Paragraph 58 of the Lease to lease all of the rentable area on the ninth (9th) floor of the Building (the “9th Floor Additional Premises”), which 9th Floor Additional Premises is outlined on attached Exhibit A.

C. Landlord and Tenant have confirmed the total amount of the Additional Allowance that was disbursed by Landlord pursuant to Paragraph 4.d.ii. of the Lease in connection with Tenant’s construction of the Initial Alterations for the Existing Premises pursuant to Paragraph 4.c. of the Lease. Rather than repay the Additional Allowance through amortization payments (as provided in Paragraph 4.d.ii. of the Lease), Tenant has elected to repay the Additional Allowance to Landlord in one (1) lump-sum payment, and Landlord has agreed thereto.

D. Landlord and Tenant presently desire to amend the Lease to (i) add the 9th Floor Additional Premises to the Lease in accordance with Paragraph 58 of the Lease, (ii) extend the initial Lease term (as to all space covered by the Lease) through and including the date that is eighty-four (84) full calendar months following the date Tenant’s obligation to pay Monthly Rent for the 9th Floor Additional Premises commences, (iii) confirm the Monthly Rent for the Existing Premises and the Monthly Maintenance Deck Rent for the Eighth Rent Year of the initial Lease term and (iv) confirm Tenant’s repayment of the Additional Allowance in one (1) lump-sum payment rather than through amortization payments, all as more fully provided below.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

1. Lease of 9th Floor Additional Premises; Term. Effective as of the 9th Floor Additional Premises Commencement Date (as defined below) the 9th Floor Additional Premises shall be added to the Lease. The term of the Lease as to 9th Floor Additional Premises shall expire on the Expiration Date of the Lease (as extended by Paragraph 3 below) as such Expiration Date may be further extended from time to time. The “9th Floor Additional Premises Commencement Date” is the date Landlord delivers the 9th Floor Additional Premises to Tenant in Delivery Condition (as defined in Paragraph 2.a. below). For all purposes of the Lease, Landlord and Tenant hereby agree that the 9th Floor Additional Premises shall be deemed to consist of 18,363 rentable square feet of space.

1.

Upon either party’s request after the 9th Floor Additional Premises Commencement Date has occurred, Landlord and Tenant shall execute a letter in substantially the form of Exhibit B attached hereto confirming (1) 9th Floor Additional Premises Commencement Date, (ii) the Expiration Date (as extended by Paragraph 3 below) and (iii) the 9th Floor Rent Commencement Date (as defined in Paragraph 4 below).

At such time as the 9th Floor Additional Premises Commencement Date has occurred, the Premises covered by the Lease will consist of all of the rentable area of the 9th, 10th, 11th and 12th floors of the Building and the Premises will consist of a total of approximately 73,591 rentable square feet of space.

2. Delivery of the 9th Floor Additional Premises; 9th Floor Landlord’s Work; 9th Floor Initial Alterations; 9th Floor Alterations Allowance; 9th Floor Additional Allowance.

a. 9th Floor Additional Premises As-Is. Landlord shall deliver the 9th Floor Additional Premises to Tenant in broom-clean condition, with the 9th Floor Landlord’s Work (as described in Paragraph 2.b. below) Substantially Completed (as hereinafter defined) and otherwise in its “as is” state and condition (such condition being referred to in this Lease as “Delivery Condition”).

The 9th Floor Landlord’s Work shall be deemed “Substantially Completed” when the 9th Floor Landlord’s Work has been completed, subject only to the correction or completion of “Landlord Punch List” items, which items shall be limited to minor items of incomplete or defective work or materials or mechanical maladjustments that are of such a nature that the lack of completion does not materially interfere with or impair Tenant’s ability to commence and complete the 9th Floor Initial Alterations (as defined in Paragraph 2.c.i. below) and, upon Substantial Completion of the 9th Floor Initial Alterations (as defined in Paragraph 2.c.ii. below), to obtain a certificate of occupancy or equivalent. Promptly following Landlord’s written notice to Tenant that the 9th Floor Landlord’s Work has been Substantially Completed, Landlord and Tenant (and/or their representatives) shall conduct a walk-through of the 9th Floor Additional Premises to determine whether the 9th Floor Landlord’s Work has been Substantially Completed and shall agree upon the list of Landlord Punch List items (if any). If Substantial Completion has not occurred, Landlord shall cause the remaining work to be completed as soon as commercially reasonably possible. Landlord shall cause the Landlord Punch List items to be completed or corrected within thirty (30) days following completion of the Punch List, or as soon as reasonably possible thereafter.

b. 9th Floor Landlord’s Work. Landlord shall, at Landlord’s sole cost and without application of the 9th Floor Alterations Allowance or the 9th Floor Additional Allowance (as defined in Paragraphs 4.d.i. and ii. below), cause the following work to be completed or in place (the “9th Floor Landlord’s Work”):

1.	The main HVAC loop shall be installed in the 9th Floor Additional Premises and ready for distribution. (HVAC distribution within the 9th Floor Additional Premises shall be performed by Tenant as a part of the 9th Floor Initial Alterations, at Tenant’s expense, although the 9th Floor Alterations Allowance and 9th Floor Additional Allowance may be applied to such costs.)

2.	The fire sprinkler main loop shall be installed in the 9th Floor Additional Premises in compliance with core and shell code requirements.

3.	Provide a California Title 24 compliant path of travel to and from the 9th Floor Additional Premises at the time of delivery.

4.	Electrical panels installed on the 9th floor shall have a minimum supply of (i) 4 watts per square foot for connected load and (i) 1 waft per square foot for Building standard lighting, per California Title 24.

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5.	The 9th Floor Additional Premises will have new Building standard restrooms that meet the California Title 24 requirements at the time of delivery.

6.	Condenser water loop stubbed to the 9th Floor Additional Premises for supplemental HVAC.

In addition to the above, following Substantial Completion of the 9th Floor Initial Alterations, Landlord shall, at Landlord’s cost and without application of the 9th Floor Alterations Allowance or 9th Floor Additional Allowance, install Building standard window coverings throughout the 9th Floor Additional Premises. Paragraph 10.b. of the Lease sets forth Landlord’s maintenance obligations during the Lease term (as the same may be extended) with regard to the Base Building and Building Systems serving the 9th Floor Additional Premises (as those terms are defined in Paragraph 10.b. of the Lease).

c. 9th Floor Initial Alterations; Plans.

i. 9th Floor Initial Alterations. Promptly following the 9th Floor Additional Premises Commencement Date (as defined in Paragraph 1 above), Tenant shall commence construction of the alterations and improvements Tenant desires to make in the 9th Floor Additional Premises prior to Tenant’s initial occupancy (the “9th Floor Initial Alterations”). The construction of the 9th Floor Initial Alterations shall be governed by Paragraph 9 of the Lease, except that, with regard to the 9th Floor Initial Alterations only, the Alteration Operations Fee provided for in Paragraph 9.a. of the Lease shall be a fixed amount of Eighteen Thousand Three Hundred Sixty Three Dollars ($18,363.00), which amount shall also constitute payment for access, elevator usage during Business Hours, use of loading docks during Business Hours and utilities for the construction of the 9th Floor Initial Alterations. The general contractor selected by Tenant to construct the 9th Floor Initial Alterations, and reasonably approved by Landlord pursuant to Paragraph 9.a. of the Lease, is referred to hereinafter as “Tenant’s Contractor.”

In no event shall Tenant or Tenant’s Contractor be given access to the 9th Floor Additional. Premises for commencement of construction of the 9th Floor Initial Alterations until the plans therefor have been approved by Landlord and Tenant pursuant to the terms hereof, and Tenant has delivered to Landlord the insurance certificates required by Landlord in connection with the work. If Landlord is prepared to deliver the 9th Floor Additional Premises to Tenant in Delivery Condition, but Tenant is not given access to the 9th Floor Additional Premises for the purposes of constructing the 9th Floor Initial Alterations because the conditions of the immediately preceding sentence have not been satisfied, then for purposes of Paragraph 1 above, Landlord shall be deemed to have delivered the 9th Floor Additional Premises to Tenant in Delivery Condition on the date that Landlord was prepared to so deliver the 9th Floor Additional Premises to Tenant, notwithstanding the fact that Tenant and Tenant’s Contractor are not permitted to commence construction until the aforementioned condition is satisfied.

ii. Plans; Change Orders. The provisions of Paragraph 9.a. of the Lease apply to the plans and specifications for the 9th Floor Initial Alterations and Landlord’s review and approval thereof. As a supplement to, but without limitation of the foregoing, Landlord shall advise Tenant in writing within ten (10) Business Days after Landlord’s receipt from Tenant of space plans or construction drawings for the 9th Floor Initial Alterations (or revisions to such plans or drawings previously reviewed by Landlord) if the submitted documents are approved or are unsatisfactory or incomplete in any respect (Landlord’s approval not to be unreasonably withheld or conditioned). If applicable, Tenant shall submit revised drawings to Landlord for approval, and Landlord shall respond thereto, in accordance with the foregoing. This process will continue until the subject plans are fully approved in writing by Landlord. Failure by Landlord to provide its written approval or comments on submitted plans or drawings within the required ten (10) Business Day period shall constitute a Landlord Delay (as defined more fully in Paragraph 2.e. below). The final coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings, in form sufficient for Tenant’s Contractor to obtain subcontractors’ bids on the work and to obtain all applicable permits for the work, as approved in writing by Landlord and Tenant, are referred to hereinafter as the “9th Floor Construction Drawings.”

3.

If, after approval of the Construction Documents, Tenant desires to make modifications to the 9th Floor Construction Drawings, Tenant shall submit the applicable plan revisions to Landlord and Landlord will approve or disapprove of the proposed revisions in writing (Landlord’s approval not to be unreasonably withheld or conditioned) within ten (10) Business Days following delivery of the same to Landlord.

iii. Substantial Completion. The 9th Floor Initial Alterations shall be deemed “Substantially Completed” when the 9th Floor Initial Alterations have been completed in accordance with the 9th Floor Construction Drawings, subject only to the correction or completion of “punch list” items, which items shall be limited to minor items of incomplete or defective work or materials or mechanical maladjustments that are of such a nature that the lack of completion does not materially interfere with or impair Tenant’s use of the 9th Floor Additional Premises for Tenant’s business.

d. 9th Floor Alterations Allowance; 9th Floor Additional Allowance.

i. 9th Floor Alterations Allowance. Notwithstanding anything to the contrary in Paragraph 9 below, Landlord shall contribute toward the cost of the design, construction and installation of the 9th Floor Initial Alterations (including, without limitation, Tenant’s Contractor’s fee and the Alteration Operations Fee) an amount not to exceed Nine Hundred Sixty Four Thousand Fifty Seven and 50/100 Dollars ($964,057.50)(the “9th Floor Alterations Allowance”); provided, however that not more than One Hundred Thirty Seven Thousand Seven Hundred Twenty Two and 50/100 Dollars ($137,722.50) of the 9th Floor Alterations Allowance may be applied to Tenant’s reasonable space planning, consultant, architectural and engineering costs for the design of the 9th Floor Initial Alterations. No portion of the 9th Floor Alterations Allowance may be applied to the cost of equipment, trade fixtures, moving expenses, furniture, signage or free rent, but the 9th Floor Alterations Allowance may be applied to the cost of network cabling. Further, Tenant shall not be entitled to receive all or any portion of the Alterations if Tenant is in default under the Lease at the time Tenant requests such disbursement; provided, however, that if Landlord did not make a disbursement because Tenant was then in default under this Lease, Landlord shall make the disbursement at such time as the default is cured, provided that all other conditions for the disbursement hereunder have been met and the default is cured within the 9th Floor Allowance Availability Period (as defined below). Notwithstanding anything to the contrary in this Paragraph 2.d.i., the 9th Floor Alterations Allowance shall be available for disbursement pursuant to the terms hereof only for the first twelve (12) months following the 9th Floor Additional Premises Commencement Date (the “9th Floor Allowance Availability Period”). If any portion of the 9th Floor Alterations Allowance has not been utilized (and Tenant has not submitted to Landlord invoices evidencing such costs) prior to the end of the 9th Floor Allowance Availability Period, such unused portion shall be forfeited by Tenant.

Tenant acknowledges that the 9th Floor Alterations Allowance is to be applied to 9th Floor Initial Alterations covering the entire 9th Floor Additional Premises outlined in Exhibit A. The foregoing shall not be deemed to require Tenant to improve all portions of the 9th Floor Additional Premises in the same manner or to the same level of finish, but all portions of the 9th Floor Additional Premises shall be improved in a reasonable manner appropriate for office space, including electrical, HVAC, lighting floor covering and wall covering consistent with the balance of the 9th Floor Additional Premises (such improvements are sometimes referred to hereinafter as the “Minimum Improvement Standards”). If Tenant does not elect to improve the entire 9th Floor Additional Premises with the Minimum Improvement Standards, then the 9th Floor Alterations Allowance shall be adjusted on a pro-rata per rentable square foot basis to reflect the number of square feet actually being improved with such Minimum Improvement Standards.

4.

ii. 9th Floor Additional Allowance. If the cost of the design and construction of the 9th Floor Initial Alterations exceeds the 9th Floor Alterations Allowance provided for above, then Landlord will, at Tenant’s request, contribute toward such excess sum an amount not to exceed Ninety One Thousand Eight Hundred Fifteen Dollars ($91,815.00) (the “9th Floor Additional Allowance”); provided, however, that the 9th Floor Additional Allowance will not be available for disbursement during any period that Tenant is in default under the Lease (provided, however, that if Landlord did not make a disbursement because Tenant was then in default under this Lease, Landlord shall make the disbursement at such time as the default is cured, provided that all other conditions for the disbursement hereunder have been met) or after the expiration of the 9th Floor Allowance Availability Period (as defined above). Upon the completion of the 9th Floor Initial Alterations and the determination of the actual amount of the 9th Floor Additional Allowance that was disbursed by Landlord (the “9th Floor Amortization Amount”), Landlord and Tenant shall enter into an amendment to the Lease which increases the Monthly Rent set forth in this Lease by a sum sufficient to fully amortize the 9th Floor Amortization Amount over the period commencing on the 9th Floor Rent Commencement Date and ending on the Expiration Date, which amortization shall be on a straight line basis at an interest rate of eight percent (8%) per annum. Such amendment shall also provide that, if the Lease terminates prior to the date that the 9th Floor Amortization Amount plus accrued interest is fully repaid to Landlord, then concurrently with such termination of the Lease the then unpaid portion of the 9th Floor Amortization Amount, plus all accrued but unpaid interest, shall be immediately payable in full.

iii. Disbursement of 9th Floor Alterations Allowance and 9th Floor Additional Allowance. Landlord shall disburse the 9th Floor Alterations Allowance (and the 9th Floor Additional Allowance, if applicable) directly to Tenant’s Contractor and/or to the applicable subcontractors, as Tenant shall request. Landlord’s disbursements shall be on a monthly basis and shall be made within thirty (30) days after Landlord’s receipt of (A) invoices of Tenant’s Contractor to be furnished to Landlord by Tenant covering work actually performed, construction in place and materials delivered to the site (as may be applicable) describing in reasonable detail such work, construction and/or materials, (B) conditional lien waivers executed by Tenant’s Contractor, subcontractors or suppliers, as applicable, for their portion of the work covered by the requested disbursement, and (C) unconditional lien waivers executed by Tenant’s Contractor and the persons and entities performing the work or supplying the materials covered by Landlord’s previous disbursements for the work or materials covered by such previous disbursements (all such waivers to be in the forms prescribed by the applicable provisions of the California Civil Code). No payment will be made for materials or supplies not located in the 9th Floor Additional Premises. Landlord may withhold the amount of any and all retentions provided for in original contracts or subcontracts until expiration of the applicable lien periods or Landlord’s receipt of unconditional lien waivers and full releases upon final payment (in the form prescribed by the applicable provisions of the California Civil Code) from Tenant’s Contractor and all subcontractors and suppliers involved in the 9th Floor initial Alterations.

Tenant shall pay for all costs of the construction of the 9th Floor Initial Alterations in excess of the 9th Floor Alterations Allowance and, if applicable, the 9th Floor Additional Allowance (the “Excess Cost”). Based on the estimated cost of the construction of the 9th Floor Initial Alterations, as shown on the budget for the construction of the 9th Floor Initial Alterations (as reasonably approved by Landlord and Tenant) (the “Estimated Costs”), the pro-rata share of the Estimated Costs payable by Landlord and Tenant shall be determined and an appropriate percentage share established for each (a “Share of Costs”). Tenant and Landlord shall fund the cost of the construction (including the applicable portion of the applicable fees) as the same is performed, in accordance with their respective Share of Costs for the construction, with such payments being made directly to Tenant’s Contractor and/or the applicable subcontractors. At such time as the 9th Floor Alterations Allowance and, if applicable, the 9th Floor Additional Allowance, has been entirely disbursed, Tenant shall pay the remaining Excess Cost, if any, directly to Tenant’s Contractor and/or the applicable subcontractors. Tenant shall furnish to Landlord copies of receipted invoices for all payments made directly by Tenant for the costs of the 9th Floor Initial Alterations and such waivers of lien rights as Landlord may reasonably require.

5.

Notwithstanding anything to the contrary above, Landlord shall retain the Alteration Operations Fee from the 9th Floor Alterations Allowance.

e. Landlord Delay. A delay in the Substantial Completion of the 9th Floor Initial Alterations caused solely by any of the following shall constitute a “Landlord Delay:” (i) Landlord’s failure to comply with any time requirements expressly set forth in Paragraph 2.c.i. above, or (ii) Landlord’s unreasonable interference with the completion of 9th Floor Initial Alterations; provided, however, that no Landlord Delay as described in clause (ii) above will be deemed to have occurred unless and until Tenant has notified Landlord of the event which Tenant claims constitutes a Landlord Delay and Landlord has failed to cure such event within five (5) Business Days thereafter.

f. Resolution of Construction Related Disputes. In the event of a disagreement between Landlord and Tenant regarding if or when the 9th Floor Additional Premises were delivered in Delivery Condition, the date of Substantial Completion of the 9th Floor Initial Alterations, or the occurrence of an instance of Force Majeure, Landlord Delay, or any other issues regarding the commencement, completion or delays in the performance of the 9th Floor Landlord’s Work or the 9th Floor Initial Alterations or regarding disbursements of the 9th Floor Alterations Allowance or the 9th Floor Additional Allowance, then if such disagreement is not resolved within thirty (30) days, the provisions of Paragraph 4.f. of the Lease shall apply to such dispute.

3. Extension of Term. Effective as of the date hereof, the initial Lease term (as defined in Paragraph 2.b. of the Lease) is extended, as to all space covered by the Lease (i.e., the Existing Premises, the 9th Floor Additional Premises and the Maintenance Deck), through and including the date (the “Expiration Date”) that is the last day of the eighty-fourth (84th) full calendar month following the 9th Floor Rent Commencement Date (as defined in Paragraph 4 below).

4. Monthly Rent for 9th Floor Additional Premises: Monthly Rent for Existing Premises for Eighth Rent Year.

a. 9th Floor Additional Premises. Effective as of the 9th Floor Rent Commencement Date (as defined below) Tenant shall pay Monthly Rent for the 9th Floor Additional Premises pursuant to Paragraph 5 of the Lease in the following amounts for the following periods:

Period	Monthly Rent		Annual Rate per RSF
RCD through 1/31/14	$87,224.25	**	$57.00
2/1/14 through 1/31/15	$89,840.98		$58.71
2/1/15 through 1/31/16	$92,534.22		$60.47
2/1/16 through 1/31/17	$95,319.27		$62.29
2/1/17 through 1/31/18	$98165.54		$64.15
2/1/18 through 1/31/19	$101,118.92		$66.08
2/1/19 through 1/31/20	$104,148.82		$68.06
2/1/20 through Expiration Date	$107,270.53		$70.10

The “9th Floor Rent Commencement Date” (abbreviated above as “RCD”) is the date that is the earlier of (i) the date four (4) months following the 9th Floor Additional Premises Commencement Date and (ii) date Tenant commences business in any portion of the 9th Floor Additional Premises. No Monthly Rent shall be due prior to the 9th Floor Rent Commencement Date.

**Notwithstanding anything to the contrary above, Monthly Rent for the 9th Floor Additional Premises shall be fully abated for the two (2) month period immediately following the 9th Floor Rent Commencement Date.

6.

Further, notwithstanding anything to the contrary set forth above, if the 9th Floor Initial Alterations are not Substantially Completed (as defined in Paragraph 2.c.iii. above) on or before the 9th Floor Rent Commencement Date solely due to Force Majeure (as defined in Paragraph 3.b. of the Lease) and/or Landlord Delays) (as defined in Paragraph 2.e. above), then the 9th Floor Rent Commencement Date shall be extended by the length in the delay in Substantial Completion that resulted from such Force Majeure and/or Landlord Delay(s); provided, however, that the extension of the 9th Floor Rent Commencement Date on account of Force Majeure shall not exceed a total of four (4) months.

b. Existing Premises. Tenant’s obligation to pay Monthly Rent for the Existing Premises shall remain as set forth in Paragraph 2.c. of the Lease (as amended by Paragraph 1.b. of the First Amendment), provided, however that, due to the extension of the initial Lease term pursuant to Paragraph 3 above, Tenant shall also pay as Monthly Rent for the Existing Premises under Paragraph 5 of the Lease throughout the Eighth Rent Year (as defined below) the sum of Three Hundred Twenty One Thousand Four Hundred Fifty Five and 23/100 Dollars ($321,455.23) per month. The “Eighth Rent Year” is the period commencing on February 1, 2020 (which is the date immediately following the end of the Seventh Rent Year, as defined in Paragraph 2.c. of the Lease) and ending on the Expiration Date (as extended by Paragraph 3 above).

5. Additional Rent for 9th Floor Additional Premises. The provisions of Paragraph 7 of the Lease shall apply in full to the 9th Floor Additional Premises with the Base Year and Base Tax Year for the 9th Floor Additional Premises during the initial Lease term being the same as presently set forth in Paragraph 2.f. of the Lease for the Existing Premises. As to the 9th Floor Additional Premises only, Tenant’s Share (as defined in Paragraph 2.e. of the Lease) shall be 8.93%, which percentage is calculated by dividing the 18,363 rentable square feet of the 9th Floor Additional Premises by the 205,688 rentable square feet of the Building.

6. Letter of Credit. The parties acknowledge that, as of the date hereof and in accordance with Paragraph 6 of the Lease, Landlord currently holds Irrevocable Standby Letter of Credit No. SVBSF007697 issued by Silicon Valley Bank (the “Bank”) and dated July 17, 2012 (the “Letter of Credit”), as security for Tenant’s obligations under the Lease. As provided in Paragraph 6 of the Lease, effective as of the 9th Floor Additional Premises Commencement Date, the amount of the Letter of Credit is to be increased by One Million Two Hundred Sixty Eight Thousand Fifty Seven Dollars ($1,268,057.00) from Three Million Eight ‘kindred Thousand Dollars ($3,800,000.00) to Five Million Sixty Eight Thousand Fifty Seven Dollars ($5,068,057.00). Upon the execution of this Amendment, Landlord and Tenant shall cooperate with each other to cause the Bank to issue, as soon as reasonably possible, an amendment to the Letter of Credit increasing the amount of the Letter of Credit to the required amount, the costs of which amendment shall be borne by Tenant. In order to minimize costs, Landlord may consolidate the processing of the aforementioned amendment to the Letter of Credit with the transfer of the Letter of Credit to Landlord’s lender in accordance with Landlord’s loan agreement with such lender and, in such event, Tenant shall cooperate with Landlord with regard thereto.

7. Parking. Effective as of the Additional Premises Commencement Date, the fifteen (15) unassigned parking spaces provided to Tenant under Paragraph 53.a. of the Lease shall be increased to twenty (20) unassigned parking spaces and, in each instance in Paragraphs 53.a. and 53.b. of the Lease where the words “fifteen (15) parking spaces” appear, the words “twenty (20) parking spaces” are substituted therefor.

8. Renewal Option. The renewal option presently set forth in Paragraph 59 of the Lease remains in full force, with references therein to the “initial term of this Lease” being deemed to refer to the initial Lease term as extended by Paragraph 3 above. The renewal option may only be exercised as to the entire Premises (i.e., the Existing Premises plus the Additional Premises) together with the Maintenance Deck, and may not be exercised for only a portion of such space.

7.

9. Monthly Maintenance Deck Rent. During the Eighth Rent Year (as defined in Paragraph 4.b. above) the Monthly Maintenance Deck Rent shall be Five Thousand Forty-Four and 23/100 Dollars ($5,044.23) per month.

10. Repayment of Additional Allowance. The parties acknowledge that the total amount disbursed by Landlord under Paragraph 4.d.ii. of the Lease for the Additional Allowance (as defined in Paragraph 4.d.ii. of the Lease) equals Two Hundred Seventy Five Thousand Four Hundred Ten Dollars ($275,410.00). Notwithstanding anything to the contrary in Paragraph 4.d.ii. of the Lease, Tenant shall pay to Landlord, prior to or concurrently with Tenant’s execution and delivery of this Amendment, the entire Two Hundred Seventy Five Thousand Four Hundred Ten Dollars ($275,410.00), as repayment in full of the Additional Allowance disbursed by Landlord. Provided that the aforementioned payment is timely received by Landlord in accordance with the foregoing, no interest shall be due on the Additional Allowance.

11. Brokers. Landlord and Tenant each represents and warrants that it has negotiated this Amendment directly with Shorenstein Management, Inc., and Cresa (“Brokers”), and such party has not authorized or employed, or acted by implication to authorize or to employ, any other real estate broker or salesman to act for it in connection with this Amendment. Each party shall indemnify, defend and hold the other party harmless from and against any and all claims by any real estate broker other than Brokers for a commission, finder’s fee or other compensation as a result of any inaccuracy in the indemnifying party’s foregoing representation and warranty. Pursuant to separate agreement(s), Landlord shall pay Brokers any commissions, fees or other compensation to which such Brokers are entitled in connection with this Amendment.

12. Authority. If Tenant is a corporation, partnership, trust, association or other entity, Tenant hereby covenants and warrants that (a) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Tenant has and is duly qualified to do business in the state in California, (c) Tenant has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Amendment and to perform all Tenant’s obligations under the Lease, as amended by this Amendment, and (d) each person (and all of the persons if more than one signs) signing this Amendment on behalf of Tenant is duly and validly authorized to do so.

13. No Offer. Submission of this instrument for examination and signature by Tenant does not constitute an offer to lease or to amend the Lease, or a reservation of or option for lease or to amend the Lease, and this instrument is not effective as a lease amendment or otherwise until executed and delivered by both Landlord and Tenant.

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14. Lease in Full Force and Effect. Except as provided above, the Lease is unmodified hereby and remains in full force and effect.

IN WITNESS WHEREOF, the parties have executed this document as of the date and year first above written.

Landlord:		Tenant:

188 SPEAR STREET LLC, a Delaware limited ability company		NEW RELIC, INC., a Delaware corporation

By:	/s/ Gregg Meyer	By:	/s/ Mark J. Sachleben

Name:	Gregg Meyer	Name:	Mark J. Sachleben

Title:	Vice President	Title:	CFO

EXHIBITS

Exhibit A — Outline of 9th Floor Additional Premises

Exhibit B — Form of letter confirming relevant dates

9.

EXHIBIT A

Outline of Additiona1 Premises

10.

EXHIBIT B

Form of Commencement Date Letter

                    , 2013

New Relic, Inc.

Re:	Lease, dated as of July 13, 2012, as amended (the “Lease”), between 188 Spear Street LLC, a Delaware limited liability company (“Landlord”) and New Relic, Inc., a Delaware corporation (“Tenant”) for premises in the building located at 188 Spear Street, San Francisco, California.

Gentlemen or Ladies:

Reference is hereby made to the Second Amendment to Lease, dated as of March     , 2013 (the “Second Amendment”), between Landlord and Tenant, pursuant to which approximately 18,363 rentable square feet of space on the ninth (9th) floor of the Building is being added to your above-referenced Lease. All capitalized terms not otherwise defined herein shall have the meaning given them in the Second Amendment.

In accordance with the second grammatical paragraph of Paragraph 1 of the Second Amendment, this letter shall confirm the following dates

1. The 9th Floor Additional Premises Commencement Date (as defined in Paragraph 1 of the Second Amendment) is                     , which is the date the 9th Floor Additional Premises were delivered to Tenant in Delivery Condition (as defined in Paragraph 2.a. of the Second Amendment),

2. The 9th Floor Rent Commencement Date (as defined in Paragraph 4.a. of the Second Amendment) is                     , and

3. The Expiration Date of the Lease (as extended by Paragraph 3 of the Second Amendment) is                     , which is the last day of the eighty-fourth (84th) full calendar month following the 9th Floor Rent Commencement Date.

11.

Please acknowledge Tenant’s agreement to the foregoing by executing both duplicate originals of this letter and returning one fully executed duplicate original to Landlord at the address on this letterhead. If Landlord does not receive a fully executed duplicate original of this letter from Tenant evidencing Tenant’s agreement to the foregoing (or a written response setting forth Tenant’s disagreement with the foregoing) within fifteen (15) days of the date of Tenant’s receipt of this letter. Tenant will be deemed to have consented to the terms set forth herein.

Very truly yours,

188 SPEAR STREET LLC,a Delaware limited liability company

By
Its designated signatory

The undersigned agrees to the dates set forth above:

NEW RELIC, INC., a Delaware corporation

By

Name

Title

12.

THIRD AMENDMENT TO LEASE

(Installations for Roof Maintenance Deck)

THIS THIRD AMENDMENT TO LEASE (“Amendment”) is executed as of the             day of December, 2013, between 188 SPEAR STREET LLC, a Delaware limited liability company (“Landlord”) and NEW RELIC, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant are parties to that certain lease, dated as of July 13, 2012, pursuant to which Tenant initially leased from Landlord certain premises located on the tenth (10th), eleventh (11th) ans twelfth (12th) floors of the building located at 188 Spear Street, San Francisco, California (the “Building”). The lease was subsequently amended by (i) a First Amendment to Lease, dared as of August 28, 2012, pursuant to which the premises covered by the lease was increased by 128 rentable square feet of space and Tenant was given exclusive access (subject to specified exceptions) to the maintenance deck on the roof of the Building (the “Maintenance Deck”) and (ii) a Second Amendment to Lease, dated as of March 12, 2013, pursuant to which (x) all of the rentable area on the ninth (9th) floor of the Building was added to the lease, (y) the initial lease term was extended and (y) Landlord and Tenant confirmed certain rent amounts under the lease and Tenant’s repayment of the Additional Allowance under the lease. The aforementioned lease, as so amended, is referred to hereinafter as the “Lease.”

B. Landlord and Tenant presently desire to amend the Lease to permit Tenant to perform certain installations on the Maintenance Deck, as more fully provided below.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

1. Installations on Maintenance Deck. Notwithstanding anything to the contrary in Paragraph 60 of the Lease, subject to the terms of this Paragraph l, Tenant may install on the Maintenance Deck wood benches (which shall be tethered to the roof structure) as well as potted plants and shrubs, and Tenant may relocate the existing raised cement pavers on the Maintenance Deck (or install additional raised cement pavers thereon) that arc required to accommodate Tenant’s permitted installations (the “Deck Installations”), which Deck Installations shall be subject to Landlord’s prior written approval in Landlord’s s sole but good faith discretion. Prior to performing any Deck Installations, Tenant shall deliver to Landlord plans for the Deck Installations (in form reasonably acceptable to Landlord) and any and all engineering or other reports reasonably required by Landlord to verify that (i) the Deck Installations are within the weight and load parameters for the roof (ii) the Deck Installations will not invalidate or otherwise compromise any warranty on the roof or on any other elements of the Building, and (ail the Roof Installations will not interfere with the operation of the window washing rig or other maintenance equipment located on the roof of the Building. The Deck Installations shall be performed at Tenant’s sole cost and expense, in a first class manner using first Class materials, by contractors reasonably approved in writing by Landlord. If Landlord is reasonably required to retain any engineers to review Tenant’s plans for the Deck Installations, Tenant shall reimburse Landlord for the reasonable cost incurred by Landlord in connection therewith.

Notwithstanding anything to the contrary herein or in the Lease, access to the Maintenance Deck shall be limited to employees of Tenant. Further, Tenant hereby represents and warrants to Landlord that, throughout the term of the Lease, Tenant’s employees shall have equal physical access to the Maintenance Deck. (In no event shall the foregoing prohibit access to the Maintenance Deck by Landlord’s employees, contractors and maintenance personnel pursuant to Paragraph 60.c. of the Lease).

Notwithstanding anything to the contrary in the Lease, upon the expiration or earlier termination of the Lease, Landlord may require that Tenant, at Tenant’s sole cost and expense, remove from the Maintenance Deck any and all portions of the Deck Installations designated by Landlord for removal and restore the Maintenance Deck to the condition prior to the installation of the subject Deck Installations, ordinary wear and tear excepted.

Notwithstanding anything to the contrary in the Lease, if the performance or use of any Deck Installations by Tenant causes damage to the Maintenance Deck or other areas of the roof of the Building or any other areas of the Building, Tenant shall be responsible for the repair of the same at Tenant’s sole cost (provided, however, that, for any repairs to the roof of the Building, Tenant shall be required to utilize Landlord’s designated roofing contractor). Further, Tenant shall hold Landlord and the other Indemnitees (as defined in Paragraph 14.b. of the Lease) harmless from and indemnify the Indemnitees against any and all Claims (as defined in Paragraph 14.b. of the Lease) incurred by them, to the extent arising from the installation, use or removal by Tenant of the Deck Installations and/or the use of the maintenance Deck by any of Tenant’s employees or any other persons Tenant allows onto the

1.

Maintenance Deck and the conduct of such persons during such use, including, without limitation, arising from such persons dropping items off of the roof of the Building. If, as a result of and/or at any time following Tenant’s installation of the Deck Installations, the Maintenance Deck cannot be used for Tenant’s intended purposes (including, without limitation, due to building code issues). Tenant’s obligation to pay the Monthly Maintenance Deck Rent pursuant to Paragraph 60.b. of the Lease shall not be affected thereby. Landlord makes no representation to Tenant regarding the permitted legal uses of the Maintenance Deck.

2. Brokers. Landlord and Tenant each represents and warrants that it has negotiated this Amendment directly with Shorenstein Management, Inc., (“Broker”), and such party has not authorized or employed, or acted by implication to authorize or to employ, any other real estate broker or salesman to act for it in connection with this Amendment. Each party shall indemnify, defend and hold the other party harmless from and against any and all claims by any real estate broker other than Brokers for a commission, finder’s fee or other compensation as a result of any inaccuracy in the indemnifying party’s foregoing representation and warranty.

3. Authority. If Tenant is a corporation, partnership, trust, association or other entity, Tenant hereby covenants and warrants that (a) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Tenant has and is duly qualified to do business in the state in California, (c) Tenant has Inn corporate, partnership, trust, association or other appropriate power and authority to enter into this Amendment and to perform all Tenant’s obligations under the Lease, as amended by this Amendment, and (d) each person (and all of the persons if more than one signs) signing this Amendment on behalf of Tenant is duly and validly authorized to do so.

4. No Offer. Submission of this instrument for examination and signature by Tenant does not constitute an offer to lease or to amend the Lease, or a reservation of or option for lease or to amend the Lease, and this instrument is not effective as a lease amendment or otherwise until executed and delivered by both Landlord and Tenant.

5. Lease in Full Force and Effect. Except as provided above, the Lease is unmodified hereby and remains in full force and effect.

IN WITNESS WHEREOF, the parties have executed this document as of the date and year first above written.

Landlord:		Tenant:

188 SPEAR STREET LLC,		NEW RELIC, INC., a Delaware corporation
a Delaware limited liability company

By:	/s/ Gregg Meyer	By:	/s/ Mark J. Sachleben

Name:	Gregg Meyer	Name:	Mark J. Sachleben

Title:	Vice President	Title:	CFO

2.